Strictly Confidential
Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PTC Inc.

AND

PARROT US BUYER, L.P.

_______________________

Dated as of November 5, 2025

TABLE OF CONTENTS

i

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EXHIBITS

Exhibit A Form of Transition Services Agreement
Exhibit B Form of Bill of Sale
Exhibit C Form of Assignment and Assumption Agreement
Exhibit D-1 Form of Trademark Assignment Agreement

Exhibit D-2 Form of Copyright Assignment Agreement

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Exhibit E Form of IP License Agreement
Exhibit F-1 Sample Closing Statement
Exhibit F-2 Transaction Accounting Principles
Exhibit G Allocation Schedule

Exhibit H-1 Foreign Acquisition Agreement

Exhibit H-2 India Foreign Acquisition Agreement

Exhibit I OEM Agreement

Exhibit J French Offer Letter

Exhibit K Dutch Offer Letter

Exhibit L Form of Board Observer Agreement

Exhibit M PTC Partner Network Agreement Partner Registration Form

Exhibit N Census Information

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of November 5, 2025 (this “Agreement” XE "Agreement” \t “Preamble” ), is by and between PTC Inc., a Massachusetts corporation (“Seller” XE "Seller” \t “Preamble” ), and Parrot US Buyer, L.P., a Delaware limited partnership (“Purchaser” XE "Purchaser” \t “Preamble” ).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser and its Subsidiaries, and Purchaser and its Subsidiaries shall purchase and acquire from the Seller Entities, all of the Seller Entities’ right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (collectively, the “Transaction” XE "Transaction” \t “Recitals” );

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, TPG Partners X, L.P. (the “Sponsor” XE "Sponsor” \t “Recitals” ) (a) is entering into an equity commitment letter (the “Equity Commitment Letter” XE "Guaranty” \t “Recitals” ) pursuant to which the Sponsor has agreed to directly or indirectly contribute capital to Purchaser on and subject to the terms and conditions set forth therein; and

WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms have the meanings set forth below:

“Action” means any Proceeding, audit, review, inquiry, examination or investigation.

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital (which resulting amount may be a positive or negative number); provided, that if the Adjustment Amount is less than $500,000 but greater than ($500,000) (the “Basket Amount”), the Adjustment Amount shall be deemed to be $0; provided, further, that if the Basket Amount is exceeded (either positively or negatively), then the Closing Purchase Price or Final Purchase Price, as applicable, shall be adjusted by the full amount of such difference, without deduction for the Basket Amount.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Early Renewal Impact” means the sum of the Early Renewal Impacts of all Early Renewal Contracts.

“Anti-Money Laundering Laws” means all Laws, regulations and sanctions, state, provincial and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, criminal organizations, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds or any support to terrorist organizations as designated by the U.S. Department of State. For the avoidance of doubt, “Anti-Money Laundering Laws” shall be deemed to include, the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the Antiterrorism and Effective Death Penalty Act of 1996, 18 U.S.C. §2339A and 18 U.S.C. 2339B et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, Part XII.2 (Proceeds of Crime) of the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering), Terrorist Financing Act (Canada), Law no. 129/2019 to prevent and combat money laundering and terrorism financing (Romania) and the Money Laundering Law (Law No. 9,613/1998) (Brazil).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Competition Act (Canada), Articles 101 and 102 of the Treaty on the Functioning of the European Union, Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “EU Merger Regulation”), Competition Law No. 21/1996 (Romania) and all other federal, state, provincial, foreign and multinational, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Transfer Date” means, with respect to a Business Employee, the Automatic Transfer Deferred Employment Commencement Date, the GESA Transfer Date, or the Offer Employee Transfer Date, as applicable.

“AR Adjustment Amount” means an amount equal to $32,500,000.

“ARR” means for any active subscription software, SaaS, support, and hosting contract with a contract start date before or on the applicable date and a contract end date after the applicable date (i) the total contract value; divided by (ii) the number of contract days; multiplied by (iii) 365 days, in each case calculated consistent with management ARR as presented in the Seller’s Data Cube Analysis dated September 10, 2025. For purposes of multi-year contracts that increase in volume each year, the contract start date used for the calculation of ARR will be based on the date that volume increases occur.

“Axeda” means the Axeda Internet of Things software solution product suite (i) in the form existing as of the Closing Date and (ii) in any other form(s) that are, as of the date of this Agreement, supported by Seller or its Subsidiaries.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit, collective bargaining or other benefit plan, program, policy, agreement or arrangement whether or not subject to ERISA, in each case that is established, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Subsidiaries for the benefit of any current or former Business Employee or independent contractor (who is a natural Person and who primarily provides services to the Business), other than any Multiemployer Plan and any governmental plan or program requiring the mandatory payment of contributions to a governmental fund with respect to the wages of an employee will not be considered a “Benefit Plan.”

“Books and Records” means all books, records, lists, reports, files, data, work papers, work product, correspondence, manuals, sales, marketing and promotional information, literature and studies, and other materials and documents in any form or medium (whether in hard copy or computer, digital, mobile or other electronic format), in each case excluding, for clarity, all Intellectual Property incorporated in same.

“Business” means that portion of the business of Seller and its Subsidiaries consisting solely of the design, production, marketing, sale, support, licensing and maintenance of ThingWorx, Axeda and Kepware, respectively, as conducted as of the date of this Agreement and as of the Closing Date, and excluding the Specified Products.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in Boston, Massachusetts or San Francisco, California.

“Business Employee” means any employee of Seller or any of its Affiliates set forth on Section 1.1(a)(i) of the Seller Disclosure Schedules (as may be updated from time to time by Seller in accordance with Section 5.6(a)(iii), including to correct minor, inadvertent errors or omissions and reflect new hires, employee terminations, replacements, and other personnel changes to the extent permitted under Section 5.2(b) or with Purchaser’s consent) (i) who are engaged primarily in the Business, (ii) who Purchaser and Seller have otherwise mutually agreed to treat as a Business Employee as of the date hereof, or (iii) who Purchaser and Seller otherwise mutually agree to treat as a Business Employee following the date hereof, including, in each case of (i), (ii), and (iii) hereof, any such employee who is on parental leave, sick leave, military leave, vacation, holiday, disability or other similar approved leave of absence.

“Business Material Adverse Effect” means any event, occurrence, change or effect that has or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided, that no such event, occurrence, effect or change resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be, a Business Material Adverse Effect: (a) conditions, trends, changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business, legislative or regulatory conditions in the United States or elsewhere in the world, including as a result of changes (or proposed changes) in geopolitical conditions, including interest rates or exchange rates, inflation rates, commodity prices, tariffs, trade wars, sanctions, supply chain disruptions or any suspension of trading in securities on any securities exchange; (b) general conditions, developments, events or standards in the industries in which the Business operates or where the Business’s applications, products, services or solutions are researched, developed, tested, manufactured, labeled, packaged, distributed or sold; (c) any act of civil unrest, civil disobedience, outbreaks or escalations of hostilities or war (whether or not declared), military actions or any act of sabotage, cyberattack or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, or any continuance or worsening of such conditions threatened or existing as of the date of this Agreement; (d) any changes, events, circumstances or conditions resulting from, or arising out of, natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (e) any epidemic, pandemic or other outbreak of illness or disease or public health event; (f) changes or prospective changes in any applicable Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations, implementations or enforcements thereof; (g) the failure of the financial or operating performance of Seller, any of its Affiliates or the Business to meet any projections, forecasts or budgets of any type or prepared by any Person for any period (provided, that this clause (g) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any projections, forecasts or budgets and no such representations or warranties are being made; provided, further, that this clause (g) shall not prevent a determination that any underlying event, occurrence, change or effect that caused such failure to meet such projections, forecasts or budgets has resulted in, or contributed to, a Business Material Adverse Effect, except to the extent such event, occurrence, change or effect would be excluded by operation of another clause of this definition); (h) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser; or (i) the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser (including any Action or any loss or threatened loss of, disruption or threatened disruption in, or other impact thereof on, the relationship with customers, employees, lessors, labor unions, financing sources, suppliers, vendors, investors, lenders, partners, distributors, contractors, strategic partners or similar relationships resulting from any of the foregoing) (other than as set forth in Section 3.3); provided, that any adverse events, occurrences, effects or changes resulting from the matters described in clauses (a) through (f) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have, or would be reasonably likely to have, a materially disproportionate effect on the Business relative to similarly situated businesses in the industries in which the Business operates.

“Cash Amount” means all cash and cash equivalents, bank and other depository accounts and safe deposit boxes, deposits in transit, outstanding checks, demand accounts, certificates of deposit, time deposits and other deposits, negotiable instruments, brokerage accounts and marketable securities of the Seller Entities, the Business and the Retained Business.

“Closing Business Indebtedness” means the Indebtedness of the Business as of immediately prior to the Closing in each applicable jurisdiction on the Closing Date.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (which may be a positive or negative number), minus (c) the Estimated Closing Business Indebtedness minus (d) the Estimated Contingent Amount, minus (e) the Estimated AR Adjustment Amount.

“Closing Working Capital” means the Working Capital as of the Effective Time in each applicable jurisdiction on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing Business Representation” shall have the meaning set forth on Section 4.10 of the Purchaser Disclosure Schedules.

“Competing Transaction” means a transaction whereby an acquirer (other than Purchaser and its Affiliates and Representatives with respect to the transactions contemplated by this Agreement) proposes to acquire any material portion of the assets of the Business (in each case whether by merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, or sale of assets or otherwise), in each case other than (i) any reorganization in connection with the transactions contemplated hereby, (ii) any Regulatory Remedy and (iii) any inquiry, offer or proposal, or any expression of interest, by any third party relating to (A) a sale of Seller, or any merger, consolidation, recapitalization, tender or exchange offer, or other business combination transaction to acquire Seller, (B) a direct or indirect acquisition or purchase by any person or entity of any business division of Seller (other than the Business) or more than 50% of the assets, equity or other property of Seller, (C) any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction which would result, directly or indirectly, in the disposition of more than 50% of the assets, equity or other property of Seller, in each case, whether in one transaction or a series of related transactions, in each case of clauses (A), (B) and (C), in which any remaining obligations of Seller under this Agreement will be fully assumed (including by operation of Law, if applicable) by, or remain with, as applicable, the entity or entities that continue to own the Purchased Assets and the assets necessary for the Seller Parties to perform their obligations hereunder and under any other Transaction Document.

“Contingent Amount” has the meaning set forth in Section 1.1(a)(ii) of the Seller Disclosure Schedules.

“Contract” means any legally binding contract, lease, license, commitment, purchase order, loan or credit agreement, indenture or agreement, other than a Permit.

“Covered Losses” means, subject to Section 9.7, losses, Liabilities (excluding contingent liabilities), claims, fines, deficiencies, Taxes, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties, expenses and reasonable attorney, accountant and other professional fees and disbursements, in each case that are due and payable.

“Customer Contract” means a Contract with a customer of the Business relating to the provision of goods or services by the Business to such customer.

“DCSA” means the U.S. Defense Counterintelligence and Security Agency.

“Debt Financing” means (i) debt financing to be incurred by the Purchaser or any of its Affiliates pursuant to that certain Project Parrot Commitment Letter, dated as of the date hereof, by and among Parrot Borrower, L.P., Ares Capital Management LLC, KKR Credit Advisors (US) LLC, Carlyle Global Credit Investment Management L.L.C., MS Capital Partners Adviser Inc. (the “Debt Commitment Letter”) or (ii) any replacement thereof with terms and conditions consistent with the Debt Commitment Letter or otherwise consistent with customary term loan b and/or revolving loan credit facilities, in each case, the proceeds of which will be used to fund payments on the Closing Date of amounts under this Agreement.

“Debt Financing Sources” means the Persons that are arranging or providing Debt Financing to Purchaser in connection with the Transaction, including any additional or replacement lender, arranger, bookrunner, agent or other entity acting in a similar capacity for the Debt Financing.

“Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, agents, advisors, controlling persons, attorneys and the other Representatives and successors of each of the foregoing.

“Deferred Employee Costs” means Seller’s or its applicable Affiliate’s fully burdened cost to make available each Deferred Employee under the Global Employee Services Agreement (U.S. and Canada) following the Closing, which in each case shall consist of the amounts paid or incurred in connection with: base salary, base wages, bonuses, allowances, overtime pay, cash variable compensation, gratuity, leave encashment, severance payments or benefits or other termination pay of any kind whatsoever, welfare or retirement benefits (including matching contributions), fringe benefits, perquisites, vacation pay, sick pay, pay relating to family related or compassionate leave or other leaves of absence, insurance premiums and related administrative expenses, together with the employer portion of any employment, payroll or similar Taxes (in each case incurred and payable in connection with the foregoing amounts), benefit plan contributions or contributions to any other pension or similar scheme, and any reimbursements for any out-of-pocket costs incurred by each such Deferred Employees in performing their services for Purchaser pursuant to the Global Employee Services Agreement. If, and only if, Seller complies in all material respects with its obligations under Section 5.6(a)(iii), “Deferred Employee Costs” shall also include, only for Deferred Employees in the United States and Canada: (i) the fair market value (upon settlement) of common stock underlying the restricted stock units (“RSUs”) held by Business Employees that vest or settle pursuant to the terms of the applicable equity compensation plan and award agreement without any exercise of discretion during the period between the Closing and the Applicable Transfer Date (or earlier termination of employment, if applicable) (measured as of the date of settlement), and (ii) the employer portion of any associated employment, payroll or similar Taxes.

“DOE” means the U.S. Department of Energy.

“Early Renewal” means any renewal after the date hereof of a Customer Contract of the Business that results in a new term of such Customer Contract commencing on an effective date prior to the expiration of the existing term of such Customer Contract.

“Early Renewal Adjustment Amount” means (A) the amount, if any, by which (i) the reduction in the ARR of the Business represented by the Aggregate Early Renewal Impact is greater than (ii) $750,000, multiplied by (B) 40%, multiplied by (C) 11.3. For the avoidance of doubt, this amount may not be negative.

“Early Renewal Contract” means any Customer Contract that is subject to an Early Renewal, which Early Renewal commences during the period from the date hereof until the Closing.

“Early Renewal Impact” (which may be a positive or negative number) means, with respect to each Early Renewal Contract, the net change in ARR of the Business (including any net change that results in the ARR of the Business equal to zero) that is directly attributable to modifications to such Early Renewal Contract in connection with such Early Renewal.

“Employment Law” means any Law or Judgment from time to time which affects contractual or other relations between an employer and their employees, job applicants, workers, Unions, directors or officers.

“Environmental Law” means any Law or Judgment regarding pollution or protection of the environment, including, but not limited to, any of those relating to the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Business Taxes” means (i) all Taxes of, or imposed on, the Seller, or any Affiliate thereof, (ii) any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Tax Period, or (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 6.6 including 50% of the “Unrecovered GST Amount” as defined in the India Foreign Acquisition Agreement.

“FDI Laws” means all applicable foreign and domestic Laws that are designed or intended to prohibit, restrict, review or regulate foreign investments for national security, public order, state security or similar policy objective (other than Antitrust Laws).

“Fraud” means, with respect to any Person, an actual and intentional fraud under Delaware law with respect to the making of representations and warranties contained in this Agreement or any certificate delivered hereunder. For the avoidance of doubt, the term “Fraud” does not include any equitable fraud, constructive fraud, imputed fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud based on negligence, constructive or imputed knowledge or similar theory.)

“GAAP” means U.S. generally accepted accounting principles, consistently applied as in effect as of the date hereof.

“Government Bid” means any bid, proposal, offer or quotation, in each case, related to the Business, whether solicited or unsolicited, made by Seller or any of its Subsidiaries that, if accepted, would reasonably be expected to lead to the award of a Government Contract.

“Government Contract” means any Contract that is currently in effect and active in performance or that has otherwise not been closed out, expired or been terminated, between Seller or any of its Subsidiaries, on the one hand, and either (a) any Governmental Entity, (b) any prime contractor or higher-tiered subcontractor of a Governmental Entity in its capacity as a prime contractor or higher-tiered subcontractor, on the other hand, in each case, that relates to the Business.

“Governmental Entity” means any national, state, provincial, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality, or any arbitrator or arbitral body.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, radioactive materials, petroleum and petroleum by-products and distillates.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any Tax measured by, imposed on or calculated by reference to gross income (excluding any sale, use or similar Taxes), net income, or profits, including any franchise, margin or similar Tax in the nature of an income tax (however denominated), and any withholding Tax with respect thereto, and any interest or penalties with respect thereto.

“Indebtedness” means, with respect to any Person, as of any particular time, the aggregate amount of the following (including the unpaid principal amount of and accrued interest, premium, fees, expenses, costs, charges and penalties (including prepayment and early termination penalties) in respect of the following), without duplication: (a) any indebtedness for borrowed money or liabilities issued in substitution or exchange of indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or similar instruments; (c) all lease obligations that are classified as capital or finance leases determined in accordance with GAAP; (d) all obligations under letters of credit, guarantees, surety bonds and bankers’ acceptances, whether or not matured, including the current portion of such indebtedness (in each case, solely to the extent drawn); (e)

all “earn-out” obligations and all other obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables and other current liabilities incurred or arising in the ordinary course of business); (f) indebtedness secured by a Lien (other than a Permitted Lien); (g) all severance or termination pay or benefits accrued, payable, or otherwise owed to or in respect of any current or former Business Employee or independent contractor, director, officer or other individual service provider whose employment or engagement was terminated as of or prior to the Closing (including the employer portion of all Taxes arising with respect thereto) under any Assumed Employment Agreement, (h) obligations relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements, in each case, to the extent payable assuming such agreement or arrangement is terminated at the Closing; (i) all leave encashment and gratuity liability with respect to Transferred Business Employees located in India (collectively, the “Accrued Leave and Gratuity Liabilities”), to the extent a Liability of Purchaser or any of its Affiliates with respect to any period prior to the Closing (including the employer portion of all Taxes arising with respect thereto); (j) all unfunded or underfunded Liabilities with respect to any Benefit Plans identified in Section 2.6(f) of the Seller’s Disclosure Schedules (the “Pension Liabilities”); (k) all accrued, earned, or owed but unpaid retention payments payable to or in respect of any Transferred Business Employee, or independent contractor, director, officer, or other individual service provider of the Business to the extent a Liability of the Purchaser or any of its Affiliates, in each case with respect to any period prior to the Closing (including the employer portion of all Taxes arising with respect thereto) (the “Retention Bonuses”); (l) the aggregate value of (i) any multi-year, upfront billings for term license contracts (including license and support) billed after June 30, 2025 and prior to the Closing Date less (ii) the annual recurring revenue amount of such term license contracts (including license and support); (m) any cash refunds owed to customers; (n) any stock-based compensation liabilities with respect to Seller’s stock, to the extent a Liability of Purchaser or any of its Affiliates; (o) the Early Renewal Adjustment Amount; and (p) guarantees of any of the items set forth in clauses (a) through (o) above; in each case of such Person as of such time; provided that the “Indebtedness” of any Person shall exclude (i) any Liability in respect of Taxes, (ii) any item included in Working Capital, (iii) any Liabilities incurred at the direction of Purchaser or any of its Affiliates, (iv) any obligations arising from any financing, debt or other similar arrangement of Purchaser or any of its Affiliates, including in connection with the Debt Financing, (v) any obligations with respect to the Transferred Leases or any operating leases, including those that have been classified as operating leases in the Business Financial Information, (vi) any deferred revenue or customer deposits and (vii) trade payables and expenses incurred in the ordinary course of business.

“India Foreign Acquisition Agreement” means the Asset Purchase and Sale Agreement or Employee Transfer Agreement (the form of each of which is attached hereto as Exhibit H-2) (as may be modified in accordance with the drafting notes therein) and/or such other agreements as the parties (or their respective Subsidiaries) may agree to enter into to effect the legal transfer of the Purchased Assets in India; it being understood that unless the context otherwise requires, any reference to “Foreign Acquisition Agreement” in this Agreement shall include the India Foreign Acquisition Agreement.

“India Sellers” means PTC Software (India) Private Limited and Parametric Technology (India) Private Limited.

“Intellectual Property” means all worldwide intellectual property rights, including (a) Patents, (b) Trademarks, (c) copyrights, copyrightable works and equivalent rights in works of authorship (including copyrights in Software), and registrations thereof, (“Copyrights”), and (d) trade secrets, and rights in confidential or proprietary information, know-how, inventions, methods and processes, and (e) rights in Software, data and databases.

“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to primarily for the benefit of International Business Employees.

“International Business Employee” means each Business Employee primarily employed outside the United States.

“IT Assets” means any (i) physical computer assets and (ii) systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, platforms, workstations, routers, data communications lines and hardware and all other information technology equipment), in each case, owned, operated, leased, or used by any Seller Entities in connection with the Business.

“Judgment” means any judgment, injunction, order, decision, ruling, award or decree of any Governmental Entity of competent jurisdiction.

“Kepware” means the Kepware software solution product suite (i) in the form existing as of the Closing Date and (ii) in any other form(s) that are, as of the date of this Agreement, supported by Seller or its Subsidiaries.

“Knowledge” means, with respect to Seller, the actual knowledge after reasonable inquiry of their direct reports of any Person listed in Section 1.1(b) of the Seller Disclosure Schedules.

“Law” means any national, state, provincial, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty in force), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments, damages, penalties, fines, assessments, charges, costs, losses, claims, demands, expenses and obligations of any kind, whether direct or indirect, fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, restriction or encumbrance of any kind.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) that any Seller Entity or their ERISA Affiliates have at any time sponsored, maintained, contributed to (or been required to contribute to), or with respect to which any Seller Entity or their ERISA Affiliates could reasonably be expected to have any Liability.

“Navigate” means the Navigate software solution product suite.

“Non-U.S. Asset Seller Entity” means any Seller Entity that is not a U.S. Asset Seller Entity.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” or that substantially conforms to the “open source definition” (as those terms are defined by the Open Source Initiative (www.opensource.org/licenses)), (c) under any similar licensing or distribution model as (a) or (b).

“Patents” means patents, patent applications, provisionals, reissues, divisionals, continuations, continuations in part and reexaminations.

“Permits” means permits, approvals, authorizations, consents, licenses, registrations, or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Information; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP or reflected in the Business Financial Information; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law in the ordinary course of business; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens granted pursuant to the Seller Credit Facility or any refinancing or replacement thereof so long as all such Liens on the Purchased Assets are released at or prior to the Effective Time, (f) Liens arising under equipment leases with third parties; (g) Liens that arise in the ordinary course of business and that are not material to the Business and that do not interfere with or impair any present use or occupancy of the applicable property or assets in any material respect; (h) with respect to real property, (1) defects or imperfections of title; (2) easements, declarations, covenants, rights-of-way, servitudes, permits, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, conditions, restrictions and other charges, instruments or encumbrances affecting title to real estate; (3) zoning ordinances, variances, conditional use permits and similar land use regulations, permits, approvals and conditions; (4) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee or leasehold interest of any leased or subleased real property, including master leases or ground leases and any Liens granted pursuant to the terms of leases or subleases; (5) any set of facts that a title report or an accurate up-to-date survey or physical inspection would show, including encroachments, defects, exceptions, restrictions, exclusions and encumbrances; and (6) the terms of any leases, subleases and similar agreements for any Transferred Leased Property; provided that (with respect to this clause (h)(1) through (6) only) any such item does not materially and adversely interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the Closing Date; (i) Liens deemed to be created by any of the Transaction Documents; (j) Liens that are restrictions on transfer arising under applicable securities Laws and (k) in the case of Intellectual Property, non-exclusive licenses granted to customers, service providers, resellers, distributors and members of Seller’s partner programs, in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means any data or information in any media that, alone or in combination with other information, is reasonably capable of identifying an individual, browser, device or household, or any other data or information that is defined as or constitutes “personal data,” “protected health information,” “personal information,” “personally identifiable information,” or a similar term, under the Privacy Requirements.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Privacy Requirements” means (i) Laws, Contracts, binding self-regulatory standards, or publicly posted written policies or publicly posted terms of use of the Seller Entities that relate to privacy and information security or govern the Processing of Personal Data and (ii) industry-specific rules or standards with respect to the protection of Personal Data, in each case as and to the extent applicable to the Business.

“Proceeding” means any judicial, administrative or arbitral actions, suits, charges, arbitrations or proceedings by or before any Governmental Entity.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules delivered pursuant to this Agreement by Purchaser to Seller.

“Purchaser’s Fundamental Representations” means those representations and warranties set forth in Section 4.1 and Section 4.2.

“Regulatory Approvals” means all Approvals from antitrust and other Governmental Entities that are required under applicable Law (including Antitrust Laws and FDI Laws) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Representative” of a Person means any officer, director or employee of such Person or any consultant, investment banker, attorney, accountant, agent or other advisor or representative of such Person.

“Retained Business” means all businesses of Seller or any of its Affiliates other than the Business, and including the Specified Products.

“Retained Claim” means the right to bring a claim, cause of action, right of offset or counterclaim (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) against any Person relating to the Business or any of the Purchased Assets and in each case, in respect of the period prior to the Closing, and to retain all proceeds, damages and settlements relating thereto.

“Retained ThingWorx Components” means the applications, products, services and solutions set forth on Section 1.1(d) of the Seller Disclosure Schedules.

“Sale Process” means the review of strategic alternatives for the Business and the Purchased Assets, including the potential sale or other separation of the Business and any activities in connection therewith, including the solicitation of proposals from third parties, the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Transaction Documents, or the determination of the allocation of any assets or Liabilities in connection with the transactions contemplated thereby.

“Sanctioned Jurisdiction” means those jurisdictions subject to comprehensive Sanctions, as of the date of this Agreement, Cuba, Iran, North Korea, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, or the disputed territories of Kherson and Zaporizhzhia.

“Sanctioned Party” means (1) any Person included on one or more of the Sanctioned Party Lists; or (2) any Person owned 50% or more in the aggregate or otherwise controlled (as such term is defined by the relevant Sanctions) by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists.

“Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of sanctioned parties maintained by other Governmental Entities with regulatory authority over the Seller and the Business and their respective operations from time to time.

“Security Breach” means any (i) unauthorized or unlawful acquisition of or access to (by any means) of Sensitive Data of the Business, (ii) unauthorized or unlawful Processing of Sensitive Data of the Business that is maintained by the Seller Entities or by any third-party service provider on behalf of the Seller Entities, (iii) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a significant business disruption to the Business, or (iv) other act or omission that compromises the security, integrity, availability or confidentiality of Sensitive Data of the Business.

“Seller Credit Facility” has the meaning set forth in Section 3.11(a)(ix) of the Seller Disclosure Schedules.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules delivered pursuant to this Agreement by Seller to Purchaser.

“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets or Assumed Liabilities pursuant to this Agreement, including the entities listed on Section 1.1(e) of the Seller Disclosure Schedules.

“Seller Marks” means those Trademarks owned or controlled by Seller or its Affiliates as of the Closing Date that are listed on Section 5.8 of the Seller Disclosure Schedules, and in all cases excluding the Transferred Marks.

“Seller’s Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3(a)(1).

“Sensitive Data” means (i) all Personal Data and (ii) other confidential or proprietary business information, customer data, or trade secret information.

“Software” means all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and all components thereof, and all specifications, designs, and documentation (including user manuals and other training documentation) relating to any of the foregoing.

“Specified Products” means the products set forth on Section 1.1(f) of the Seller Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Tangible Personal Property” means machinery, equipment, furniture, fixtures, tools and all other tangible personal property (in each case, other than IT Assets).

“Target Working Capital” means negative $35,373,521.

“Tax” means any tax of any kind, including any U.S. federal, state, provincial or local or non-U.S. income, estimated, sales, use, gains, ad valorem, gross receipts, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, surcharge, cess, and any other assessment or governmental charge in the nature of a tax, in each case imposed by a Governmental Entity, together with all interest, penalties, late fees, fines and additions imposed with respect to such amounts, in each case, whether disputed or not.

“Tax Claim” means any Tax Proceeding that, if successful, would reasonably be expected to serve as the basis for a claim for indemnification under Article IX.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, disclosures, schedules, estimates, or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof and any attachment thereto.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“ThingWorx” means the ThingWorx Internet of Things software solution product suite (i) in the form existing as of the Closing Date and (ii) in any form(s) that are, as of the date of this Agreement, supported by Seller or its Subsidiaries, but, in each case, excluding the Retained ThingWorx Components.

“Trademarks” means trademarks, service marks, trade names, domain names, brand names, slogans, corporate names, social and mobile media identifiers, trade dress, logos and other source indicators, and registrations, applications and renewals thereof, including all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Foreign Acquisition Agreements, the Foreign Closing Documents, the IP Assignment Agreements, the IP License Agreement, the French Offer Letter, the Dutch Offer Letter, the OEM Agreement, the Board Observer Agreement, and the Partner Agreement.

“Transaction Expenses” means, without duplication, all fees, costs, charges, expenses and obligations that are incurred, payable or subject to reimbursement by the Seller Entities in connection with or relating to the preparation, negotiation and execution of this Agreement or the consummation of the Transaction or in anticipation of the Sale Process or alternatives thereto, including (a) with respect to fees, commissions, expenses and disbursements of counsel, accountants, bankers, brokers, financial advisors, consultants and service providers and (b) any change-in-control or transaction bonuses payable to any Business Employee or any other current or former employee of Seller or Affiliate in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement (including the employer portion of all Taxes arising with respect thereto) (excluding bonuses payable pursuant to Contracts entered into with Purchaser). For the avoidance of doubt, Transaction Expenses shall exclude all fees, costs, charges, expenses and obligations that (i) are incurred, payable or subject to reimbursement by Purchaser or any of its respective Affiliates (including in connection with the Debt Financing and all costs and expenses related to the R&W Insurance Policy, all filing fees payable by Purchaser pursuant to Section 5.1(e) and all Transfer Taxes payable by Purchaser pursuant to Section 6.6), (ii) are accrued in the Closing Working Capital or included in the Closing Business Indebtedness or (iii) that become due and payable as a result of Purchaser or one of its Affiliates terminating a Transferred Business Employee following the Closing.

“Transfer Regulations” means (i) in relation to any European Union member states, the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated 12 March 2001, as amended from time to time, and any domestic legislation implementing such directive into the national law, (ii) in relation to the United Kingdom, the Transfer of Undertakings (Protection of Employment) Regulations 2006, (iii) in Quebec, Canada, section 2097 of the Civil Code of Quebec, and similar successor employer provisions under applicable Laws, (iv) in relation to any non-European Union member state, any national, provincial or local legislation that is broadly similar in effect to the provisions of the Acquired Rights Directive (2001/23/EC), in each case, as amended from time to time, and (v) with respect to Singapore, Section 18A of the Singapore Employment Act 1968, as amended from time to time.

“Transfer Regulations Jurisdiction” means any jurisdiction in which the Transfer Regulations apply.

“Transferred Unsupported IP” means all Intellectual Property (other than Patents and Trademarks) incorporated in the ThingWorx Internet of Things software solution, the Axeda Internet of Things software solution product suite, and the Kepware software solution product suite, in each case, in any forms of such products that (x) exist as of the Closing Date, but (y) are not supported by Seller or its Subsidiaries as of the Closing Date.

“U.S. Asset Seller Entity” means Seller.

“Willful Breach” means a knowing and intentional deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

“Working Capital” means, as of any time, without duplication, the net working capital of the Purchased Assets and Assumed Liabilities as of such time in accordance with the Transaction Accounting Principles, calculated by subtracting (a) the sum of the amounts as of such time for the liability line items as defined in the Transaction Accounting Principles, from (b) the sum of the amounts as of such time for the asset line items as defined in the Transaction Accounting Principles, in each case, determined in accordance with the Transaction Accounting Principles; provided that in no event shall Working Capital include (i) any amount included within the definition of Transaction Expenses or Indebtedness, (ii) any asset or liability (current or deferred) in respect of Income Taxes or deferred Taxes, or (iii) any Excluded Assets or Retained Liabilities. Assets newly acquired and liabilities newly incurred following the date of the Sample Closing Statement that cannot be appropriately placed in line items in the Sample Closing Statement, but that constitute Purchased Assets or Assumed Liabilities, will also be included to the extent consistent with the Transaction Accounting Principles; provided, further that, solely for purposes of calculating Working Capital, the aggregate value of all Unbilled Receivables and contract assets shall not exceed $27,000,000.

Section 1.2. Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term Section

INDEX \e " " \z "1033" Access Limitations 5.4(a)

Agreement Preamble

Allocation Schedule 2.10(b)

Anti-Bribery Laws 3.19(a)

Applicable End Date 2.11(c)(i)

Approvals 2.11(a)(ii)

Assessments 3.15(l)

Assignment and Assumption Agreement 2.8(a)(v)

Assumed Liabilities 2.6

Base Purchase Price 2.2

Bill of Sale 2.8(a)(iv)

Business Financial Information 3.5(a)(ii)

Business Material Adverse Effect 10.12

Business Permits 3.12(b)

Business Portion 2.11(c)(i)

Closing 2.3

Closing Statement 2.9(b)

Closing Year Bonuses 5.6(h)

Company Representatives 3.19(a)

Confidential Information 5.3

Confidentiality Agreement 5.3

Contingent Consideration Certificate 2.14(d)

Covered Products 5.8(d)(i)

Credit Enhancements 5.7(a)

Current Representation 10.14

Damage Cap 8.2(b)

DCC 5.6(p)(ii)(A)

Deferred Closing 2.12(b)

Deferred Jurisdiction 2.12(b)

Designated Person 10.14

Dispute Notice 2.9(d)

Dispute Resolution Period 2.9(d)

Dollars 10.12

Dutch Business 5.6(p)(ii)(A)

Dutch Entity 5.6(p)(ii)(A)

Dutch Information Process 5.6(p)(ii)(A)

Effective Time 2.3

Enforceability Exceptions 3.2

Equity Financing 4.4(a)

Estimated Adjustment Amount 2.9(b)

Estimated Standalone EBITDA 3.5(a)(ii)

Excluded Assets 2.5

Excluded Benefits 5.6(b)

Excluded Information 5.16(a)

Final Purchase Price 2.9(f)

Foreign Acquisition Agreements 2.12(a)

Foreign Closing Documents 2.8(a)(vi)

French Acceptance Notice 5.6(p)(i)(D)

French Business 5.6(p)(i)(A)

French Consultation Process 5.6(p)(i)(A)

French Entity 5.6(p)(i)(A)

French Offer Letter 5.6(p)(i)(C)

Guaranty Recitals

Indemnified Party 9.4(a)

Indemnifying Party 9.4(a)

Independent Accounting Firm 2.9(d)

Information and Consultation Processes 5.6(p)(iii)

Infringe 3.8(b)

IP Assignment Agreement Section 2.8(a)(vii)

IP License Agreement Section 2.8(a)(viii)

Material Contract 3.11(a)

Material Customers 3.20(a)

Material Suppliers Section 3.20(b)

Net Asset Statement 3.5(a)(i)

New Contract 2.11(c)(i)

Non-Business Portion 2.11(c)(i)

OFAC Section 3.19(e)

Outside Date 8.1(d)

Post-Closing Statement 2.9(c)

Purchased Assets 2.4

Purchaser Preamble

Purchaser 401(k) Plan 5.6(f)

Purchaser Covered Person 5.13(a)

Purchaser Foreign Transfer Subsidiary 2.12(a)

Purchaser FSA Plan 5.6(g)

Purchaser Indemnified Parties 9.2(a)

Purchaser License Term 5.8(a)

Purchaser Material Adverse Effect 4.1, 10.12

Purchaser Released Purchaser Claim 5.18(b)

Purchaser’s Allocation Notice 2.10(b)

R&W Insurance Policy 5.17

Regulatory Remedy 5.1(c)

Related Parties 10.15

Released Purchaser Parties 5.18(a)

Released Seller Parties 5.18(b)

Releasing Purchaser Parties 5.18(b)

Releasing Seller Parties 5.18(a)

Restricted Asset 2.11(a)(ii)

Retained Liabilities 2.7

Review Period 2.9(d)

Sample Closing Statement 2.9(a)

Sanctions Section 3.19(e)

SEC 3.16

Section 2.11(c)(i) Shared Contracts 2.11(c)(i)

Section 2.11(c)(ii) Shared Contracts 2.11(c)(ii)

Section 2.4(c) 2.4(c)

Seller Preamble

Seller 401(k) Plans 5.6(f)

Seller Counsel 10.14

Seller Covenant Parties 5.8(d)(i)

Seller Covered Person 5.13(b)

Seller FSA Plan 5.6(g)

Seller Indemnified Parties 9.3

Seller License Term 5.8(c)

Seller Parties 5.17

Seller Released Claim 5.18(a)

Seller’s Allocations 2.10(b)

Shared Contract 2.11(c)

Solvent 4.8

Specified Business Contracts 2.4(b)(iv)

Specified Claim 5.10(b)

Specified Date 3.5(a)(i)

Specified Shared Contracts 2.11(c)(ii)

Split Time 2.11(c)(i)

Sponsor Recitals

Third Party Claim 9.4(a)

Transaction Recitals

Transaction Accounting Principles 2.9(a)

Transfer Taxes 6.6

Transferred Business Employee 5.6(a)

Transferred FSA Balances 5.6(g)

Transferred International Business Employees 5.6(k)

Transferred IP 2.4(a)(iv)

Transferred IT Assets 2.4(d)(iii)

Transferred Leases 2.4(c)

Transferred Marks 2.4(a)(ii)

Transferred Permits 2.4(h)

Transferred Registered IP 3.8(a)

Transition Services Agreement 2.8(a)(iii)

WARN Section 5.2(b)(iv)

Article II
PURCHASE AND SALE; CLOSING

Section 2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the other Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the Purchased Assets, free and clear of all Liens other than Permitted Liens.

Section 2.2. Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall: (a) pay, or cause to be paid, to Seller or its designee an aggregate of Six Hundred Million Dollars ($600,000,000) in cash (the “Base Purchase Price” XE "Base Purchase Price” \t “2.2” ), as adjusted in accordance with Section 2.9, which amount shall be paid by Purchaser in full; and (b) assume the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, Seller will be treated as acting as an agent of each applicable Seller Entity with respect to such Seller Entity’s receipt of cash consideration payable to such Seller Entity with respect to the Purchased Assets acquired from such Seller Entity pursuant to this Agreement and, for U.S. federal and applicable state and local income (and to the extent applicable, non-U.S.) Tax purposes, Purchaser (or its applicable Affiliate) will be treated as having paid the application amount of cash consideration to such Seller Entity in exchange for the applicable portion of the Purchased Assets acquired from such Seller Entity; provided, that the purchase price allocable to (i) Parametric Technology (Shanghai) Software Co. Ltd. (“China Seller”) shall be paid directly to China Seller and shall be determined in accordance with the applicable Foreign Acquisition Agreement, (ii) the Purchased Assets in India shall be paid directly to the India Sellers by the applicable Purchaser Foreign Transfer Subsidiaries and shall be determined in accordance with the India Foreign Acquisition Agreement and (iii) Parametric Technology SA (“French Seller”) shall be determined in accordance with the applicable Foreign Acquisition Agreement and paid directly to French Seller.

Section 2.3. Closing Date. The closing of the Transaction, other than the portions of the Transaction to be consummated pursuant to a Deferred Closing (the “Closing” XE "Closing” \t “2.3” ) shall take place at 9:00 a.m. Eastern Time remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the second (2nd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefits thereof) or at such other place, time and date as may be agreed among Seller and Purchaser; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, unless otherwise agreed by Purchaser and Seller, the parties shall not be required to effect the Closing prior to February 1, 2026; provided that, at Seller’s or Purchaser’s request (each in their sole discretion), the parties shall delay the Closing until the next applicable day that is the last day or the last Business Day of a calendar month so long as (a) the Closing would have otherwise occurred on or after the 15th day of such calendar month and (b) such Closing would not be consummated past the Outside Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Purchaser and Seller agree that the effective time of the transactions contemplated by this Agreement shall be 11:59 p.m. local time

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>_<<VER>> \* MERGEFORMAT 162553519_29

in each applicable jurisdiction on the Closing Date (the “Effective Time” XE "Effective Time” \t “2.3” ).

Section 2.4. Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the following, as they exist at the time of the Closing (the “Purchased Assets” XE "Purchased Assets” \t “2.4” ), in exchange for the Closing Purchase Price, as adjusted in accordance with Section 2.9:

(a) (i) All Intellectual Property (other than Patents and Trademarks) incorporated in ThingWorx, Axeda and/or Kepware (together, with the Transferred Unsupported IP, the “Transferred Software”), (ii) the Trademarks listed in Section 2.4(a)(ii) of the Seller Disclosure Schedules (the “Transferred Marks” XE "Transferred Marks” \t “2.4(a)(ii)” ), (iii) the registered Copyrights listed in Section 2.4(a)(iii) of the Seller Disclosure Schedules, and (iv) all other Intellectual Property (other than Patents and Trademarks) that is exclusively used by or exclusively held for use in the conduct of the Business (collectively, (i)-(iv) the “Transferred IP” XE "Transferred IP” \t “2.4(a)(iv)” ); provided, for the avoidance of doubt, Transferred IP shall not include any Intellectual Property in CreoView Web GL Viewer;

(b) Except as provided in Section 2.5(c) or Section 2.4(c), (i) each Contract existing as of the Closing and related exclusively to the Business, (ii) any Contract under which Seller or any of its Subsidiaries is granted rights in or under Intellectual Property (other than Open Source Software) which Intellectual Property is exclusively used in the Business, (iii) each Customer Contract existing as of the Closing and each Contract set forth or described on Section 2.4(b) of the Seller Disclosure Schedules, in each case (A) if related exclusively to the Business, then in its entirety, and (B) if not related exclusively to the Business, then only with respect to (and preserving the meaning of) those portions of it that relate to the Business, subject to Section 2.11(b), and (iv) each Customer Contract executed after the date of this Agreement and prior to the Closing in accordance with the terms and conditions of this Agreement, if related exclusively to the Business, then in its entirety, and if not related exclusively to the Business, then only with respect to (and preserving the meaning of) those portions of it that relate to the Business, subject to Section 2.11(b), other than, in case of clause (i), Contracts pursuant to which services will be provided by Seller or its Affiliates pursuant to the terms of the Transition Services Agreement (collectively, such Contracts or portion of such Contracts, as the case may be, described by clauses (i) through (iv), the “Specified Business Contracts” XE "Specified Business Contracts” \t “2.4(b)(iv)”); provided that Seller may update Section 2.4(b) of the Seller Disclosure Schedules in good faith no later than one (1) Business Day prior to the Closing Date to account for Contracts that were modified or entered into in accordance with the terms and conditions of this Agreement or that have terminated in accordance with their terms, in each case, after the date of this Agreement and prior to the Closing Date; provided further that in no event shall any Contract solely among Seller or any of its Subsidiaries be a Specified Business Contract or a Purchased Asset hereunder;

(c) The leases governing the leased real property listed in Section 2.4(c) of the Seller Disclosure Schedules (such leased real property, the “Transferred Leased Property, XE "Section 2.4(c)” \t “2.4(c)” ” and such leases, collectively, the “Transferred Leases” XE "Transferred

Leases” \t “2.4(c)” ); provided that Seller may update Section 2.4(c) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Transferred Leases that were modified or entered into in accordance with the terms and conditions of this Agreement or that have terminated in accordance with their terms, in each case, after the date of this Agreement and prior to the Closing Date;

(d) (i) Any and all IT Assets that are owned by the Seller Entities and exclusively used or exclusively held for use in the Business, (ii) laptops of the Transferred Business Employees and (iii) the IT Assets listed or described in Section 2.4(d) of the Seller Disclosure Schedules ((i), (ii) and (iii) collectively, the “Transferred IT Assets” XE "Transferred IT Assets” \t “2.4(d)(iii)” );

(e) Any and all (i) Tangible Personal Property located on the premises of the Transferred Leased Property to the extent such Tangible Personal Property is exclusively used, or held exclusively for use, by the Business and the Tangible Personal Property listed in Section 2.4(e) of the Seller Disclosure Schedules; provided that Seller may update Section 2.4(e) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Tangible Personal Property that has been replaced or otherwise disposed of after the date of this Agreement and prior to the Closing Date in accordance with the terms and conditions of this Agreement and (ii) rights in the physical or tangible copy of the source code for the Retained ThingWorx Components that is delivered to Purchaser pursuant to the IP License Agreement (but for clarity, this clause (e)(ii) does not cover or include any Intellectual Property embodied in such source code);

(f) Any and all (i) prepaid expenses and security deposits of the Business and (ii) any and all trade receivables (other than from Seller or any of its Subsidiaries) arising from the Specified Business Contracts, in each case solely to the extent unbilled as of the Effective Time (“Unbilled Receivables”) in each case of clause (i) and (ii), as of the Effective Time in each applicable jurisdiction or arising out of the Specified Business Contracts and solely to the extent related exclusively to the Business and included in the determination of Closing Working Capital;

(g) Any and all supplies and other inventories exclusively used, or exclusively held for use, by the Business as of the Effective Time to the extent such supplies and other inventories are included in the determination of Closing Working Capital;

(h) To the extent legally transferrable, the Business Permits (subject to the terms of such permits) (the “Transferred Permits” XE "Transferred Permits” \t “2.4(h)” );

(i) Any employment agreements set forth in Section 2.4(a)(i) of the Seller Disclosure Schedules;

(j) To the extent legally transferrable, any and all rights to bring claims, causes of action, rights of offset or counterclaim (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) against any Person to the extent relating to the Business or the Purchased Assets, other than any Retained Claim described in Section 2.5(o);

(k) (i) Sole ownership and all originals and copies of all Books and Records that are in the possession or control of Seller or any of its Subsidiaries and are (A) exclusively used in the operation of the Business or (B) relate exclusively to an Assumed Liability, and (ii) co-ownership and one copy in mutually-agreed form of any other Books and Records (including all personnel, medical and employment records and U.S. Forms I-9, as applicable, for the Transferred Business Employees) that are in the possession or control of Seller or any of its Subsidiaries and are otherwise used in the operation of the Business (with each party having the right to use and license others to use same after the Closing Date without the consent of or an accounting to the other party), subject to reasonable redactions or removals for portions to the extent unrelated to the Business, except for, in each case of (i) and (ii), any Books and Records (or portions thereof) (A) that Seller or such Subsidiary is required by Law (or applicable Privacy Requirements) not to transfer or to retain copies of (in such case, copies of which, to the extent permitted by Law and such Privacy Requirements, will be delivered to Purchaser at the Closing or pursuant to the Transition Services Agreement), (B) that consist of personnel, medical and employment records for current or former employees or individual service providers of the Business other than such records of Transferred Business Employees, (C) that have been created electronically pursuant to automatic or ordinary course back-up, security or disaster recovery systems and would be unduly burdensome or costly to retrieve, except to the extent such records are material to the Business, taken as a whole, and Purchaser reimburses the Seller Entities for any extraction costs, (D) for the avoidance of doubt, to the extent exclusively relating to the Retained Business, Excluded Assets or Retained Liabilities or (E) that consist of any Income Tax Returns of Seller or any of its Subsidiaries or non-Income Tax Returns that are not solely related to the Business or the Purchased Assets;

(l) All rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors, and rights to refunds or rebates, solely to the extent exclusively related to the Business or any of the Purchased Assets;

(m) To the extent required by applicable Law, all transferable collective bargaining, trade union, works council and other similar Contracts with any Union exclusively covering the Transferred Business Employees;

(n) Any rights and claims under any confidentiality agreement related to the Sale Process;

(o) Any and all claims, rights to make claims and rights to proceeds on any pre-Closing insurance policies for all periods before, through and after the Closing solely pursuant to, and in accordance with, Section 5.9;

(p) All other assets set forth on Section 2.4(p) of the Seller Disclosure Schedules; and

(q) With respect to any types or categories of assets not otherwise addressed by the other subsections of this Section 2.4 above, and except to the extent any asset (i) would be excluded from the definition of “Purchased Assets” by operation of another subsection of this Section 2.4, or (ii) is included in the definition of “Excluded Assets”, all of the assets, properties and business of every kind and description, wherever located, tangible or intangible, known or unknown, exclusively used, or held or owned exclusively for use, in the operation or conduct of the Business.

Section 2.5. Excluded Assets. Notwithstanding anything to the contrary contained herein, Purchaser expressly understands and agrees that the following assets and properties of the Seller and its Affiliates (the “Excluded Assets” XE "Excluded Assets” \t “2.5” ) shall be retained by Seller and its Affiliates, and shall be excluded from the Purchased Assets, notwithstanding any other provision of this Agreement:

(a) Any and all Cash Amounts;

(b) Any and all equity interests in any Person, including each Seller Entity and any of its Affiliates;

(c) Except as set forth in Section 2.4(f), any and all trade receivables (whether current or non-current) of the Business, including any and all billed receivables arising from the Specified Business Contracts, in each case as of the Effective Time in each applicable jurisdiction;

(d) Any and all assets relating to, arising out of, or with respect to all Benefit Plans that are not Assumed Employment Agreements;

(e) Any and all loans and advances, if any, by Seller or its Affiliates to any of their Affiliates;

(f) Any and all Intellectual Property other than the Transferred IP (including the Seller Marks, and the Intellectual Property set forth in Section 2.5(f) of the Seller Disclosure Schedules);

(g) Any and all IT Assets other than the Transferred IT Assets;

(h) Any and all Contracts and portions of Contracts, other than the Specified Business Contracts and the Transferred Leases;

(i) Except as expressly included in Section 2.4(c), any and all owned and leased real property and other interests in real property;

(j) Any and all refunds, overpayments, prepayments or credits of or against Excluded Business Taxes;

(k) Other than the Books and Records specified in Section 2.4(k), any and all Books and Records;

(l) Except as expressly included in Section 2.4(l), all correspondence and documents in connection with the Sale Process;

(m) Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing, except as set forth in Section 5.9;

(n) Any and all Permits, other than the Transferred Permits;

(o) Any and all Retained Claims set forth on Section 2.5(o) of the Seller Disclosure Schedules;

(p) All rights to receive the following services and benefits: (i) finance, accounting and payroll services, (ii) facilities management services (including environmental, health and safety), (iii) tax and treasury services (including banking, insurance, administration, taxation and internal audit), (iv) executive and management services, (v) legal services, (vi) human resources services, (vii) risk management services and trade compliance services, (viii) group purchasing services, transportation and logistics services, (ix) corporate travel services, and (x) investor relations services, in each case, unless such services are provided in connection with the Purchased Assets or Transferred Business Employees or pursuant to the terms of the Transition Services Agreement;

(q) All rights of Seller and its Affiliates under this Agreement or the Transaction Documents and any documents delivered or received in connection herewith and therewith;

(r) Except for any assets expressly included in the Purchased Assets, including those set forth on Section 2.4 of the Seller Disclosure Schedules, and except to the extent an asset would be excluded from the definition of “Excluded Assets” by operation of another subsection of this Section 2.5, any and all assets, business lines, properties, rights, Contracts and claims of Seller or any of its Affiliates, wherever located, whether tangible or intangible, real, personal or mixed.

The parties acknowledge and agree that neither Purchaser nor any of its Affiliates will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets.

Section 2.6. Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and hereby agrees to promptly pay, discharge or perform in full all of the Liabilities of Seller and its Affiliates related to or arising out of the Purchased Assets or the Business, in each case, other than the Retained Liabilities (the “Assumed Liabilities” XE "Assumed Liabilities” \t “2.6” ), in each case, whether accruing prior to, on or after the Closing, including the following:

(a) Any and all Liabilities relating to or arising out of the Specified Business Contracts (and if not related exclusively to the Business, then only to the extent those Liabilities relate to the Business);

(b) Any and all Liabilities relating to or arising out of the Transferred Leases;

(c) Any and all deferred revenue and customer deposits of the Business, including any and all deferred revenue and customer deposits arising from or relating to the Specified Business Contracts (and if not related exclusively to the Business, then only to the extent relating to the Business) to the extent such deferred revenue and customer deposits are included in the determination of Closing Working Capital;

(d) Any and all Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets or the Assumed Liabilities or exclusively arising out of or relating to the Business, other than Excluded Business Taxes;

(e) (i) Any and all Liabilities (A) exclusively relating to or arising out of the Business (including any past, current or future facilities, properties, operations, applications, products, services or solutions thereof) or (B) relating to or arising out of the Purchased Assets, in each case of clause (A) and (B) whether accruing before, on or after the Closing Date, and (ii) any and all Liabilities relating to or arising out of the ownership or operation of the Business from and after the Closing;

(f) (i) Any and all Liabilities relating to, arising out of or in respect of (A) any Transferred Business Employee that is an Offer Employee to the extent arising on or following the Closing (other than Liabilities relating to, arising out of, or in respect of a Benefit Plan that is not an Assumed Employment Agreement), (B) any Transferred Business Employee that is an Automatic Transfer Employee, to the extent arising on or following the Closing, subject to Section 5.6(o), including the benefit liability arising on or following the Closing with respect to the Benefit Plans set forth in Section 2.6(f) of the Seller’s Disclosure Schedules, (C) Accrued Leave and Gratuity Liabilities that become due and payable following the Closing, (D) the Assumed Employment Agreements to the extent arising on or following the Closing and (E) the Retention Bonuses; and (ii) any other Liabilities assumed by Purchaser pursuant to Section 5.6;

(g) Any and all Liabilities with respect to any return, refund, repair, warranty, product liability claim or similar Liabilities (i) relating to or arising out of the Purchased Assets, (ii) exclusively relating to applications, products, services and solutions of the Business (whether or not designed, created or sold on, prior to or after the Closing Date) or (iii) relating to or arising out of applications, products, services and solutions of the Business to the extent designed, created or sold after the Closing Date;

(h) Any and all trade payables (whether current or non-current) and other accounts payable (other than to Seller or any of its Subsidiaries) of the Business as of the Effective Time in each applicable jurisdiction to the extent such trade payables are included in the determination of Closing Working Capital;

(i) Any and all Indebtedness to the extent related to or arising out of (i) the Purchased Assets or the Business at or after the Closing;

(j) Any and all Liabilities in respect of any Proceeding to the extent relating to or arising out of the Business or to the extent relating to or arising out of the Purchased Assets (for the avoidance of doubt, if not related exclusively to the Business, then only to the extent those Liabilities relate to the Business); and

(k) All other Liabilities identified on Section 2.6(k) of the Seller Disclosure Schedules.

Section 2.7. Retained Liabilities. The Seller Entities shall retain, and Purchaser shall not assume, the following Liabilities of the Seller Entities (the “Retained Liabilities” XE "Retained Liabilities” \t “2.7” ):

(a) Any Liabilities for which any Seller Entity expressly has responsibility pursuant to this Agreement;

(b) Liabilities to the extent arising out of or related to the Excluded Assets;

(c) Any and all Transaction Expenses;

(d) Except as set forth in Section 5.6, as set forth on Section 2.7(d) of the Seller Disclosure Schedules, or as otherwise provided pursuant to the Transfer Regulations, any and all Liabilities relating to, arising out of, or in respect of any Benefit Plan (other than an Assumed Employment Agreement) and any Assumed Employment Agreement to the extent arising before the Closing;

(e) Any and all Liabilities relating to, arising out of or in respect of (i) any employee (including any Business Employee) or other individual service provider of the Business who does not become a Transferred Business Employee, except as otherwise set forth in Section 5.6, and, (ii) other than any and all Liabilities relating to, arising out of, or in respect to an Assumed Employment Agreement or as otherwise set forth in Section 5.6, any Transferred Business Employee to the extent arising before the Closing;

(f) Except as set forth in Section 2.6(i), any Indebtedness;

(g) Liabilities for Excluded Business Taxes (and Liabilities resulting from any transfer of Purchased Assets in India being voided by a Governmental Entity in India as a result of failure to pay Excluded Business Taxes); and

(h) Any and all Liabilities relating to or arising out of Environmental Laws to the extent relating to the Business or the Purchased Assets (including any past or current facilities, properties, operations, applications, products, services or solutions thereof).

Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates will be required to assume or retain any Retained Liabilities.

Section 2.8. Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i) payment in immediately available funds of an amount equal to the Closing Purchase Price, by wire transfer(s) to one or more bank accounts designated in writing by Seller at least five (5) Business Days prior to Closing and in Dollars or such other currency or currencies designated by Seller, which amount shall be paid by Purchaser in full;

(ii) the certificate to be delivered pursuant to Section 7.3(c);

(iii) a counterpart of the Transition Services Agreement attached as Exhibit A hereto (the “Transition Services Agreement” XE "Transition Services Agreement” \t “2.8(a)(iii)” ) duly executed by Purchaser;

(iv) a counterpart to the Global Employee Services Agreement, duly executed by Purchaser;

(v) a counterpart of the Bill of Sale for the Purchased Assets, by and between the applicable Seller Entities and Purchaser, attached as Exhibit B hereto (the “Bill of Sale” XE "Bill of Sale” \t “2.8(a)(v)” ), duly executed by Purchaser;

(vi) a counterpart of the Assignment and Assumption Agreement for the Purchased Assets and the Assumed Liabilities, by and between the applicable Seller Entities and Purchaser, attached as Exhibit C hereto (the “Assignment and Assumption Agreement” XE "Assignment and Assumption Agreement” \t “2.8(a)(vi)” ), duly executed by Purchaser;

(vii) with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, such bills of sale, share transfer deeds, stock powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (including the Foreign Acquisition Agreements) in such form and substance reasonably satisfactory to Seller and Purchaser (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as and to the extent necessary to effect the transfer of such Purchased Assets or the assumption of such Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents” XE "Foreign Closing Documents” \t “2.8(a)(vii)” ), in each case duly executed by Purchaser, to the extent applicable;

(viii) a counterpart of the Trademark Assignment Agreement attached as Exhibit D-1 hereto and Copyright Assignment Agreement, attached as Exhibit D-2 hereto, and any documents required to record the transfer of ownership of such registered or applied for Intellectual Property with an equivalent foreign Governmental Entity (collectively, the “IP Assignment Agreements” XE "IP Assignment Agreement” \t “Section 2.8(a)(viii)” ), duly executed by Purchaser;

(ix) a counterpart of the IP License Agreement attached as Exhibit E hereto (the “IP License Agreement” XE "IP License Agreement” \t “Section 2.8(a)(ix)” ), duly executed by Purchaser;

(x) a counterpart of the OEM Agreement (including a counterpart of the source code escrow agreement referenced therein), attached as Exhibit I hereto (the “OEM Agreement”), duly executed by Purchaser;

(xi) a counterpart of the Board Observer Agreement attached as Exhibit L hereto (the “Board Observer Agreement”), duly executed by Purchaser and Topco;

(xii) a counterpart of the PTC Partner Network Agreement Partner Registration Form, attached as Exhibit M (the “Partner Agreement”), duly executed by Purchaser or its applicable Affiliate;

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

(ii) a counterpart of the Transition Services Agreement, duly executed by Seller or its Affiliates named as a party thereto;

(iii) a counterpart to the Global Employee Services Agreement, duly executed by Seller or its Affiliates named as a party thereto;

(iv) a counterpart of the Bill of Sale, duly executed by each Seller Entity named as a party thereto;

(v) a counterpart of the Assignment and Assumption Agreement, duly executed by each Seller Entity named as a party thereto;

(vi) a counterpart of the Foreign Closing Documents, duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(vii) a counterpart of each of the IP Assignment Agreements, duly executed by each Seller Entity named as a party thereto;

(viii) a counterpart of the IP License Agreement, duly executed by each Seller Entity named as a party thereto;

(ix) a signed and valid Internal Revenue Service Form W-9 from each U.S. Asset Seller Entity;

(x) a signed and valid Internal Revenue Service Form W-8 from each Non-U.S. Asset Seller Entity;

(xi) a counterpart of the OEM Agreement (including a counterpart of the source code escrow agreement referenced therein), duly executed by each Seller Entity named as a party thereto;

(xii) a counterpart of the Board Observer Agreement, duly executed by Seller or its Affiliates named as a party thereto; and

(xiii) a counterpart of the Partner Agreement, duly executed by Seller or its applicable Affiliate.

Section 2.9. Adjustment to Base Purchase Price.

(a) Exhibit F-1 sets forth an illustrative calculation of the Working Capital and the Indebtedness of the Business, in each case, as of the Specified Date (the “Sample Closing Statement” XE "Sample Closing Statement” \t “2.9(a)” ), including the classification of asset and liability line items and general ledger accounts. The Sample Closing Statement has been prepared in accordance with the methodologies, practices, procedures, estimation techniques, judgments, classifications, assumptions and principles set forth on Exhibit F-2 (the “Transaction Accounting Principles” XE "Transaction Accounting Principles” \t “2.9(a)” ).

(b) At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement” XE "Closing Statement” \t “2.9(b)” ) setting forth Seller’s good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount” XE "Estimated Adjustment Amount” \t “2.9(b)” ), (ii) the Closing Business Indebtedness (such estimate, the “Estimated Closing Business Indebtedness”) (iii) the Contingent Amount (the “Estimated Contingent Amount”) and (iv) the AR Adjustment Amount (the “Estimated AR Adjustment Amount”). The Closing Statement shall set forth the format of the calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared consistent with the definitions in this Agreement and in accordance with the Transaction Accounting Principles. The Estimated Adjustment Amount, Estimated Closing Business Indebtedness, the Estimated Contingent Amount and Estimated AR Adjustment Amount shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. The Closing Statement shall be accompanied by reasonable supporting details and calculations in respect thereof. Upon receipt of the Closing Statement, Purchaser and its Representatives shall be permitted to request reasonable additional relevant documentation (solely to the extent related to the Business) and analysis of Seller and its Affiliates used in the preparation of the Closing Statement during normal operating hours, and Seller shall promptly, and in any event within such time frame as reasonably required by Purchaser, make available to Purchaser the Seller’s and its Affiliates’ respective Representatives, in each case as is reasonably necessary to enable Purchaser to review the Closing Statement, and Purchaser and its Representatives may provide comments on or make reasonable inquiries of Seller and its Representatives regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, which Seller shall consider in good faith, and Seller shall use its commercially reasonable efforts to cooperate with and promptly respond to such inquiries; provided, however, nothing in this Section 2.9(b) shall require Seller or any of its Affiliates to provide any documentation relating to the financial performance, position or results of Seller or its Affiliates except to the extent related to the Business and used in the preparation of the Closing Statement.

(c) As promptly as reasonably possible and in any event within one hundred and twenty (120) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement” XE "Post-Closing Statement” \t “2.9(c)” ), setting forth the Adjustment Amount, the Contingent Amount, the AR Adjustment Amount and the Closing Business Indebtedness. The Post-Closing Statement shall (i) set forth in reasonable detail Purchaser’s good faith calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared consistent with the definitions in this Agreement and in accordance with the Transaction Accounting Principles, and (ii) not reflect any accounting principles, policies, methods, practices, categories, estimates, judgments or assumptions other than the Transaction Accounting Principles.

(d) Seller shall have sixty (60) days following receipt by Seller of the Post-Closing Statement (such period, the “Review Period” XE "Review Period” \t “2.9(d)” ) to review the same. If Seller disputes any item in the Post-Closing Statement, Seller shall, during the Review Period, deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement with reasonable detail and specific items and corresponding amounts in dispute (the “Dispute Notice” XE "Dispute Notice” \t “2.9(d)” ); provided that, if Seller does not deliver any Dispute Notice to Purchaser within such Review

Period, the Post-Closing Statement will be final, conclusive and binding on the parties hereto. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. All such discussions and communications related thereto shall (unless otherwise agreed by the Purchaser and the Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive for the purposes of determining the Final Purchase Price. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period” XE "Dispute Resolution Period” \t “2.9(d)” ), then, within ten (10) Business Days following the expiration of the Dispute Resolution Period, a nationally recognized independent accounting firm or a boutique specialty firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution, in each case, selected jointly by Seller and Purchaser (the “Independent Accounting Firm” XE "Independent Accounting Firm” \t “2.9(d)” ) shall be engaged to resolve any such unresolved dispute; provided that, if Seller and Purchaser are unable to mutually agree on an accounting firm to serve as the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a boutique specialty firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than thirty (30) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a written presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (it being understood that the content of each such presentation shall be limited to whether the Adjustment Amount, the Contingent Amount, the AR Adjustment Amount and the Closing Business Indebtedness were properly calculated in accordance with the definitions in this Agreement and the Transaction Accounting Principles, the proposed resolution of each disputed issue by such party and reasonable supporting detail for the foregoing). The engagement letter with the Independent Accounting Firm shall set forth the dispute resolution process with the Independent Accounting Firm, which will be determined by the Independent Accounting Firm in consultation with Purchaser and Seller and shall in all cases be consistent with the terms of this Agreement. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable following completion of the process set forth in the engagement letter with the Independent Accounting Firm, acting as an expert and not as an arbitrator, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. None of Seller, Purchaser, nor any of their respective Affiliates shall have any ex parte communications or meetings with the Independent Accounting Firm regarding the subject matter hereof without the other party’s prior written consent. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to the disputed line items submitted to the Independent Accounting Firm by Purchaser and Seller and whether any disputed determinations of the Adjustment Amount, Contingent Amount, the AR Adjustment Amount and the Closing Business Indebtedness were properly calculated in accordance with the definitions in this Agreement and the Transaction Accounting Principles. The fees and expenses of the Independent Accounting

Firm shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm. For example, if Seller claims in a Dispute Notice that the Adjustment Amount is $1,000 greater than the amount determined by Purchaser in the Post-Closing Statement, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 600 ÷ 1,000) to Purchaser and 40% (i.e., 400 ÷ 1,000) to Seller. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the parties hereto. The parties hereto agree that any adjustment as determined pursuant to this Section 2.9(d) shall be treated as an adjustment to the Final Purchase Price, except as otherwise required by Law.

(e) For purposes of complying with the terms set forth in this Section 2.9(e), each of Seller and Purchaser shall reasonably cooperate with and promptly make available to each other and their respective Representatives all relevant information, records and data of the Business and working papers (subject to customary confidentiality agreements and access letters, as applicable) and the individuals each of Purchaser and Seller’s and their respective Affiliates’ employ as well as Representatives of their respective independent accountants responsible for and knowledgeable about the information used in, and the preparation of the Closing Statement or Post-Closing Statement, as applicable, to respond to the reasonable inquiries of, or requests for information by, Purchaser, Seller or their respective Representatives, as applicable, in each case to the extent related to the Purchased Assets, Assumed Liabilities or the Business, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement, the Post-Closing Statement and the resolution of any disputes thereunder; provided, that in no event shall (i) Purchaser or Seller be required to provide information that is subject to attorney-client privilege, work product doctrine or other similar protection or (ii) such inquiries unreasonably interfere with the operations of the Business or the Retained Business (as applicable).

(f) The “Final Purchase Price” XE "Final Purchase Price” \t “2.9(f)” shall mean the Base Purchase Price, plus (i) the Adjustment Amount (which may be a positive or negative number), minus (ii) the Closing Business Indebtedness, minus (iii) the Contingent Amount, minus (iv) the AR Adjustment Amount, in each case of clauses (i) – (iv), as finally determined pursuant to Section 2.9(c) and Section 2.9(d).

(g) If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. If the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, Contingent Amount, the AR Adjustment Amount and Closing Business Indebtedness are finally determined pursuant to this Section 2.9(g), and any amounts owing pursuant to this Section 2.9(g) shall be paid in full.

Section 2.10. Purchase Price Allocation for Tax Purposes.

(a) Seller and Purchaser agree to cooperate in good faith to determine, prior to the Closing Date, the amount of the Final Purchase Price and any other items that are treated as consideration for Tax purposes and that are allocable to any Specified Jurisdiction. For this purpose, a “Specified Jurisdiction” shall mean India, China, France or any other jurisdiction with respect to which Seller or Purchaser determines in good faith (and has provided written notice thereof to the other party hereto) reasonably in advance of the Closing Date that it is necessary or advisable under the Law of such jurisdiction for consideration to be paid on the Closing Date directly to an applicable Seller Entity instead of consideration being paid to the Seller as agent of such Seller Entity.

(b) Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Final Purchase Price and any other items that are treated as consideration for Tax purposes, among the Purchased Assets in accordance with the methodology in Exhibit G attached hereto (provided that such methodology may not apply with respect to the allocation of purchase price among Purchased Assets transferred pursuant to the India Foreign Acquisition Agreement), and taking into account that the parties hereto agree that, for U.S. federal Income Tax purposes, Seller is not paying, and is not being deemed to pay pursuant to Pierce v. Commissioner (8th Cir. 1964) or analogous authority, any consideration to Purchaser or its Affiliates in connection with Purchaser’s assumption of any deferred revenue liabilities (such allocation, as finally determined pursuant to this Section 2.10(b), the “Allocation Schedule” XE "Allocation Schedule” \t “2.10(b)” ). No later than one hundred and twenty (120) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.9, Seller shall deliver to Purchaser (i) proposed allocations of the percentage of the Final Purchase Price (and any other items that are treated as consideration for Tax purposes) to be allocated to each applicable country/jurisdiction (the “Jurisdiction Allocation”), which shall be consistent with the allocation to Specified Jurisdictions as provided in Section 2.10(a) and (ii) proposed allocations of the Final Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as consideration for Tax purposes to Seller as of the Closing Date, determined in a manner consistent with the Jurisdiction Allocation and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (clause (i) and (ii), together, the “Seller’s Allocations” XE "Seller’s Allocations” \t “2.10(b)” ). If Purchaser disagrees with any of Seller’s Allocations, Purchaser may, within thirty (30) days after delivery of Seller’s Allocations, deliver a notice (the “Purchaser’s Allocation Notice” XE "Purchaser’s Allocation Notice” \t “2.10(b)” ) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocations, which Seller shall consider in good faith. If Purchaser does not provide comments within thirty (30) days of receipt of Seller’s Allocations, Purchaser shall be deemed to have consented to Seller’s Allocations in full. If Seller and Purchaser are unable to reach an agreement on the Allocation Schedule within forty-five (45) days after Seller’s delivery of Seller’s Allocations to Purchaser, Purchaser and Seller shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes in accordance with Section 2.9 (except with respect to the allocation of purchase price among Purchased Assets transferred pursuant to the India Foreign Acquisition Agreement) and the methodology set forth in Exhibit G. Any allocation of the Final Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Allocation

Schedule. The allocations, as prepared by Seller if no Purchaser’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm, shall be conclusive and binding on the parties hereto. Seller and Purchaser shall not (and shall cause their respective Affiliates not to) take any position inconsistent with the Allocation Schedule, as finally determined pursuant to this Section 2.10(b), on any Tax Return (including IRS Form 8594 or any equivalent statements) or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code (or any analogous provision of U.S. state or local or non-U.S. law). Notwithstanding anything to the contrary in this Agreement, this Section 2.10(b) shall not bind any party with respect to the allocation of the purchase price for financial accounting (or similar) purposes.

Section 2.11. Non-Assignment; Shared Contracts; Consents.

(a) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, neither this Agreement nor any other Transaction Document shall constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof would (i) be prohibited by applicable Laws or Privacy Requirements or (ii) without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any approval, consent, license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals” XE "Approvals” \t “2.11(a)(ii)” ), other than Regulatory Approvals, which shall be governed by Section 5.1, (x) constitute a breach or other contravention of any Contract to which any Seller Entity is party or by which it is bound, (y) be ineffective, void or voidable or (z) adversely affect the rights thereunder of the Seller Entities, Purchaser, or any of their respective officers, directors, agents or Affiliates, in each case, unless and until such Approval is obtained (each such transferred Purchased Asset with respect to which such Approval has not been obtained, a “Restricted Asset” XE "Restricted Asset” \t “2.11(a)(ii)” ). Notwithstanding anything in this Agreement to the contrary, unless and until any such Approval with respect to any Restricted Asset is obtained, this Agreement shall not constitute an agreement to, directly or indirectly, sell, assign, transfer, convey or deliver any such Restricted Asset; provided that at no time on or after the Closing shall any Restricted Assets for which Approval has not been obtained constitute Excluded Assets nor shall any Liability arising out of, or related to, such Restricted Assets constitute a Retained Liability solely by virtue of being Restricted Assets, in each case for purposes of this Agreement. Notwithstanding anything contained herein to the contrary, any transfer or assignment to Purchaser of any Restricted Asset or any part of a Shared Contract that shall require an Approval shall be made subject to such Approval being obtained; provided that, upon receipt of such Approval, such transfer and assignment shall automatically and without further action be effected in accordance with the terms of this Agreement unless Purchaser elects to delay such transfer and assignment until a date which shall be no later than the date that is twelve (12) months following the Closing, if (i) with respect to Customer Contracts, Purchaser acting in good faith reasonably determines that Purchaser or its applicable Affiliates have not yet established compliance, ERP, financial reporting, billing or similar systems sufficient for Purchaser and its Affiliates to administer such Customer Contracts or (ii) solely with respect to Government Contracts, Purchaser acting in good faith reasonably determines that Purchaser or its applicable Affiliates have not yet obtained Permits required for Purchaser and its Affiliates to administer such Government Contracts.

(b) With respect to any Restricted Asset other than a Shared Contract or Customer Contract, from the date hereof until the date that is eighteen (18) months following the Closing Date, Seller and Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign, transfer or convey any Purchased Asset to Purchaser. If any Approval is not obtained by the date that is eighteen (18) months following the Closing, Purchaser and Seller shall negotiate in good faith to determine the approach with respect to such Restricted Asset.

(c) Shared Contracts. Seller and Purchaser acknowledge that Seller or its Subsidiaries are parties to certain Contracts to be assigned, transferred or conveyed in accordance with Section 2.4(b) that do not exclusively relate to the Business (each such Contract, together with each Contract that is listed on Section 2.11(c) of the Seller Disclosure Schedules, a “Shared Contract” XE "Shared Contract” \t “2.11(b)” ); provided that in no event shall the Shared Contracts include any Contract that (i) is solely among Seller and its Affiliates or (ii) is an Excluded Asset.

(i) With respect to the Shared Contracts listed or described on Section 2.11(c)(i) of the Seller Disclosure Schedules (the “Section 2.11(c)(i) Shared Contracts” XE "Section 2.11(c)(i) Shared Contracts” \t “2.11(c)(i)” ), Seller and Purchaser shall cooperate with each other and use their commercially reasonable efforts prior to the Closing (in accordance with the terms hereof) until the Applicable End Date to, except as otherwise provided in Section 2.11(c)(i) of the Seller Disclosure Schedules, (i) divide, modify or replicate, in whole or in part (and in the case of Seller, to assist Purchaser in negotiating and entering into arrangements for the benefit of the Business with the counterparty to such Shared Contract to derive substantially the rights and benefits under such Shared Contract, taking into account differences between the Business and the Retained Business following the Closing, the respective rights, obligations and liabilities relating to the Business under and in respect of such Shared Contract), and obtain each Approval required in connection therewith (a “New Contract” XE "New Contract” \t “2.11(c)(i)” ), or (ii) to the extent the action contemplated in the foregoing clause (i) is not reasonably practicable, novate the respective rights, obligations and liabilities relating to the Business under and in respect of such Shared Contract, and obtain each Approval required in connection therewith, in each case such that, effective as of the later of the Closing and the effective time of such division, modification or novation (the “Split Time” XE "Split Time” \t “2.11(c)(i)” ), (A) Purchaser or its designated Subsidiary is the beneficiary of the rights, and is responsible for the post-Split Time obligations and liabilities related to that portion of such Shared Contract related to the operation or conduct of the Business (the “Business Portion” XE "Business Portion” \t “2.11(c)(i)” ) (so that, subsequent to the Split Time, Seller and its Affiliates shall have no post-Split Time rights or post-Split Time obligations and liabilities with respect to the Business Portion of such Shared Contract, other than with respect to Government Contracts that require Seller and its Affiliates to guarantee payment of liabilities and performance of obligations assumed by Purchaser) and (B) Seller or its Affiliates are the beneficiaries of the rights and are responsible for the obligations and liabilities related to such Shared Contract other than the Business Portion (the “Non-Business Portion” XE "Non-Business Portion” \t “2.11(c)(i)” ) (so that, subsequent to the Split Time, Purchaser and its Subsidiaries shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Shared Contract) (a “Split”). Seller and Purchaser shall continue to cooperate and use their commercially reasonable efforts to achieve the outcomes described in this Section 2.11(c)(i) until the earliest of (i) such time as such Split is effected, (ii) the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Purchaser or its Affiliates and (iii) the date that is eighteen (18) months following the Closing Date (such earliest date, the “Applicable End Date” XE "Applicable End Date” \t “2.11(c)(i)” ).

(ii) With respect to the Shared Contracts listed or described on Section 2.11(c)(ii) of the Seller Disclosure Schedules (the “Section 2.11(c)(ii) Shared Contracts” XE "Section 2.11(c)(ii) Shared Contracts” \t “2.11(c)(i)” and, together with the Section 2.11(c)(i) Shared Contracts, the “Specified Shared Contracts” XE "Specified Shared Contracts” \t “2.11(c)(i)” ), from and after the Closing until the Applicable End Date, Seller and Purchaser shall cooperate with each other and use their commercially reasonable efforts to, except as otherwise provided in Section 2.11(c)(ii) of the Seller Disclosure Schedules, Split such Shared Contracts or obtain an applicable New Contract.

(iii) With respect to any Specified Shared Contract that is a reseller, “channel” or distributor Contract relating to the provision of goods or services by the Business to customers, Seller and Purchaser shall cooperate with each other and use their commercially reasonable efforts during the period set forth in Section 2.11(c)(i) or 2.11(c)(ii), as applicable, to engage directly with the applicable reseller or distributor in order to Split such Specified Shared Contract or obtain such applicable New Contract with such reseller or distributor and, following any such Split or execution of a New Contract, to promptly give notice thereof to the applicable customers.

(iv) The transfer and assignment of a Shared Contract shall be effected in accordance with the terms of this Agreement at the Split Time unless Purchaser elects to delay such transfer and assignment until a date which shall be no later than the date that is twelve (12) months following the Closing, if (i) with respect to Customer Contracts, Purchaser acting in good faith reasonably determines that Purchaser or its applicable Affiliates have not yet established compliance, ERP, financial reporting, billing or similar systems sufficient for Purchaser and its Affiliates to administer such Customer Contracts or (ii) solely with respect to Government Contracts, Purchaser acting in good faith reasonably determines that Purchaser or its applicable Affiliates have not yet obtained Permits required for Purchaser and its Affiliates to administer such Government Contracts. If a Shared Contract is unable to be Split as of the Applicable End Date, Purchaser and Seller shall negotiate in good faith to determine the approach with respect to any such Shared Contracts.

(v) From and after the Closing, (i) Purchaser shall indemnify and hold harmless Seller from and against all Covered Losses resulting from Third Party Claims against Seller or its Affiliates to the extent arising from or relating to the Business Portion of any Specified Shared Contract, (ii) Seller shall indemnify and hold harmless Purchaser from and against all Covered Losses resulting from Third Party Claims against Purchaser or its Affiliates to the extent arising from or relating to the Non-Business Portion of any Specified Shared Contract (other than Covered Losses resulting from Excluded Business Taxes), (iii) Purchaser and its Subsidiaries shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Seller or its

Subsidiaries in any material respect without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (iv) Seller and its Subsidiaries shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Purchaser or its Subsidiaries in any material respect without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, that clauses (i) and (ii) shall not apply to the extent indemnities relating to the parties’ obligations with respect to Specified Shared Contracts are included in the Transition Services Agreement.

(d) Customer Contracts Other Than Shared Contracts.

(i) With respect to any Customer Contract (other than any Shared Contract) listed or described on Section 2.11(d)(i) of the Seller Disclosure Schedules, from and after the date hereof until the Applicable End Date, each of Purchaser and Seller shall (and shall cause their Subsidiaries to) use their respective commercially reasonable efforts to, except as otherwise provided in Section 2.11(d)(i) of the Seller Disclosure Schedules, promptly obtain each Approval required with respect to such Customer Contract to transfer to Purchaser or its designated Subsidiary or have Purchaser or its designated Subsidiary receive all benefits arising from, related to or in connection with such Customer Contract effective as of the Closing or (to the extent not obtained by such date) until the Applicable End Date, as promptly thereafter as reasonably practicable.

(ii) With respect to any Customer Contract (other than any Shared Contract) listed or described on Section 2.11(d)(ii) of the Seller Disclosure Schedules, from and after the Closing until the Applicable End Date, each of Purchaser and Seller shall (and shall cause their Subsidiaries to) use their respective commercially reasonable efforts to, except as otherwise provided in Section 2.11(d)(ii) of the Seller Disclosure Schedules, promptly obtain each Approval required with respect to such Customer Contract to transfer to Purchaser or its designated Subsidiary or have Purchaser or its designated Subsidiary receive all benefits arising from, related to or in connection with such Customer Contract.

(iii) With respect to any Customer Contract (other than any Shared Contract) listed or described on Section 2.11(d)(iii) of the Seller Disclosure Schedules, from and after the Closing until the Applicable End Date, each of Purchaser and Seller shall (and shall cause their Subsidiaries to) use their respective commercially reasonable efforts to promptly deliver a notice, in form reasonably satisfactory to Purchaser and Seller, to the third party to such Customer Contract, notifying such third party of the Transaction.

(iv) The transfer and assignment of any Customer Contract (other than any Shared Contract) shall be effected in accordance with the terms of this Agreement unless Purchaser elects to delay such transfer and assignment until a date which shall be no later than the date that is twelve (12) months following the Closing, if (i) Purchaser acting in good faith reasonably determines that Purchaser or its applicable Affiliates have not yet established compliance, ERP, financial reporting, billing or similar systems sufficient for Purchaser and its Affiliates to administer such Customer Contracts or (ii) solely with respect to Government Contracts, Purchaser acting in good faith reasonably determines that Purchaser or its applicable Affiliates have not yet obtained Permits required for Purchaser and its Affiliates to administer such Government Contracts.

(e) Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall be required to (i) amend or modify any Contract (other than a Specified Shared Contract in accordance with Section 2.11(c)), (ii) modify, relinquish, forebear or narrow any right of Seller or any of its Affiliates pursuant to any Shared Contract (other than any right relating to the Business pursuant to a Split in accordance with Section 2.11(c)), (iii) pay any consideration or other amounts, grant any guarantee, incur liabilities or offer or grant any accommodation (financial or otherwise) to any Person for the purpose of obtaining any such Approval or New Contract (other than customary, nominal filing, recordation or similar fees, which shall be borne and paid one-half by Purchaser and one-half by Seller and other than with respect to Government Contracts that require Seller and its Affiliates to guarantee payment of liabilities and performance of obligations assumed by Purchaser), (iv) effect any change to the operations of Seller or its Subsidiaries or require Seller or its Subsidiaries to carry out any restructuring activities, (v) participate in any Action (other than as otherwise expressly provided herein), (vi) pay any costs and expenses of any Person resulting from the process of obtaining such Approval (other than, for the avoidance of doubt, any Representatives that assist Seller with obtaining such Approval or New Contract) or (vii) have any obligation pursuant to this Section 2.11 other than as expressly required under this Section 2.11, and (without expanding any obligation pursuant to this Section 2.11) further subject to the terms of the Transition Services Agreement and applicable Supplemental Transition Services Agreement.

(f) With respect to (i) any Shared Contracts other than the Specified Shared Contracts, (ii) any Specified Shared Contracts that have not been Split prior to the Closing pursuant to Section 2.11(c) and (iii) any other Restricted Assets (including any Restricted Assets that are Customer Contracts), but excluding Customer Contracts listed or described on Section 2.11(d)(iii) of the Seller Disclosure Schedules, (A) the parties hereby agree to implement such reasonable arrangements (including agency, subleasing, sublicensing or subcontracting, or other arrangements through the Transition Services Agreement) from and after the Closing, and effective as of the Closing or as promptly as practicable thereafter, as shall enable Purchaser to the extent permitted by Law and to the fullest extent practicable, to enjoy the benefits and detriments of the applicable Restricted Asset and for Purchaser, from and after the Closing, to perform (and Purchaser hereby agrees to perform) the obligations of Seller or any applicable Seller Entity in respect thereof (to the extent they would otherwise constitute Assumed Liabilities), for no additional consideration, and for Purchaser to assume, from and after the Closing, the payment, performance and other obligations thereof, in each case, to provide for Purchaser or its designated Subsidiary substantially comparable benefits, and to otherwise put Purchaser and Seller (and their respective Subsidiaries) in substantially the position they would have been in, had such Restricted Asset been transferred at the Closing, until the earlier of (i) such time as such Approval to transfer the applicable Restricted Asset (or to Split the applicable Shared Contract in respect thereof) shall have been obtained and (ii) in the case of a Restricted Asset that is a Contract, until the Applicable End Date or, at the election of Seller, such later date as Seller may reasonably determine, (B) Purchaser shall, as agent or subcontractor for Seller, pay, perform and discharge fully the Liabilities and obligations of Seller or the applicable Seller Entity thereunder related to the Restricted Asset from and after the Closing Date as though such Restricted Asset had been transferred at Closing, (C) with respect to any Restricted Asset, Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other consideration (including the amount of any fees, royalties, rebates, incentives, overcharges, reimbursements, settlements or any other amounts payable in respect of the Business) received from and after the Closing Date by Seller to the extent related to such Restricted Asset in connection with any such alternate arrangement and (D) the parties shall cooperate in good faith to structure such alternative arrangements in a manner that is designed to be tax-efficient for (and reasonably minimizes tax-related risks with respect to) both the Purchaser and Seller and, in each case, their respective Affiliates. In furtherance of the foregoing, Purchaser will promptly pay, perform or discharge when due any Assumed Liability (including any Liability for Taxes that is an Assumed Liability) arising thereunder after the Closing Date. For the avoidance of doubt, subject to Section 5.11 and Section 5.14, following the Applicable End Date, Seller shall have no obligation to provide any of the benefits of any Shared Contract that has not yet been Split to Purchaser or any of its Affiliates. Notwithstanding anything herein to the contrary, (1) Purchaser shall reimburse Seller for costs incurred by Seller or its Subsidiaries in connection with any such alternate arrangements and the retention and maintenance of any Restricted Assets pursuant to the terms of the Transition Services Agreement and (2) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Covered Losses arising out of or resulting from any such Restricted Assets except to the extent resulting from or arising out of (x) the gross negligence, willful misconduct or Fraud of the Seller Parties or (y) Seller’s material and willful breach of the Transaction Documents.

(g) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that due to the nature of the Transaction and the fact that Purchaser may need to obtain Permits or establish compliance, ERP, financial reporting, billing or similar systems sufficient for Purchaser and its Affiliates to administer Customer Contracts or the Business portion of Shared Contracts, which may not be obtained or established at Closing, that Purchaser will not be able to satisfy certain corresponding performance and other obligations specified in Section 2.11(f) at Closing, which shall instead be governed by the Transition Services Agreement, pursuant to and in accordance with the terms thereof (including each applicable Supplemental Transition Services Agreement).

(h) Other than as explicitly set forth herein, nothing in this Section 2.11 shall be deemed to (i) limit in any way the obligations of the parties pursuant to Section 5.1, Section 5.2, Section 5.14 and Article VI, (ii) conflict with or override the provisions of any Transaction Document, or (iii) subject to Section 5.2, require Seller or any of its Affiliates to renew any Restricted Asset or Shared Contract.

(i) Purchaser acknowledges that certain Approvals for the Transaction may be required and that certain of such Approvals may not be obtained. Notwithstanding anything in this Agreement to the contrary, (i) the Closing shall occur notwithstanding the failure to obtain any Approval (other than a Regulatory Approval required to be obtained pursuant to Section 7.1(a)) or to enter into any alternate arrangement with respect to any Restricted Asset without any adjustment to the Closing Purchase Price and (ii) failures to obtain any Approval (other than a Regulatory Approval required to be obtained pursuant to Section 7.1(a)), any resulting termination, modification or non-renewal of any Contract, or on any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approvals, shall not in and of themselves, individually or in the aggregate, constitute a Business Material Adverse Effect, a breach by any Seller Entity of any representation, warranty or covenant under this

Agreement or any of the other Transaction Documents, or a failure of any condition under this Agreement or any of the other Transaction Documents, including those in Article VII.

Section 2.12. Foreign Acquisition Agreements.

(a) The transfer of each Purchased Asset or Assumed Liability in a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect a transfer of such Purchased Asset or Assumed Liability (a “Foreign Requirement Jurisdiction”) will be effected pursuant to short-form acquisition agreements (the “Foreign Acquisition Agreements” XE "Foreign Acquisition Agreements” \t “2.12(a)” ) on a country-by-country basis in such Foreign Requirement Jurisdiction. Each Foreign Acquisition Agreement for the transfer of Purchased Assets or Assumed Liabilities shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit H-1 hereto or in the case of India, in substantially the same form as the form of India Foreign Acquisition Agreement attached as Exhibit H-2 hereto, in each case, except as Seller and Purchaser may otherwise agree, including for: (a) the deletion of any provisions which are inapplicable to such Purchased Asset or Assumed Liability; (b) such changes as may be necessary to satisfy the requirements of applicable local Law; (c) such changes as may be necessary to achieve the tax treatment set forth in Section 6.6(b) herein under applicable Laws; and (d) such changes or adoption of such new forms of local agreements as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefit matters in order to adapt such agreement to the particular circumstances of the relevant country; provided, in each case, that the Foreign Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Purchased Asset or Assumed Liability and shall not have any significant effect on the value being received by the Seller Entities or given by Purchaser, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement, which shall control in the event of a conflict between the terms of this Agreement and any Foreign Acquisition Agreement. Notwithstanding anything to the foregoing, the extent that Purchaser or any of its Affiliates is required by applicable Law to pay any cash consideration for the Purchased Assets or Assumed Liabilities to be acquired pursuant to a Foreign Acquisition Agreement (or any Foreign Closing Document) to a Seller Entity in the Foreign Requirement Jurisdiction at the time of Closing, such amount shall be subtracted from the consideration Purchaser would otherwise remit to Seller pursuant to Section 2.8(a) and Purchaser shall pay, or cause to be paid, directly to the applicable Seller Entity such consideration at the Closing. Each party shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transaction) against the other party or any of its Affiliates in respect of or based upon any of the Foreign Acquisition Agreements (or any Foreign Closing Document), except to the extent necessary to enforce any transfer of the Purchased Assets or the assumption of Assumed Liabilities sold or assigned to Purchaser hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Foreign Acquisition Agreements (or any Foreign Closing Document) (but without prejudice to the establishment of the existence of the claim hereunder). To the extent required in a Foreign Requirement Jurisdiction, Purchaser shall use reasonable best efforts to, as promptly as practicable after the date hereof and in any case prior to the Closing (subject to Section 2.12(b)), establish a subsidiary incorporated under the laws of such Foreign Requirement Jurisdiction (a

“Purchaser Foreign Transfer Subsidiary XE "Purchaser Foreign Transfer Subsidiary" \t "2.12(a)" ”) in order to effectuate the transfer of each Purchased Asset or Assumed Liability in such Foreign Requirement Jurisdiction.

(b) To the extent (i) a Purchaser Foreign Transfer Subsidiary has not been established prior to Closing despite the exercise by Purchaser of its reasonable best efforts in any Foreign Requirement Jurisdiction set forth on Section 2.12(b) of the Seller Disclosure Schedules (ii) expressly contemplated by the Transition Services Agreement to require a Deferred Closing in any jurisdiction set forth on Section 2.12(b) of the Seller Disclosure Schedules or (iii) as may otherwise be mutually agreed as between the Parties, a subsequent closing following the Closing (a “Deferred Closing XE "Deferred Closing" \t "2.12(b)" ”) shall occur solely with respect to the transfer of the relevant Purchased Assets or Assumed Liabilities in such jurisdiction as soon as practicable after such Purchaser Foreign Transfer Subsidiary has been established or at such later date as is expressly contemplated by the Transition Services Agreement for such jurisdiction (a “Deferred Jurisdiction XE "Deferred Jurisdiction" \t "2.12(b)" ”). Purchaser shall use its reasonable best efforts to establish a Purchaser Foreign Transfer Subsidiary (and engage an EOR, as applicable) and obtain all necessary permits, registrations, approvals, consents and non-objections required to transfer the relevant Business Employee(s), Purchased Assets and Assumed Liabilities, and conduct the portion of the Business contemplated by the Purchased Assets or Assumed Liabilities in any Deferred Jurisdiction as promptly as practicable. The parties shall negotiate in good faith to agree upon (i) the terms, (ii) timing, and (iii) outside date for the applicable Deferred Closing as may be required to comply with applicable Law or regulatory requirements and any required edits or modifications to the Schedules attached to the Transition Services Agreement (and any Service (as defined in the Transition Services Agreement) provided therein); provided, that for the avoidance of doubt, such Deferred Closing shall be effected pursuant to a Foreign Acquisition Agreement. Provided that consummation of the Deferred Closing with respect to the applicable Deferred Jurisdiction shall not be prohibited by Law, the parties shall use reasonable best efforts to, promptly and in any event within thirty (30) days (unless otherwise expressly contemplated by the Transition Services Agreement or otherwise mutually agreed by Seller and Purchaser) following receipt of the required approvals and formation of a Purchaser Foreign Transfer Subsidiary, as applicable, in any Deferred Jurisdiction, consummate the Deferred Closing in such jurisdiction. To the extent that Purchaser or any of its Affiliates is required by applicable Law to pay any cash consideration for the Purchased Assets or Assumed Liabilities to be acquired pursuant to a Foreign Acquisition Agreement at the time of such Deferred Closing, Seller shall remit to Purchaser or its designee, in immediately available funds, the amount of cash consideration required to be remitted pursuant to such Foreign Acquisition Agreement, and Purchaser shall pay, or cause to be paid, to the applicable Seller Entity such consideration at such Deferred Closing. Notwithstanding anything to the contrary contained in this Agreement, with respect to each Deferred Jurisdiction, (x) this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver the assets, contracts or operations of such Deferred Jurisdiction on the Closing Date (provided that, for the avoidance of doubt, in case of Deferred Closing under the relevant Foreign Closing Documents, this Agreement, together with the relevant Foreign Closing Documents, shall constitute an agreement to sell, convey, assign, transfer or deliver the assets, contracts or operations of such Deferred Jurisdiction on the date of the Deferred Closing), (y) Seller or its Affiliate shall hold (and retain legal title to or, in the case of any contract or agreement, continue to be party to) the relevant assets, contracts and operations in the Deferred Jurisdiction on behalf of, or for the account of, the Purchaser or its designee, and the Purchaser or its designee shall have the economic benefits (including fees, proceeds, and any claims and rights) and bear the economic burdens associated with such Deferred Jurisdiction in accordance with this Agreement and (z) except to the extent resulting from or arising out of a breach by any Seller Entity of this Section 2.12 or the gross negligence, willful misconduct or Fraud of any Seller Parties, Purchaser (or its applicable designee) shall defend and indemnify the Seller Indemnified Parties against any Covered Losses incurred, sustained or suffered by them arising out of or as a result of the performance by the Seller Parties of their respective obligations under this Section 2.12 in respect of each Deferred Jurisdiction from and after the Closing until the Deferred Closing with respect to the applicable Deferred Jurisdiction; provided, that the Seller Parties will use reasonable best efforts to pass through the actual out-of-pocket costs and expenses of retaining the relevant Purchased Assets in each Deferred Jurisdiction to the applicable Seller Entity for the benefit of Purchaser or its designee and to make such Purchased Assets available, and pass through the benefits, to Purchaser or its designee, during the period between Closing and the applicable Deferred Closing pursuant to the Transition Services Agreement. The parties shall cooperate in good faith to structure the arrangements in the previous sentence in a manner that is designed to be tax-efficient for (and reasonably minimizes the tax-related risks with respect to) Purchaser and Seller, and in each case, their respective Affiliates.

Section 2.13. Withholding. Purchaser and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement or any other Transaction Document any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. If Purchaser or any other applicable withholding agent determines that it is required to make any such deduction or withholding (other than any withholding resulting from Seller’s failure to deliver any documentation required under Section 2.8(b)(ix) or Section 2.8(b)(x)), such Person (i) with respect to withholding arising under U.S. federal, state or local Law, shall and (ii) with respect to withholding arising under non-U.S. Law, shall use reasonable best efforts to, in each case, notify Seller no later than ten (10) days before such deduction or withholding is made. The parties agree to use commercially reasonable efforts to minimize or eliminate any such deduction or withholding as permitted by applicable Law, including through the provision of forms. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and such amounts shall be promptly paid over to the appropriate Taxing Authority in accordance with applicable Law.

Section 2.14. Contingent Consideration.

(a) Contingent Consideration. Following the Closing, Purchaser will pay, or cause to be paid, to Seller, the Contingent Consideration, if any, upon a TPG Exit Event, which amount shall be treated as additional purchase price for Tax purposes, unless otherwise required by applicable Tax Law. Any such payment of Contingent Consideration shall be made in cash within five (5) Business Days of the applicable TPG Exit Event and paid by wire transfer of immediately available funds to an account designated by the Seller.

(b) Maximum Contingent Consideration. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or otherwise, in no event will the aggregate Contingent Consideration payable by Purchaser or its designees pursuant to this Section 2.14 exceed $125,000,000. No interest shall be payable with respect to any amount due pursuant to this Section 2.14.

(c) Definitions. For purposes of this Section 2.14:

(i) “Contingent Consideration” means an amount equal to fifteen percent (15%) (subject to pro rata dilution among all equityholders for customary incentive equity issuances to and co-investments from service providers of Topco or its Subsidiaries) of the TPG Cash Proceeds, if any, to TPG, after the TPG Minimum Return has been satisfied, up to an aggregate amount of $125,000,000.

(ii) “Investment Securities” means (A) any class of equity security entitled to any portion of the TPG Investment Amount, (B) any equity securities of Purchaser or Topco that are issued and outstanding as of the Closing, including the Class T Units of Topco, but excluding any equity securities comprising incentive equity issuances to and co-investments from any service provider of Topco or its Subsidiaries, and (C) any securities of Purchaser, Topco or any of their Affiliates that are issued in connection with any distribution thereon or are transferred or exchanged therefor, including in connection with an initial public offering, merger or similar transaction.

(iii) “Topco” means a newly formed Delaware limited partnership that directly or indirectly, owns 100% of the equity interests of Purchaser at the Closing.

(iv) “TPG” means the funds, investment vehicles, holding companies for managed accounts, or similar Person affiliated with, or advised or managed by, TPG Global, LLC or its Affiliates.

(v) “TPG Cash Proceeds” means the cash proceeds, including as proceeds of a sale, dividend or distribution (excluding tax distributions and reimbursement (for services provided to Topco and its Affiliates by TPG) of management, transaction, monitoring, operations and similar fees), actually received, directly or indirectly, by TPG in respect of any Investment Securities from time to time, from (and including) the date hereof; provided that, in the event that TPG makes a distribution in kind of Investment Securities to its limited partners, TPG shall be deemed to have received TPG Cash Proceeds in an amount equal to the aggregate value that TPG is credited with having returned to its limited partners in accordance with the applicable governing documents of TPG.

(vi) “TPG Exit Event” means any (i) sale or disposition, directly or indirectly, in a single transaction or series of transactions (which, for the avoidance of doubt, need not be related transactions), of a majority of Topco’s or Purchaser’s assets to any Person (or group of Persons) other than TPG and its Affiliates as of the Closing (other than any successor private equity fund or continuation vehicle affiliated with, sponsored or managed by TPG or any of its Affiliates in which TPG or any of its Affiliates transferring such interests is entitled to carry) or (ii) any other transaction or series of transactions (which, for the avoidance of doubt, need not be related transactions), whether by sale of Investment Securities or other equity interests, sale of assets, merger, public offering, recapitalization, consolidation, reorganization or otherwise, pursuant to which any Person (or group of Persons) other than TPG and its Affiliates as of the Closing (other than any successor private equity fund or continuation vehicle affiliated with, sponsored or managed by TPG or any of its Affiliates in which TPG or any of its Affiliates transferring such interests is entitled to carry) will have, or will have beneficial ownership of, directly or indirectly, more than 50% of the combined voting power of Topco, Purchaser or the surviving entity resulting from such transaction, or the direct or indirect power to elect a majority of the members of the board of managers or similar governing body of Topco, Purchaser or the surviving entity resulting from such transaction, it being understood, for the avoidance of doubt, that transactions directly or indirectly with successor private equity funds or continuation vehicles affiliated with, sponsored or managed by TPG or any of its Affiliates in which TPG or any of its Affiliates transferring such interests are entitled to carry shall be deemed to be transactions with third parties for the purposes hereof.

(vii) “TPG Investment Amount” means the cash invested by TPG from time to time, whether through purchase of equity securities, additional capital contributions or otherwise, in respect of Investment Securities.

(viii) “TPG Minimum Return” has the meaning set forth on Section 2.14(c) of the Purchaser Disclosure Schedules.

(d) Contingent Consideration Statement. Purchaser shall deliver (or shall, prior to a TPG Exit Event involving a change of control of Purchaser, ensure that an Affiliate of TPG agrees to deliver), promptly and in any event within two (2) Business Days following any TPG Exit Event, to Seller a certificate (a “Contingent Consideration Certificate”) executed by an officer or authorized signatory of TPG containing a true and complete written statement setting forth Purchaser’s good faith calculations of the TPG Investment Amount, TPG Minimum Return and TPG Cash Proceeds, in each case, as of the date of the applicable TPG Exit Event, and the resulting calculation of the Contingent Consideration payable to Seller (if any). The Contingent Consideration Certificate shall be accompanied by reasonable backup documentation relating to the calculations therein, including each component thereof.

(e) Operation of the Business. Purchaser shall cause Topco to own, directly or indirectly, 100% of the equity interests of Purchaser at the Closing. Following the Closing, except as provided in the following sentence, Purchaser shall have the sole discretion with regard to all matters relating to the operation of the Business (including with respect to pricing, business plans, budgets, continuation or noncontinuation of products and services or otherwise) and none of Purchaser nor any of its Affiliates will have any fiduciary duty or other obligation whatsoever to act in any manner in an attempt to maximize the Contingent Consideration. Notwithstanding anything to the contrary herein, (i) the intent of this Section 2.14 is for Seller and TPG to share, in the manner set forth in this Section 2.14, in the appreciation of the value of Topco up to a capped amount, and (ii) none of Purchaser, Topco nor any of their Affiliates shall, or shall permit their Affiliates to, directly or indirectly, take any action or omit to take any action, with the primary purpose or primary intent of contravening the intent of this Section 2.14 or avoiding, delaying, circumventing or decreasing the Contingent Consideration or the payment thereof to the Seller.

(f) Seller Acknowledgment. Seller hereby acknowledges and agrees that (i) any right of the Seller to receive the Contingent Consideration pursuant to this Section 2.14 (A) is solely an unsecured contractual right and is not a security for purposes of any federal, state or provincial securities Laws, (B) will not be represented by any form of certificate or instrument, (C) does not constitute an equity or other ownership interest in Topco or any of its Subsidiaries (including

Purchaser) and is being granted as part of the consideration payable pursuant to this Agreement and not as an investment in Topco or any of its Subsidiaries (including Purchaser) or any other Person, (D) does not give any Person any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights provided to holders of equity securities (other than the contractual rights expressly granted pursuant to the terms of this Section 2.14), (E) is not redeemable and (F) may not be sold, assigned, pledged, gifted, conveyed transferred or otherwise disposed of, and (ii) Purchaser’s obligations in respect of the Contingent Consideration shall be unsecured obligations of Purchaser. Purchaser acknowledges and agrees that the opportunity to receive the payments contemplated by Section 2.14(a) and the covenants and agreements of Purchaser set forth in Section 2.14 were a material inducement to Seller entering into this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1. Organization, Standing and Power. Each of the Seller Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Seller Entities is qualified or otherwise authorized to do business under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law and has all necessary organizational power and authority to carry on the Business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or would not reasonably be expected to materially impair or materially delay the ability of Seller to (x) perform its obligations under this Agreement or (y) consummate the Transaction and the other transactions contemplated hereby.

Section 3.2. Authority; Execution and Delivery; Enforceability. Each of the Seller Entities has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by such Seller Entity of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by it of the Transaction and the other transactions contemplated hereby and thereby are within its organizational powers and have been duly authorized by all necessary corporate or other action of such Seller Entity. Seller has duly executed and delivered this Agreement, and the other Transaction Documents to which each Seller Entity is or will be a party will be duly executed and delivered by such Seller Entity and assuming due authorization, execution and delivery by the other parties thereto, this Agreement and the other Transaction Documents to which such Seller Entity is or will be a party will constitute the valid and binding obligation of such Seller Entity, in each case, enforceable against such Seller Entity in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (the “Enforceability Exceptions” XE "Enforceability Exceptions” \t “3.2” ).

Section 3.3. No Conflicts; Consents.

(a) Assuming that all Approvals described in Section 3.3(b) have been obtained and all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, the execution and delivery by each Seller Entity of this Agreement and the other Transaction Documents to which it is or will be a party does not and will not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by such Seller Entity with the terms hereof and thereof will not, require any notice, consent or other action by any Person under, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (1) the certificate of incorporation, bylaws, articles of association or equivalent governing documents of any Seller Entity, (2) any Judgment, Law or Privacy Requirement applicable to the Business, or to which any Seller Entity is subject, or (3) any Material Contract, except, with respect to the foregoing clauses (2) and (3), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Seller Entities in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Transaction and the other transactions contemplated hereby and thereby, other than (i) approvals or termination or expiration of any applicable waiting periods and any extension thereof (including any agreement with any Governmental Entity not to consummate the Closing) required to be obtained or to have occurred under the HSR Act and under the Antitrust Laws and FDI Laws of the jurisdictions listed on Section 3.3(b) of the Seller Disclosure Schedules, (ii) compliance with applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, state or provincial securities Laws, antitakeover Laws and “blue sky” Laws and (iii) compliance with the applicable requirements of the NASDAQ Stock Market LLC and (iv) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or would not reasonably be expected to materially impair or materially delay the ability of Seller to (x) perform its obligations under this Agreement or (y) consummate the Transaction and the other transactions contemplated hereby.

Section 3.4. Proceedings. There are no, and for the past three (3) years there has not been, any Proceedings or Judgments relating to or affecting the Business pending or, to the Knowledge of Seller, threatened in writing, against the Seller Entities, in each case, except as (a) would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole or (b) would not reasonably be expected to materially impair or materially delay the ability of Seller to (i) perform its obligations under this Agreement or (ii) consummate the Transaction and the other transactions contemplated hereby. Neither Seller, nor any of its Affiliates, is, and for the past three (3) years has not been, a party to any settlements that impose any obligations or restrictions on the Purchased Assets or the Business that, individually or in the aggregate, would be material to the Business, taken as a whole. None of the Purchased Assets or the Business is subject to any Judgment, not has Seller or any of its Affiliates been served with or received notice of any investigation or audit from any Governmental Entity with respect to the Business, in each case, other than those that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 3.5. Business Financial Information; Absence of Undisclosed Liabilities.

(a) Section 3.5(a) of the Seller Disclosure Schedules sets forth (i) the unaudited statement of assets and liabilities of the Business (the “Net Asset Statement XE "Net Asset Statement" \t "3.5(a)(i)" ”) as of June 30, 2025 (the “Specified Date XE "Specified Date" \t "3.5(a)(i)" ”) and (ii) the unaudited estimate of standalone EBITDA for the twelve month periods ended September 30, 2023, September 30, 2024 and March 31, 2025 (the “Estimated Standalone EBITDA XE "Estimated Standalone EBITDA" \t "3.5(a)(ii)" ” and together with the Net Asset Statement, the “Business Financial Information XE "Business Financial Information" \t "3.5(a)(ii)" ”).

(b) The Net Asset Statement (i) has been prepared from the books and records of the Business, (ii) has been prepared in the manner set forth in, and taking into account certain adjustments described in, the Transaction Accounting Principles and (iii) fairly presents in all material respects the assets and liabilities of the Business as of the respective dates thereof, in each case, in the aggregate, on the basis of presentation outlined in the Transaction Accounting Principles, except, in each case (A) as noted therein and (B) subject to the absence of notes and other disclosures.

(c) The Estimated Standalone EBITDA (i) has been prepared from the books and records of the Business, (ii) has been prepared in the manner set forth in, and taking into account certain adjustments described in, the basis of presentation set forth therein and (iii) presents a reasonable estimate of the results of operations of the Business as of and for the respective periods indicated therein subject to the basis of presentation set forth therein except, in each case (A) as noted therein, and (B) the Estimated Standalone EBITDA may not fully reflect all stand-alone costs of doing business nor all corporate overhead expenses.

(d) The Assumed Liabilities do not include any Liabilities that would be required under the basis of presentation described in the Transaction Accounting Principles to be reflected on the Net Asset Statement, other than Liabilities that: (i) are reflected or reserved against in the Business Financial Information, (ii) were incurred since the Specified Date in the ordinary course of business (none of which are, individually or in the aggregate, material to the Business, taken as a whole, or result from any breach of Contract, tort, infringement or violation of Law), (iii) will be discharged or paid off prior to or at the Closing, (iv) are required by this Agreement or (v) would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(e) The Seller and its Affiliates maintain systems of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain accountability for assets. There has not been any fraud with respect to the Seller and its Affiliates that involves the management, officers or any other current or former employee, director or manager of the Seller or any of its Affiliates who has (or had) an active role in the preparation of financial statements or the internal accounting controls used by the Seller and its Affiliates, and to the Knowledge of Seller, there has not been any claim or allegation regarding the foregoing. Since the Specified Date, none of the Seller Entities has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(f) Except for any Liens under the Seller Credit Facility and except as otherwise set forth on Section 3.5(f) of the Seller Disclosure Schedules, as of the date of this Agreement, the Purchased Assets are not subject to any Liens (other than Permitted Liens). Effective as of Closing, the Purchased Assets will not be subject to any Liens (other than Permitted Liens).

(g) All trade and other receivables accrued or reflected in the Business Financial Information (i) have arisen in the ordinary course, (ii) represent legal, valid and binding obligations of the counterparties thereto and are enforceable by the Seller in accordance with their terms and (iii) to the Knowledge of the Seller, subject to reserves for doubtful accounts and bad debts accrued or reflected in the Net Asset Statement, have been, or shall be, collected or are, or shall be, collectible in the amounts recorded in the Net Asset Statement in accordance with their terms and (iv) to the Knowledge of the Seller are, and shall not be, subject to contests, claims, counterclaims or setoffs, in each case of clauses (i) through (iii), except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(h) As of the date hereof, there are no outstanding payment guarantees entered into by or on behalf of Seller, a Seller Entity or their respective Affiliates in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities. As of the date hereof, there are no outstanding performance guarantees that are, individually or in the aggregate, material to the Business entered into by or on behalf of Seller, a Seller Entity or their respective Affiliates in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities.

Section 3.6. Absence of Changes or Events.

(a) Except in connection with or in preparation for the Sale Process, the Transaction and the other transactions contemplated by this Agreement and the Transaction Documents, since the Specified Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice.

(b) Since the Specified Date through the Closing Date, there has not been nor has there occurred any event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c) No Seller Entity has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of Purchaser pursuant to Section 5.2(b)(i)(A) (to the extent material and not in the ordinary course of business consistent with past practice), Section 5.2(b)(iv), Section 5.2(b)(vi) (solely to the extent not in the ordinary course of business consistent with past practice), Section 5.2(b)(vii), Section 5.2(b)(ix), Section 5.2(b)(x), Section 5.2(b)(xii), and Section 5.2(b)(xiii).

Section 3.7. Title; Sufficiency of Assets.

(a) Seller or another Seller Entity has good and valid title to (or, in the case of property held under a lease or other Contract, a valid and enforceable leasehold interest in) and the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement and the transactions contemplated hereby, all the Tangible Personal Property constituting Purchased Assets, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

(b) Assuming receipt of the required consents, Approvals and authorizations set forth in Article VII, as of the Closing, the Purchased Assets, (i) taking into account the Transaction Documents and all of the assets (including IT Assets), services, products, components, real property and Intellectual Property (including the Retained ThingWorx Components and any Patent owned by Seller or its Subsidiaries) to be provided, acquired, leased or licensed (or subject to the covenant in Section 5.8(c)) under this Agreement or the other Transaction Documents, (ii) assuming that Purchaser employs substantially all Business Employees and (iii) assuming that the Purchaser has or establishes entities in each jurisdiction in which the location of the Purchased Assets or Business Employees so requires and that such entities obtain such necessary corporate qualifications to do business in such jurisdiction, constitute all of the assets owned by the Seller Entities that are necessary to conduct the Business in substantially the same manner as currently conducted in all material respects.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all Purchased Assets are in good working order, condition and repair (ordinary wear and tear excepted), have been maintained in all material respects in accordance with normal industry practice and are fit for use by the Purchaser in the ordinary course of business.

Section 3.8. Intellectual Property; IT Assets.

(a) Section 3.8(a) of the Seller Disclosure Schedules sets forth a true and complete list of all registrations and applications included in the Transferred IP as of the date of this Agreement (the “Transferred Registered IP XE "Transferred Registered IP" \t "3.8(a)" ”), and all Transferred Registered IP is subsisting and unexpired and has not been adjudged invalid and unenforceable. There is no opposition or cancellation Proceeding pending against a Seller Entity, or to the Knowledge of Seller, threatened in writing against a Seller Entity, challenging the ownership, validity, scope or enforceability of any Transferred IP (other than ordinary course office actions related to the Transferred Registered IP). The Seller Entities have taken all actions necessary, including filing all documents and making timely payments, to register, prosecute and maintain in full force and effect the registrations and applications for all items of Transferred Registered IP. The Transferred IP and Transferred Unsupported IP is exclusively owned by one of the Seller Entities, free and clear of all Liens (other than Permitted Liens) and a Seller Entity has a valid and enforceable right to use all other Intellectual Property included in the Purchased Assets or otherwise necessary to operate the Business as of the Closing, and Purchaser will have all such rights immediately after the Closing to the same extent as Seller Entities had such rights prior to the Closing.

(b) (i) The operation or conduct of the Business and use of Transferred IP, Transferred Unsupported IP and the Retained ThingWorx Components by the Seller Entities does not infringe upon, misappropriate, dilute or otherwise violate (“Infringe” XE "Infringe” \t “Error! Reference source not found.” ) the Intellectual Property of any third Person in any material respect, and has not, during the past three (3) years (or, for Patents, six (6) years), Infringed the Intellectual Property rights of any third Person in any material respect, and there are no, and in the past three (3) years (or, for Patents, six (6) years) have been no, material Proceedings or Judgments pending against a Seller Entity or, to the Knowledge of Seller, threatened in writing, against any Seller Entity alleging the same or challenging the ownership or validity of any Transferred IP, Transferred Unsupported IP or Retained ThingWorx Components; and (ii) to the Knowledge of Seller, no third Person is currently Infringing the Transferred IP nor are there any Actions pending or threatened in writing by any Seller Entity against any Person alleging any Infringement of any Transferred IP in any material respect.

(c) All Persons who created, developed or invented material Intellectual Property for or on behalf of any Seller Entity that is included in the Transferred IP and Transferred Unsupported IP have validly assigned in writing to the applicable Seller Entities all of their rights in same, or such Intellectual Property rights have vested in the applicable Seller Entity by operation of law. None of the Seller Entities have deposited or delivered any material source code included in the Transferred Software to any source code escrow agent or have any obligation to do so.

(d) No Software that has been distributed, conveyed or made available by the Seller Entities to others uses, combines, modifies, contains, incorporates, is derived from or links to any Open Source Software in a manner that (i) would require that any proprietary source code for any Transferred Software be disclosed, delivered, distributed, licensed or otherwise made available to any Person; (ii) limits any Seller Entity’s freedom to seek full compensation in connection with the marketing, licensing or distribution of any Transferred Software; or (iii) allows a third Person to decompile, disassemble, or otherwise reverse engineer any Transferred Software.

(e) The Seller Entities take, and have taken in the past three (3) years, commercially reasonable measures to protect any confidential information and trade secrets that are disclosed to them under obligations of confidentiality or are owned or possessed by them, in each case, related to the Business, and to the Knowledge of Seller, there have been no unauthorized uses or disclosures of any such confidential information or trade secrets, and (ii) the security, integrity, redundancy and continuous operation of the Transferred IT Assets and the Software (including the Transferred Unsupported IP) and the security of the Sensitive Data of the Business. For the past three (3) years, the Seller Entities have not actually experienced, reasonably suspected, or been accused in writing of any (A) Security Breaches of or (B) outages or other unauthorized access to or use of or loss of access to, in each case of (A) and (B), any IT Assets or Software used in the operations of the Business, in each case, other than incidents that have since been remediated in all material respects within a reasonable time period without incurring material cost or liability. For the past three (3) years, the Seller Entities have not given notice, and have not been obligated to give notice, by applicable Law or other Privacy Requirements, to any Person of any Security Breach. The Seller Entities have not received any notice of any claims or investigations (including investigations by a Governmental Entity) of alleged violations of Privacy Requirements with respect to Personal Data Processed by the Seller Entities and, to the Knowledge of Seller, there is no reasonable basis for such proceeding or investigation.

(f) In the past three (3) years, no Seller Entity has processed any Personal Data in developing, building, instructing, or training any artificial intelligence, machine learning, or other similar algorithm, program, product, or technology, including those simulating human intelligent thought processes, in each case, in material violation of any Privacy Requirements.

(g) (i) A Seller Entity lawfully owns all Transferred IT Assets and Transferred Software and lawfully leases or licenses all other IT Assets or Software used in or necessary for the conduct of the Business as of the Closing and (ii) subject to the transactions contemplated by the Transition Services Agreement, Purchaser will continue to have all such rights immediately after the Closing to the same extent as prior to the Closing. Neither the Transferred Software nor, to the Knowledge of Seller, the Transferred IT Assets contain any viruses, bugs, vulnerabilities, faults, or other disabling code that could (A) significantly disrupt or adversely affect the functionality or integrity of any such Transferred Software, Transferred Unsupported IP or Transferred IT Assets or (B) enable or assist any Person to access without authorization any Transferred Software, Transferred Unsupported IP or Transferred IT Asset or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data included in the Transferred IT Assets or Transferred IP. The Seller Entities have, in the past three (3) years used and maintained, and currently use and maintain, commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities.

Section 3.9. Data Privacy and Security.

(a) The Seller Entities have for the past three (3) years (x) been compliance in all material respects with all Privacy Requirements and (y) implemented controls, including policies and procedures, reasonably designed to ensure compliance with Privacy Requirements and have adopted and published privacy notices and policies that accurately describe its privacy practices, and have at all times complied with such notices and policies. All Personal Data collected from the Seller Entities’ websites, digital properties, and otherwise has, for the past three (3) years, been collected, maintained, used or otherwise Processed by the Seller Entities in material compliance with the requirements of the Privacy Requirements. (i) The transfer, disclosure, and other Processing of Personal Data by the Seller Entities in connection with the Transaction, including any transfer to Purchaser or its Affiliates, in each case, prior to or on the Closing Date, complies with all Privacy Requirements and (ii) if the Transaction requires any consents or opt-out procedures for individuals prior to or on the Closing Date under applicable Privacy Requirements, all such required consents will have been obtained, or any required opt‑out procedures will have been properly implemented, except in each case of (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) The Seller Entities have, in the past three (3) years, implemented and maintained (and currently maintain) a written information security program comprising reasonable administrative, physical, and technical safeguards designed to protect the security, confidentiality, integrity and availability of IT Assets and Software used in the Business and the Seller Entities’ Sensitive Data Processed thereby that (i) is consistent in material respects with practices in the industry in which the Business operates and (ii) complies with all Privacy Requirements. In the past three (3) years, the Seller Entities have contractually obligated all third‑party service providers that Process Sensitive Data on behalf of the Seller Entities with respect to the Business (collectively, “Processing Entities”) to (i) comply with applicable Privacy Requirements, (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse, and (iii) provide notification to the Seller Entities of any Security Breaches, except in each case of (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.10. Real Property. Seller has made available to Purchaser complete and correct copies of the Transferred Leases. The Seller Entities have valid title to the leasehold estate (as lessee) in all Transferred Leased Property as lessee or sublessee, in each case free and clear of all Liens (other than Permitted Liens), except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. (i) All leases and subleases for the Transferred Leased Property under which any of the Seller Entities is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, (ii) no written notices of default under any such lease or sublease have been sent or received by any of the Seller Entities within the one (1)-year period prior to the date of this Agreement, and (iii) none of the Seller Entities have subleased, licensed or otherwise granted any third party the right to use or occupy any Transferred Leased Property or any portion thereof, except, in each case of the foregoing clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. There are no pending or, to Seller’s Knowledge, threatened in writing appropriation, condemnation, eminent domain or like Proceedings relating to the Transferred Leased Property, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Transferred Leased Property has suffered any material damage or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not have a Business Material Adverse Effect.

Section 3.11. Contracts.

(a) Section 3.11 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the following Contracts that are (x) primarily related to the Business or (y) where indicated, Specified Business Contracts and, in each case, to which Seller or any of its Subsidiaries is a party or under which any Purchased Assets are bound (other than Benefit Plans, Permits, Transferred Leases, purchase orders, invoices, any Contract that is an Excluded Asset, any Contract listed on Section 3.16 of the Seller Disclosure Schedules and any Contract that is used to provide services, assets or products pursuant to the Transaction Documents) (each such Contract, a “Material Contract”) XE "Material Contract” \t “3.11(a)” :

(i) any Specified Business Contract that is (A) with a Material Supplier or (B) a Customer Contract with a Material Customer and any statements of work or order agreements issued under any such Customer Contract that involve aggregate payments related to the Business of over $100,000;

(ii) any Specified Business Contract that is a Customer Contract (other than order agreements under such Contracts entered in the ordinary course of business and that do not deviate in any material respect from standard forms made available to Purchaser prior to the date hereof) with a top ninety (90) customer of the Business by annual revenues during Seller’s three fiscal quarters ended June 30, 2025 and involving payments for services provided by the Business in excess of $1,000,000 during Seller’s three fiscal quarters ended June 30, 2025;

(iii) any Specified Business Contract with any distributor or reseller, pursuant to which such third party is authorized to sell or sublicense products of the Business involving payments in excess of $1,000,000 during Seller’s three fiscal quarters ended June 30, 2025;

(iv) any Contract requiring future capital expenditure obligations by or on behalf of the Business in excess of $250,000 on an annual basis or $2,000,000 in the aggregate;

(v) any joint venture, partnership agreement or similar agreement that involves sharing profits, losses, costs or liabilities with any unaffiliated third party related to the Business;

(vi) any license for or grant of rights in or to use (i) the Transferred IP, excluding any non-exclusive licenses granted to (x) customers and service providers in the ordinary course of business and (y) resellers, distributors and members of Seller’s partner programs, in each case, that are similar in all material respects to such licenses included in form(s) made available to Purchaser; or (ii) the Intellectual Property of any other Person, excluding any (A) non-exclusive, generally commercially available licenses for Software with total annual fees of less than $500,000, (B) employee Intellectual Property assignments, (C) licenses of Open Source Software, and (D) Contracts where a non-exclusive license to Intellectual Property is incidental to the primary purpose of the Contract;

(vii) any Contract (including settlement agreements, co-existence agreements, and consent agreements) pursuant to which the Seller or any Seller Entity is restricted from using, registering, or enforcing any Transferred IP;

(viii) any settlement agreements relating to the Business or Contracts relating thereto that (A) obligate payments to be made after the Closing, (B) will restrict or otherwise affect the operations of the Business in any way after the Closing or (C) impose fines or criminal penalties;

(ix) any Contract (A) relating to or evidencing Indebtedness in excess of $500,000 or (B) imposing any material Lien (other than Permitted Liens) on any material Purchased Assets, which Lien secures an obligation in excess of $500,000;

(x) any Specified Business Contract that is a Government Contract involving payments for services provided by the Business in excess of $50,000 during Seller’s three fiscal quarters ended June 30, 2025;

(xi) any Contract for the sale or acquisition of a material portion of the assets of the Business or for the grant to any Person of any preferential rights to purchase any of the asset of the Business, in each case in the last three (3) years or with respect to which there are outstanding obligations with respect to indemnification, purchase price adjustment, “earn-out” or similar contingent payment obligations;

(xii) any Contract containing covenants that would restrict or limit in any material respect the ability of the Business after the Closing to compete in any business or with any Person or in any geographic area, including any applicable non-competition or right of first refusal provisions or to solicit sales or business from any Person;

(xiii) any Specified Business Contract that (A) grants most favored customer pricing or other preferred pricing rights to any Person, (B) grants exclusivity (including Contracts that require or purport to require the Business to acquire all or any material portion of its requirements of a particular good or service from a Person) or (C) contains any minimum purchase or sale obligation (including take-or-pay Contracts); or

(xiv) any commitment to enter into any of the foregoing described in clauses (i) through (xiii).

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity party thereto, and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, as of the date hereof and subject to the Enforceability Exceptions and no Seller Entity or, to the Knowledge of Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute a breach or default (whether by lapse of time or notice or both), nor is the Seller or any of its Affiliates in receipt, of any written notice of any breach of or default under, or any non-renewal, termination, cancellation of, or any amendment or change to, any Material Contract, except for any breach or default that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. None of the Seller Entities have waived any rights under any Material Contract or, as of the date hereof, received any notice of termination or non-renewal with respect thereto. Seller has made available to Purchaser complete and correct copies of each Material Contract in the form existing as of the date hereof, together with all amendments, modifications, extensions, guarantees and other binding supplements thereto.

Section 3.12. Compliance with Applicable Laws; Permits.

(a) (i) None of the Seller Entities is, and for the last three (3) years none of the Seller Entities has been, in violation of any Law or Judgment applicable to the conduct of the Business and no written notices have been received by the Seller or any of its Affiliates, and no Proceedings have been pending or filed against the Seller or any Affiliates alleging any violation of or noncompliance with any such Laws or Judgment with respect to the Business, except for any such violation or non-compliance that is not, individually or in the aggregate, material to the Business, taken as a whole, and (ii) there is no Business-related inspection, audit, investigation, finding, penalty assessment or other compliance or enforcement action (including fines) currently pending, or to the Seller’s Knowledge, threatened in writing against the Seller or any of its Affiliates by a Governmental Entity, and no event has occurred or circumstance exists that (with or without notice or lapse of time) that may constitute or result in a violation by the Seller or any of its Affiliates of any Law or Judgment applicable to the conduct of the Business, in each case of clause (i) and (ii), that is, individually or in the aggregate, material to the Business, taken as a whole.

(b) Section 3.12(b) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Business Permits. The Seller Entities hold, and for the last three years have held, all material Permits reasonably necessary for the conduct of the Business as presently conducted by the Seller Entities as of the date hereof (the “Business Permits XE "Business Permits" \t "3.12(b)" ”). The Seller Entities are in compliance in all material respects with the terms of the Business Permits and the Business Permits are valid, binding and in full force and effect, except as would not reasonably be expected to be material to the Business, taken as a whole. There are no Proceedings pending or, to the Seller’s Knowledge, threatened in writing alleging any violation or breach of, or the failure to hold, or of any default under, any of the Business Permits, except for any such Proceeding that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 3.13. Environmental Matters. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (a) the Seller Entities are in compliance with all applicable Environmental Laws with respect to the Business, (b) the Seller Entities hold and are in compliance with all Permits required pursuant to Environmental Laws for the operation of the Business as presently conducted by the Seller Entities, and (c) as of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against the Seller Entities alleging a violation of, or liability under, any Environmental Laws with respect to the Business.

Section 3.14. Taxes. (a) All material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business have been filed and all such Tax Returns are accurate and complete in all material respects; (b) all material amounts of Taxes relating to the Purchased Assets or the Business (whether or not shown to be due on such Tax Returns) that are due and payable have been paid; (c) there are no Liens for Taxes upon any of the Purchased Assets (other than Permitted Liens described in clause (a) of the definition thereof); (d) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Purchased Assets (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice); (e) all material amounts of Taxes required to have been withheld with respect to the Purchased Assets or the Business in connection with any amounts paid or owing to any employee, service provider, creditor or other Person have been withheld and paid to the appropriate governmental authority when due; (f) since January 1, 2024, the Seller has not amended any accounting principles, policies or practices, changed any non-Income Tax election or amended or modified any material Tax Return, entered into any closing agreement that would be binding on the Purchaser following the Closing, settled any claim or assessment with respect to a material amount of Taxes, or requested or consented to any extension or waiver of the limitation periods applicable to any claim or assessment with respect to Taxes that would be binding on the Purchaser following the Closing, in each case, with respect to the Purchased Assets or the Business; (g) no written claim has been received from any Taxing Authority in any jurisdiction where the Seller does not file Tax Returns with respect to the Purchased Assets or the Business that Seller is, or may be, subject to Tax by that jurisdiction or is required to file Tax Returns in that jurisdiction with respect to the Purchased Assets or the Business, which claim has not been fully settled or withdrawn; (h) there are no pending audits, examinations, assessments, suits, claims, investigations, or other proceedings by any Taxing Authority with respect to the Purchased Assets or the Business; (i) to the extent relating to the Purchased Assets, the Seller Entities are in compliance in all material respects with applicable Laws pertaining to escheat and unclaimed property obligations; (j) no Non-U.S. Asset Seller Entity, is transferring in the transactions contemplated by this Agreement any “United States real property interest” within the meaning of Section 897 of the Code; and (k) none of Seller or any of its Affiliates is party to any contract relating to Tax sharing or Tax allocation affecting the Purchased Assets, the Business or the Seller that would bind, obligate or restrict the Purchaser or its Affiliates, other than agreements entered into in the ordinary course of business the primary purpose of which was not Taxes.

Section 3.15. Employees and Employee Benefit Plans; Labor Relations.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan, other than any individual agreements for Business Employees that are in substantially the same terms as a form agreement listed on Section 3.15(a) of the Seller Disclosure Schedules. With respect to each Assumed Employment Agreement and each Benefit Plan, Seller has made available to Purchaser, to the extent applicable, (i) a correct and complete copy of the current plan document together with all amendments thereto or, if not reduced to writing, with respect to an Assumed Employment Agreement or other material Benefit Plan, a written summary of all material plan terms, (ii) the current summary plan descriptions (including any summaries of material modifications), (iii) solely with respect to any Assumed Employment Agreement and each Benefit Plan listed on Section 2.6(f) of the Seller Disclosure Schedules, any related trust agreements, custodial agreements, insurance policies, administrative agreements, advisory agreements and similar Contracts or other funding arrangement documents, (iv) the most recent Internal Revenue Service determination letter, if applicable, (v) solely with respect to any Assumed Employment Agreement and each Benefit Plan listed on Section 2.6(f) of the Seller Disclosure Schedules, the most recent (x) Form 5500 or local country equivalent and attached schedules (if applicable) and (y) actuarial valuation reports, (vi) solely with respect to any Assumed Employment Agreement, results of non-discrimination testing for each of the last three (3) years and (vii) any material non-routine correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity within the last six (6) years.

(b) Each Benefit Plan and Assumed Employment Agreement that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification and, to Seller’s Knowledge, except as would not reasonably be expected to have a material effect on the Business, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(c) Each Benefit Plan and Assumed Employment Agreement has been operated in material compliance with its terms and applicable Law and all contributions, distributions, premiums and expenses required to be made by Law or by the terms of a Benefit Plan or an Assumed Employment Agreement have been timely made in all material respects.

(d) Except as set forth on Section 3.15(d) of the Seller Disclosure Schedules, no Benefit Plan or Assumed Employment Agreement is (i) subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA), (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code), or (iv) a Multiemployer Plan.

(e) Except as set forth on Section 3.15(e) of the Seller Disclosure Schedules, there is no International Benefit Plan sponsored by Seller or a Subsidiary thereof that is in the nature of a defined benefit plan or Multiemployer Plan. Each International Benefit Plan (x) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment, and (y) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law.

(f) Except as required by applicable Law, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (i) result in any payment or benefit (whether of compensation, termination or severance pay or otherwise) becoming due to any Business Employee, (ii) increase any benefits or compensation otherwise payable to any Business Employee, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits or compensation to any Business Employee, (iv) limit or restrict the right of any Seller Entity, Purchaser, or any of their respective Affiliates to merge, amend or terminate any Assumed Employment Agreement or any related Contract, (v) result in any forgiveness of indebtedness of any Business Employee, or (vi) result in any “parachute payment” within the meaning of Section 280G of the Code.

(g) Section 1.1(a)(i) of the Seller Disclosure Schedules contains a complete and accurate list of the Business Employees (the “Census”) as of the date that is no earlier than three (3) business days prior to the date hereof (the “Census Date”) and sets forth for each such individual the following (anonymized as needed to the extent required by applicable Law): (i) job title or position; (ii) employing entity; (iii) hire date; (iv) work location (by country, state/province, city and office or remote); (v) current annual base salary or hourly wage rate (as applicable); (vi) target annual commission, bonus or other incentive-based compensation; (vii) leave status (and, if on leave, the anticipated return date, if known), (viii) union status (unionized or non-unionized), to the extent such disclosure is permitted under applicable Law and is known by Seller, (ix) employment status (full-time, part-time, occasional or other), (x) whether on temporary lay-off and if so the date of expiry of recall rights and (xi) visa or immigration status. The Census includes, as of the Census Date, all employees who have been dedicated (or whom Seller and Purchaser have mutually agreed are at least partially dedicated) to the Business, and Seller has not, as of the date hereof, transferred out or otherwise materially altered the duties and responsibilities of any such employees in a manner that would cause such employee to no longer be dedicated or partially dedicated (as applicable) to the Business. To the Knowledge of Seller, no officer-level Business Employee or other Business Employee earning annual base compensation in excess of USD $175,000, or group of Business Employees, has given notice of termination of employment, or otherwise disclosed plans to terminate employment with Seller or any of its controlled Affiliates within the twelve (12) month period following the date hereof. To the Knowledge of the Seller, except as would not be material, each of the Seller and its Affiliates (as applicable) maintains, and has maintained for each of the past three (3) years, all work permits, visas, authorizations or status, as the case may be, required for the Business Employees to perform work or provide services to the Seller or its Affiliates in their jurisdiction of employment or service, including a valid U.S. Form I-9 for each Business Employee located in the U.S. and, to the extent Seller or its Affiliates had any such obligations, all necessary visa or work authorization petitions have been timely and properly filed on behalf of any Business Employee requiring a visa stamp, I-94 status document, employment authorization document or other immigration document to legally work in the applicable jurisdiction, and all paperwork retention requirements with respect to such applications and petitions have been met.

(h) Set forth on Section 3.15(h) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of (i) each collective bargaining agreement or other similar Contract with any labor union, works council, trade union or other employee representative body (each, a “Union”) to which Seller or any of its Affiliates is a party, or is currently negotiating, and to which any of Seller or its Affiliates is subject with respect to Business Employees, (ii) to the extent not listed under clause “(i)” of this paragraph, any Union that represents any of the Business Employees in connection with their employment with Seller or its Affiliates, and (iii) any notice, consent or consultation obligations with respect to any Union that will be a condition precedent or triggered by the execution of this Agreement (or any Foreign Acquisition Agreement) or the consummation of the Transaction. To the Knowledge of Seller, there are no, and for the past three (3) years have been no, organization campaigns, demands, petitions or other unionization activities seeking recognition of a bargaining unit in the Business or certification of a Union as the bargaining representative for any Business Employees. During the three (3)-year period immediately prior to the date of this Agreement, there have been no strikes, lockouts, slowdowns, work stoppages, picketing, handbilling, unfair labor practice charges or complaints, grievances, labor arbitrations or other similar labor disruptions or activities involving any Business Employees. Seller provided Purchaser with all complete and accurate copies of all collective bargaining agreements and contracts set forth on Section 3.15(h) of the Seller Disclosure Schedules.

(i) The Seller and its Affiliates (in each case with respect to the Business or any Business Employee) are, and for the past three (3) years have been, in material compliance with all applicable Laws (including, for the avoidance of doubt, Employment Laws) respecting employment and employment practices and terms and conditions of employment, including all provisions relating to wages and hours, social contributions, the classification and compensation of employees and independent contractors, pension, equal treatment, working time regulations, vacation, overtime, labor relations, background checks and drug testing, fair employment practices, leaves of absence, including, maternity leave, protected leave, child labor practices, occupational health and safety, workers’ compensation, pay equity, as required under applicable Law, disability rights, privacy, bullying, harassment (including sexual harassment), French language, plant closings and mass layoffs or mass terminations or mass retrenchments, and collective dismissals (including WARN), immigration (including work authorization and employment eligibility), recordkeeping, employment contracts and policies, and collective bargaining (including the terms of any collective bargaining agreement or other Contract with any Union). Neither the Seller nor any of its Affiliates (in each case with respect to the Business) is, or has been in the past three (3) years subject to any pending or, to the Knowledge of Seller, threatened Action (i) concerning employment-related matters or (ii) brought by or on behalf of any current or former applicants, employees, independent contractors, directors, officers or other service providers (as to any of the foregoing categories of non-employees, solely with respect to Employment Laws) of the Business, except in each case for any such Actions that are no longer pending and were not at the time, and would not now reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. In the past three (3) years, neither the Seller nor any of its Affiliates (in each case with respect to the Business) has received any material complaints of, or entered into a material settlement agreement or material similar out-of-court pre-litigation agreements relating to, sexual harassment or other type of discrimination or harassment involving any Business Employee.

(j) In respect of the International Business Employees, neither the Seller nor any of its Affiliates maintains, is required to contribute to, or has any liability with respect to any employee benefit plan that is a United Kingdom occupational pension scheme that provided benefits other than those provided in the event of old age, invalidity or death.

(k) There are no written notices of penalties, fines, charges, surcharges, assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments XE "Assessments" \t "3.15(l)" ”) or any other written communications related thereto which Seller or its Affiliates received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on. To the Knowledge of Seller, there are no Assessments which have not been paid in full and there are no facts or circumstances which may result in any material increase in liability to the Business, or which may materially adversely affect the Business’ accident cost experience, under any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing.

(l) All orders, inspection reports, derogations, notices of infractions, claims, penalties or fines under applicable occupational health and safety Laws relating to the Business Employees and the Business and any of its facilities, have been provided to Purchaser, and Seller and its Affiliates complied and are in compliance with same and there are no appeals of same currently outstanding. There are no charges, procedures or audits pending or in progress, under occupational health and safety Laws, in respect of Business Employees or the Business or any of its facilities. There have been no fatal accidents in respect of Business Employees or the Business or any of its facilities, or any other accidents or incidents which might reasonably be expected to lead to charges involving the Business under applicable occupational health and safety Laws. Seller and its Affiliates have not been reassessed in any material respect under occupational health and safety Laws in the past three (3) years.

(m) No other employee or individual (in any capacity) (aside from former employees or individuals who may have a right to reinstatement under applicable Laws), has any right, under applicable Laws or pursuant to any collective bargaining agreement or otherwise, to be recalled, transferred, assigned, reinstated or otherwise placed into any job or position in respect of the Business.

Section 3.16. Intercompany Arrangements. Except for (i) any Contracts that are neither material in amount in relation to the Business nor necessary for Purchaser to conduct the Business in all material respects as it is conducted following the Closing, (ii) the Transaction Documents and the Contracts contemplated thereby and (iii) any Contracts to be terminated at or prior to the Closing, Section 3.16 of the Seller Disclosure Schedules lists all Contracts existing as of the date hereof solely between or among Seller or its Affiliates with respect to the conduct of the Business or by which the Purchased Assets are bound. As of the date hereof, except as disclosed in the filings of Seller or its Affiliates with the United States Securities and Exchange Commission (the “SEC XE "SEC" \t "3.16" ”), in the past three (3) years, no event has occurred and no relationship exists with respect to the Business that would be required to be disclosed under Item 404 of Regulation S-K promulgated by SEC.

Section 3.17. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates and for which Purchaser would be liable, other than any payment or reimbursement that constitutes a Transaction Expense or Retained Liability.

Section 3.18. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (x) all material insurance programs (excluding Benefit Plans) owned or held by Seller or its Affiliates, which cover the Business are in full force and effect and are valid and enforceable and (y) all validly invoiced premiums due thereunder have been paid when due. During the three (3)-year period immediately prior to the date of this Agreement, neither Seller nor any of its Affiliates has received notice (i) of cancellation or termination of any such insurance program other than in connection with normal renewals of any such insurance programs or (ii) that there has been any material claim pending under any insurance program as to which coverage has been questioned, denied or disputed by the underwriters of such insurance program or as to which any insurer has made any reservation of rights or refused to cover all or a portion of such claims. There are no material outstanding claims related to the Business under any such insurance program or material default with respect to the provisions in any such program.

Section 3.19. Anti-Bribery; OFAC. For the five (5)-year period preceding the date of this Agreement:

(a) None of Seller or any of its directors, officers, or, to the Knowledge of Seller, employees, agents or other persons that act for or on behalf of Seller (each solely in their capacity as such) (individually and collectively, “Company Representatives” XE "Company Representatives” \t “3.19(a)” ) has, in connection with or related to the Business, violated the (i) U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010, as amended, (iii) the Corruption of Foreign Public Officials Act (Canada), as amended and the anti-bribery provisions of the Criminal Code (Canada), as amended, or (iv) any other applicable anti-bribery or anti-corruption law, regulation or ordinances (“Anti-Bribery Laws” XE "Anti-Bribery Laws” \t “3.19(a)” ). Each of the Seller and to the Knowledge of Seller, the Company Representatives has for the past five (5) years complied with all Anti-Bribery Laws applicable to the Business. In the past five (5) years, neither the Seller nor to the Knowledge of Seller the Company Representatives (with respect to the Business) has received any notice from any Governmental Entity that alleges a potential violation of Anti-Bribery Laws, in each case, related to the Business. Seller has established internal controls and procedures reasonably designed to ensure compliance with Anti-Bribery Laws applicable to the Business.

(b) To the Knowledge of Seller, there is no pending or threatened investigation, inquiry, or enforcement Proceedings, in connection with or related to the Business, by any Governmental Entity regarding any offense or alleged offense under any Anti-Bribery Law.

(c) In the past five (5) years, neither the Seller nor to the Knowledge of Seller the Company Representatives (with respect to the Business) has violated applicable Anti-Money Laundering Laws. To the Knowledge of Seller, in connection with or related to the Business, neither Seller nor any Company Representative (a) is under investigation by any Governmental Entity for, any violation of any Anti-Money Laundering Laws; (b) has been assessed as liable for civil or criminal penalties under any Anti-Money Laundering Laws; or (c) has had any of its funds seized or forfeited in any Action under any Anti-Money Laundering Laws.

(d) None of Seller nor, to the Knowledge of Seller, any Company Representative has, in connection with the Business, violated the Regulation (EU) 2021/821, Regulation (EU) 2023/66, and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Business from time to time.

(e) None of Seller or, to the Knowledge of Seller, any Company Representative has in connection with or related to the Business, violated laws and regulations imposing trade, economic and financial sanctions laws, regulations, embargoes, and related restrictive measures administered by the United States, Canada, the European Union, the United Kingdom, the United Nations, or similar Governmental Entity with regulatory authority over the Seller and the Business from time to time including, but not limited to, the U.S. Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC” XE "OFAC” \t “Section 3.19(e)” ) (“Sanctions” XE "Sanctions” \t “Section 3.19(e)” ). None of Seller or, to the Knowledge of Seller, any Company Representative has in connection with or related to the Business, engaged, directly or indirectly, in any dealings or transactions in or with a Sanctioned Jurisdiction or with a Sanctioned Party in each case in violation of Sanctions. None of Seller or to the Knowledge of Seller any Company Representative is a person that is the subject or target of Sanctions.

Section 3.20. Material Customers; Material Suppliers.

(a) Section 3.20(a) of the Seller Disclosure Schedules sets forth a true and correct list of the top twenty (20) customers of the Business by annual revenues for Seller’s three fiscal quarters ended June 30, 2025 (collectively, the “Material Customers” XE "Material Customers” \t “3.20(a)” ). None of the Seller or any of its Subsidiaries has received, during the twelve (12) month period prior to the date hereof, any written notice from a Material Customer that such Material Customer intends to terminate or materially reduce its business with the Business. As of the date hereof, none of the Seller or any of its Subsidiaries are involved in any material claim or dispute with any Material Customer related to the Business.

(b) Section 3.20(b) of the Seller Disclosure Schedules sets forth a true and correct list of the top ten (10) suppliers of the Business by annual dollar amount of purchases for Seller’s three fiscal quarters ended June 30, 2025 (collectively, the “Material Suppliers” XE "Material Suppliers” \t “Section 3.20(b)” ). None of the Seller or any of its Subsidiaries has received, during the twelve (12) month period prior to the date hereof, any written notice from a Material Supplier that such Material Supplier intends to terminate or materially reduce its business with the Business. As of the date hereof, none of the Seller or any of its Subsidiaries are involved in any material claim or dispute with any Material Supplier related to the Business.

Section 3.21. Government Contracts.

(a) From the date that is three (3) years prior to the date of this Agreement to the date hereof, Seller and its Subsidiaries have: (i) materially complied with all terms and conditions of each Government Contract; and (ii) implemented systems and controls designed to ensure material compliance with the obligations of their Government Contracts, except as would not be material to the Business, taken as a whole. As of the date of this Agreement, no show cause notices or cure notices have been issued and remain unresolved in connection with any Government Contract.

(b) With respect to each Government Contract and Government Bid, from the date that is three (3) years prior to the date of this Agreement to the date hereof, all representations, certifications and disclosures made by Seller or any of its Subsidiaries were complete and accurate in all material respects as of their effective date, and Seller and its Subsidiaries have complied in all material respects with all such representations, certifications, and disclosures.

(c) Section 3.21(c) of the Seller Disclosure Schedules sets forth a true and correct list, as of the date hereof, of Seller’s and its Subsidiaries’ active Government Contracts relating to the Business that require Seller or its applicable Subsidiary to possess a facility security clearance or otherwise have the ability to access classified information.

(d) Since the date that is three (3) years prior to the date of this Agreement, neither Seller, its Subsidiaries, nor any of their owners, officers, directors, or principals (as defined at 48 C.F.R. § 2.101) have been debarred or suspended or otherwise excluded or made ineligible from government contracting. To the Knowledge of Seller, as of the date of this Agreement no circumstances exist that would reasonably be expected to lead to the institution of suspension or debarment proceedings against Seller, its Subsidiaries or their principals.

(e) From the date that is three (3) years prior to the date of this Agreement to the date hereof, none of Seller or any of its Subsidiaries has performed any Government Contract subject to the cost reimbursement requirements at 48 C.F.R. Subpart 16.3, or otherwise subject to the cost principles at 48 C.F.R. Part 31 or the cost accounting standards at 48 C.F.R. Part 9904, and none of Seller or any of its Subsidiaries has made any assignment to any Person of Government Contracts or any interests in the Government Contracts in each case, that are Purchased Assets.

(f) From the date that is three (3) years prior to the date of this Agreement to the date of this Agreement, (i) none of Seller or any of its Subsidiaries has received any written subpoenas, search warrants, or civil investigative demands requesting information from Seller, any of its Subsidiaries or any of their officers, directors, or employees by any Governmental Entity of applicable jurisdiction with respect to any Government Contract or Government Bid; (ii) none of Seller, any of its Subsidiaries or any of their officers, directors or employees has received any written notice that they are under, nor that there is pending or threatened, administrative, civil or criminal investigation or indictment or any audit (other than routine audits), in connection with a Government Contract or Government Bid; (iii) none of Seller or any of its Subsidiaries has conducted or initiated any internal audit or investigation with respect to any suspected or alleged material violation of any Government Contract or Law or regulation applicable to any Government Contract (in each case, excluding any such internal audit or investigation that has been concluded without any finding that any such material violation or has occurred); (iv) none of Seller or any of its Subsidiaries has made any mandatory disclosure to any Governmental Entity with respect to evidence of any alleged breach, violation, mischarging, misstatement, or other irregularity in connection with any Government Contract or Government Bid; and (v) there have been no facts or circumstances that would require a mandatory disclosure by Seller or any of its Subsidiaries pursuant to Federal Acquisition Regulation clause 52.203-13. in connection with a Government Contract or Government Bid.

Section 3.22. No Other Representations or Warranties. Seller acknowledges that (a) none of Purchaser nor any of its Affiliates has made any representation or warranty, expressed or implied, as to Purchaser or any of its Affiliates, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Purchaser or any of its Affiliates furnished or made available to Seller and its Affiliates and Representatives, except as expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered hereunder or thereunder, and (b) Seller has not relied on any representation or warranty from Purchaser or any of its Affiliates in determining to enter into this Agreement, except as expressly set forth in this Agreement, any other Transaction Documents or in any certificate delivered hereunder or thereunder.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Purchaser is qualified or otherwise authorized to do business and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or any other Transaction Document or (b) consummate the Transaction and the other transactions contemplated hereby or under any other Transaction Document (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect” XE "Purchaser Material Adverse Effect” \t “4.1” ).

Section 4.2. Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and will duly execute and deliver the other Transaction Documents to which it is or will be a party and, assuming due authorization, execution and delivery by Seller and its Affiliates party thereto, this Agreement and the other Transaction Documents to which Purchaser is or will be a party will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3. No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party does not and will not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of Purchaser or any of its Subsidiaries, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries or (c) any material Contract to which Purchaser or its Subsidiaries is party or the properties or assets of Purchaser or its Subsidiaries are bound, except, in the case of clause (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of, or filing or registration with or notification to, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement other Transaction Documents or the consummation of the Transaction and the other transactions contemplated hereby and thereby, other than in respect of the HSR Act, the Antitrust Laws, FDI Laws of the jurisdictions set forth on Section 4.3 of the Purchaser Disclosure Schedules and the Permits from Governmental Entities required to effectuate the transfer of the Business portion of certain Government Contracts.

Section 4.4. Financial Ability to Perform.

(a) Purchaser affirms that it is not a condition to the Closing that Purchaser obtain financing for, or related to, any of the transactions contemplated by this Agreement. Purchaser has delivered to Seller true, complete and correct copy of the Equity Commitment Letter pursuant to which the Sponsor has committed, subject to the terms and conditions set forth therein, to directly or indirectly contribute capital to Purchaser on and subject to the terms and conditions set forth therein (the “Equity Financing” XE "Equity Financing” \t “4.4(a)” ). The Equity Commitment Letter provides that Seller is a third-party beneficiary thereto.

(b) The Equity Commitment Letter has not been amended, supplemented, waived or modified prior to the date of this Agreement, no such amendment, supplement, waiver or modification is contemplated or pending, and as of the date of this Agreement, the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. There are no side letters or Contracts to which Purchaser or any of its Affiliates is a party related to the provision, funding or investing, as applicable, of the Equity Financing or the transactions contemplated hereby other than as expressly set forth in the Equity Commitment Letter delivered to Seller prior to the date hereof. As of the date hereof, the Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, subject to the Enforceability Exceptions, and Purchaser is not aware of any fact or occurrence existing on the date hereof that would or would reasonably be expected to make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate or that would or would reasonably be expected to cause the Equity Commitment Letter to be ineffective. There are no conditions or other contingencies related to the provision, funding or investing of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters delivered to Seller prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto under the Equity Commitment Letter, (ii) assuming the satisfaction of the conditions in Section 7.2, constitute a failure to satisfy a condition on the part of Purchaser or any other party thereto under the Equity Commitment Letter or (iii) result in any portion of the amounts to be provided, funded or invested in accordance with the Equity Commitment Letter being unavailable on the Closing Date.

(c) As of the date hereof, assuming the satisfaction of the conditions in Section 7.2, Purchaser has no reason to believe that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter will not be satisfied or that the full amount of the Equity Financing will not be made available to Purchaser in full on the Closing Date, and, as of the date hereof, Purchaser is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Equity Financing not to be satisfied or the full amount of the Equity Financing not to be made available to Purchaser in full on the Closing Date. Assuming the Equity Financing is funded or invested in accordance with the Equity Commitment Letter, Purchaser will have on the Closing Date immediately available U.S. funds sufficient to (i) pay the aggregate Closing Purchase Price and Final Purchase Price under Article II, (ii) pay any and all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, (iii) pay for any refinancing of any outstanding indebtedness of the Business contemplated by this Agreement and (iv) satisfy all of the other payment obligations of Purchaser contemplated hereunder.

Section 4.5. Proceedings.

(a) As of the date of this Agreement, and in the past three (3) years, (i) there are no and there have been no Proceedings pending, threatened in writing or, to the Knowledge of Purchaser, orally, against or directly related to Purchaser and (ii) Purchaser is not subject to any Judgment, in each case of clauses (i) and (ii), that, if determined adversely to Purchaser or any of its Affiliates, as applicable, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) As of the date of this Agreement, there are no Proceedings that Purchaser or any of its Affiliates presently intends to initiate that, if determined adversely to Purchaser or any of its Affiliates, as applicable, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates and for which Seller or any of its Affiliates would be liable.

Section 4.7. Investigation. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser confirms that Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Seller and the Business, as well as access to documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities and the Business and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities and the Business to its satisfaction. Purchaser agrees that, at the Closing, it shall accept the Purchased Assets and Assumed Liabilities based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to any Seller, any of its Affiliates or any other Person, except as expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered hereunder or thereunder.

Section 4.8. Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the payment of the Closing Purchase Price and all related fees and expenses) and assuming the accuracy in all material respects of the representations and warranties contained in Article III, Purchaser and its Subsidiaries (on a consolidated basis) will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Solvent” XE "Solvent” \t “4.8” means that, with respect to any Person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

Section 4.9. No Foreign Person. Purchaser is not, and Purchaser will not be, at or immediately following the consummation of the Closing, directly or indirectly, owned or controlled by a “foreign” Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565 and as implemented by regulations at 31 C.F.R. Part 800; or (ii) “foreign interest(s)” as defined in the National Industrial Security Operating Manual (“NISPOM”), such that any “foreign interest(s),” directly or indirectly, will have the power, whether or not exercised, through contractual arrangements or other means, to direct or decide matters affecting the management or operations of Purchaser.

Section 4.10. Competing Business; Competitive Transactions; Ownership. Purchaser hereby makes the Competing Business Representation to Seller.

Section 4.11. No Other Representations or Warranties. Purchaser acknowledges that (a) none of Seller, the Seller Entities, any of their respective Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business furnished or made available to Purchaser and its Affiliates and Representatives, except as expressly set forth in this Agreement, any Transaction Document or any certificate delivered hereunder or thereunder, (b) Purchaser has not relied on any representation or warranty from Seller, the Seller Entities, any of their respective Affiliates or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, any Transaction Document or any certificate delivered hereunder or thereunder, and (c) none of Seller, the Seller Entities, any of their respective Affiliates or any other Person shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser or its Affiliates or Representatives of, or Purchaser’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or its Affiliates or Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Purchased Assets and the Business and assume the Assumed Liabilities, in each case, without any representation or warranty as to merchantability or fitness thereof for any particular purpose or any other express or implied representation or warranty, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement, any other Transaction Document or any certificate delivered hereunder or thereunder. ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, NOT SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT AND ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER IS HEREBY EXPRESSLY DISCLAIMED BY PURCHASER. Notwithstanding the foregoing, the Purchaser retains all of its rights and remedies with respect to claims based on Fraud.

Article V
COVENANTS

Section 5.1. Efforts.

(a) From and after the date hereof and subject to the terms and conditions hereof, Purchaser and Seller shall (and shall cause their respective Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective promptly (and in any event before the Outside Date) the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement, which shall occur, in the case of filing of the Notification and Report Form pursuant to the HSR Act, no later than twenty (20) Business Days after the date of this Agreement unless otherwise agreed by the parties hereto, and in the case of all other filings (including those pursuant to the Antitrust Laws and FDI Laws of the jurisdictions listed in Section 7.1(a) of the Seller Disclosure Schedules) as soon as practicable, (ii) supply as soon as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and FDI Laws, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser and Seller shall use reasonable best efforts to take all actions reasonably necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information reasonably required in connection with such Approvals) required to be obtained or made by Purchaser, Seller or the other Seller Entities in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, each of Purchaser and Seller shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 7.1). To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the parties shall use reasonable best efforts to effect such transfers.

(b) In connection with the covenants set forth in Section 5.1(a), promptly after the execution of this Agreement, Seller shall use reasonable best efforts to prepare and submit, or as may be applicable cause any Subsidiary to prepare and submit, to the relevant industrial security officials at DCSA and DOE, notification of the transactions contemplated by this Agreement. Purchaser shall fully cooperate with Seller or any Subsidiary in the preparation of the notifications. Purchaser and Seller shall use their reasonable best efforts to cooperate, engage in discussions with, and provide all relevant information to, DCSA and DOE in order to facilitate the consummation of the transactions contemplated by this Agreement.

(c) Prior to the Closing, Purchaser and Seller shall each use reasonable best efforts to keep the other reasonably apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement, Section 5.3 and the Access Limitations, each party shall promptly consult with the other party to this Agreement to provide any reasonably necessary substantive information with respect to (and, in the case of material correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or material correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement, Section 5.3 and the Access Limitations, each party shall promptly inform the other party and, if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any substantive communication from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral substantive communication with any such Governmental Entity. If either party or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such party will use its reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither party will participate in, or permit its Representatives to participate in, any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make substantive oral submissions at meetings or in telephone or other conversations) unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives such other party a reasonable opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, Section 5.3 and the Access Limitations, each party shall furnish the other party with copies of all substantive filings, written submissions, material correspondence, and communications between it and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Purchaser and Seller may, as each deems reasonably advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided that materials provided pursuant to this Section 5.1(c) may be redacted (i) to remove references concerning the valuation of or future plans for the Business or (ii) consistent with the Access Limitations.

(d) Purchaser agrees to take promptly any and all steps and actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the Outside Date, including, as applicable, (i) providing information to such Persons and (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its Subsidiaries’ assets, properties and businesses and the Purchased Assets after the Closing Date, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of it and its Subsidiaries, (C) the establishment or creation of relationships and contractual rights and obligations of it and its Subsidiaries and (D) any other change or restructuring of Purchaser, its Subsidiaries and the Purchased Assets after the Closing Date (any such action described in clause (ii), a “Regulatory Remedy” XE "Regulatory Remedy” \t “5.1(d)” ), in each case, as may be required to be taken in order to obtain any Regulatory Approval or avoid the entry of, or to effect the dissolution of, any decree, order, Judgment, injunction, temporary restraining order or other order in any litigation, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement by the Outside Date. Nothing in this Section 5.1 shall require Seller to effectuate, or agree to effectuate, any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing. In addition, Purchaser shall oppose, through and including litigation on the merits (and any appeals with respect thereto), any claim asserted in court or other forum by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Outside Date. For the avoidance of doubt, a Regulatory Remedy will only apply in respect of Purchaser, its Subsidiaries and the Purchased Assets and nothing in the foregoing shall require any of Purchaser’s Affiliates (other than its Subsidiaries) to undertake any such action described in clause (ii) insofar as such action relates to the business, assets or interests of Affiliates of the Purchaser (other than Purchaser and Purchaser’s Subsidiaries). Notwithstanding anything to the contrary herein neither Purchaser nor any of its Affiliates shall be required to take any action pursuant to this Section 5.1 that would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Purchaser or any of its Affiliates, or that would reasonably be expected to have a material adverse effect on the Business as currently conducted.

(e) Whether or not the Transaction is consummated, Purchaser shall be responsible for all fees and payments (including filing fees) to any Governmental Entity in order to obtain any Approvals pursuant to this Section 5.1, other than the fees of and payments to Seller’s legal and professional advisors.

(f) Except as specifically required by this Agreement, Purchaser will not take any action the effect of which would reasonably be expected to materially delay or materially impede (i) the obtaining of any Regulatory Approval (or result in not obtaining any Regulatory Approval) or (ii) the ability of the parties to consummate the Transaction and the other transactions contemplated herein. Without limiting the generality of the foregoing, Purchaser will not, and will not permit Sponsor to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Permits or Approvals of any Governmental Entity necessary to consummate the Transaction and the other transactions contemplated herein or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transaction or the other transactions contemplated herein, or (iii) materially delay or materially impede the consummation of the Transaction or the other transactions contemplated herein. Notwithstanding anything in this

Section 5.1(f) to the contrary, nothing shall restrict Purchaser or its Affiliates from taking the actions set forth on Section 5.1(f) of the Seller Disclosure Schedules.

Section 5.2. Covenants Relating to Conduct of Business.

(a) Except as (i) set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) required by applicable Law or Judgment (iii) otherwise contemplated by the terms of this Agreement or (iv) Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (or, (A) with respect to a Deferred Jurisdiction, until such Deferred Closing and (B) with respect to the Business Employees, the Applicable Transfer Date, as applicable), Seller shall (and shall cause its Subsidiaries to) use reasonable best efforts to (A) conduct the Business in the ordinary course and (B) preserve substantially intact the Business and material relationships with Material Customers and Material Suppliers; provided that no action by Seller or any of its Affiliates with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.

(b) Except as (i) set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) required by applicable Law or Judgment or (iii) otherwise contemplated by the terms of this Agreement, solely with respect to the Business, from the date of this Agreement until the Closing (or, (A) with respect to a Deferred Jurisdiction, until such Deferred Closing and (B) with respect to the Business Employees, the Applicable Transfer Date, as applicable), Seller shall not, and shall cause its Affiliates not to, do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no action by Seller or any of its Affiliates with respect to matters specifically addressed by one provision of this Section 5.2(b) shall be deemed a breach of any other provision of Section 5.2(b) unless such action would constitute a breach of such first provision:

(i) except as may be required under any Benefit Plan set forth in Section 3.15(a) of the Seller Disclosure Schedules or under applicable Law, or in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or its Affiliates and does not impose any material increased costs on Purchaser in connection with the covenants in Section 5.6, (A) grant to any Business Employee any increase in compensation or benefits, other than (x) in the ordinary course of business consistent with past practice with respect to non-officer Business Employees whose annual base compensation does not exceed $200,000, (y) cost-of-living or merit-based increases in annual base salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% individually and 5% in the aggregate or (z) increases to employee benefits that apply uniformly to Business Employees located in a jurisdiction and other similarly situated employees of Seller or its Affiliates located in the same jurisdiction in connection with the annual renewal process of Seller or any Affiliate thereof, (B) accelerate the vesting or time of payment of any compensation or benefits that would be a Liability of the Business, or (C) adopt, enter into, materially amend, or terminate any Assumed Employment Agreement (other than adopting, entering into, or materially amending an Assumed Employment Agreement in the ordinary course of business consistent with past practice in connection with any new hires or promotions otherwise permitted under this Section 5.2);

(ii) hire, engage or terminate the employment or engagement of any Business Employee with annual base compensation in excess of $150,000 (other than any termination for cause or due to permanent disability, provided that any such terminations shall be reflected in any updated Census provided in accordance with Section 5.6(a)(iii));

(iii) negotiate, enter into, amend or extend any collective bargaining agreement or other similar Contract with a Union or recognize or certify any Union as the bargaining representative for any Business Employees, in each case except as required by applicable Law;

(iv) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law (“WARN”) XE "WARN” \t “Section 5.2(b)(iv)” ;

(v) transfer internally (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would affect whether such service provider is or is not classified as a Business Employee, other than such actions that are taken in order to fill a vacancy in the ordinary course of business consistent with past practice;

(vi) except as may be required under any Benefit Plan or applicable Law or as otherwise would not become a Liability of Purchaser and its Affiliates upon the Closing, grant any deferred compensation, bonus (other than in the ordinary course of business consistent with past practice), equity or equity-based awards (other than in the ordinary course of business consistent with past practice), severance, or termination pay to any current or former Business Employee;

(vii) except for transactions among any of the Seller Entities and their respective Affiliates (including intercompany loans and other transactions related to treasury activities), sell, pledge, dispose of or encumber (other than any Permitted Lien) any of the Purchased Assets, other than (x) in the ordinary course of business and (y) sales, pledges, dispositions or encumbrances of the Purchased Assets as may be required by applicable Law;

(viii) exercise any option to extend any leases related to the Transferred Leased Property;

(ix) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(x) sell, assign, transfer, license, fail to maintain, abandon, cancel, permit to lapse, or otherwise dispose of any Transferred IP, other than (A) non-exclusive licenses of such Transferred IP entered into with customers or service providers, resellers or distributors in the ordinary course of business, or (B) the abandonment, lapse or other disposition of any such Transferred IP rights at the end of their statutory life;

(xi) discharge, compromise, settle or release any Proceeding (which shall include any pending or threatened Proceeding), other any settlement or release that involves solely monetary damages not in excess of $250,000 without ongoing limitations on the conduct or operation of the Business and results in a full release of claims giving rise to such Proceeding;

(xii) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law, or are consistent with the Transaction Accounting Principles;

(xiii) amend any non-Income Tax accounting principles, policies or practices; change any non-Income Tax election; materially amend or modify any non-Income Tax Return; enter into any closing agreement to the extent such agreement would be binding on the Purchaser following the Closing; settle any claim or assessment with respect to a material amount of non-Income Taxes; or request or consent to any extension or waiver of the limitation periods applicable to any material claim or assessment with respect to non-Income Taxes that would be binding on the Purchaser following the Closing, in each case, solely with respect to the Purchased Assets or the Business;

(xiv) engage in any new line of business or discontinue any line of business or any material business operations;

(xv) except for any commitment that would constitute a Retained Liability, enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment or $1,000,000 in the aggregate;

(xvi) terminate or materially modify, amend or waive any material right or material claim under any Material Contract described in clauses (i), (ii) and (iii) of the definition thereof;

(xvii) incur, assume or become liable in respect of any Indebtedness, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, in each case, solely in respect of the Business and solely to the extent such Indebtedness would not be included in Estimated Closing Business Indebtedness, provided, that nothing in this Section 5.2(b)(xvii) shall prohibit the Seller Entities from refinancing or replacing the Seller Credit Facility and granting Liens in connection with such refinancing or replacement so long as all such Liens on the Purchased Assets are released at or prior to the Effective Time;

(xviii) terminate, suspend, amend or modify in any material respect, any Business Permit, except (A) as required by applicable Law or a Governmental Entity or (B) in the ordinary course of business consistent with past practice;

(xix) (A) accelerate or delay, in any material respect, collection of the accounts receivable of the Business relative to the time at which such accounts receivable otherwise would be collected as required by the applicable Contracts or (B) make any material change with respect to its policies or practices with respect to the modification of Contracts (including the cancellation of and replacement with a new Contract) in order to accelerate the billing and collection of accounts receivable;

(xx) adopt, maintain, amend or pay any sales plan, commission plan, bonus plan or other incentive-based compensation or similar performance metric that (A) is intended to, or reasonably expected to, incentivize personnel to shift consideration, bookings, revenue or contract value from the Business to the Retained Business, in each case, in a manner that reasonably would be expected to materially reduce the value of the Business as of the Closing, or (B) is inconsistent in any material respect with Seller’s obligation under Section 5.2(a), subject to the limitations therein, to use reasonable best efforts to preserve substantially intact the Business, but excluding, in each case of clause (A) and (B), the performance incentives listed on Section 5.2(b)(xx)(B) of the Seller Disclosure Schedules (or any “spiff” or similar performance incentives that are substantially similar to such incentives), or terminate or amend in a manner adverse to the Business the incentives listed on Section 5.2(b)(xx)(C) of the Seller Disclosure Schedules; or

(xxi) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c) Anything to the contrary in this Agreement notwithstanding, the parties hereto acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of Excluded Assets prior to, at or after the Closing.

(d) Anything to the contrary in this Agreement notwithstanding, the parties hereto acknowledge and agree that nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller or any of its Affiliates, except solely with respect to the conduct of the Business by Seller and any of its Affiliates.

(e) Seller shall establish and maintain an internal review process relating to Customer Contract renewals, which process is designed to monitor compliance with Seller’s obligations under Section 5.2(b)(xx) and with Seller’s obligations under Section 5.2(a) as it relates to Customer Contract renewals, which process shall include a review of discount levels by product, restacking or remixing activity, renewal acceleration and potential disparate treatment of different products, subject to reasonable materiality thresholds.

Section 5.3. Confidentiality. Purchaser and Seller acknowledge that the information being provided to Purchaser in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between TPG Global, LLC and Seller, dated as of June 18, 2025 (the “Confidentiality Agreement” XE "Confidentiality Agreement” \t “5.3” ), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing in accordance with its terms; provided, that actions taken by the parties hereto to the extent necessary in order to comply with their respective obligations under Section 5.1 shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided further, that the foregoing shall not affect Section 5.1(b) to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business (including the Purchased Assets and Assumed Liabilities); provided further, that Purchaser acknowledges that its obligations of confidentiality, non-disclosure and use with respect to any and all other information concerning Seller or any of its Affiliates (other than solely with respect to the Business (including the Purchased Assets and Assumed Liabilities)) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding. From and after the Closing until the third (3rd) anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, unless required to disclose by judicial or administrative process or applicable Law or the applicable requirements of any Governmental Entity (including the federal securities laws, rules and regulations of any national securities exchange) or requested to disclose (by court order, deposition, interrogatory questions, request for information or documents, subpoena, civil investigative demand, regulatory demand or similar process), hold in confidence all non-public and confidential information exclusively concerning the Business or the Purchased Assets (the “Confidential Information” XE "Confidential Information” \t “5.3” ); provided, that for purposes of this Agreement, “Confidential Information” shall not include any information to the extent such information (i) is in the public domain other than directly as a result of a disclosure by Seller or its Affiliates in violation of their confidentiality obligations of this Section 5.3 or any other duty of confidentiality owed to the Business, (ii) was acquired after the Closing by Seller or any of its Affiliates from sources other than those related to its prior ownership of the Business (other than as a result of a violation of a duty of confidentiality owed to the Business), or (iii) is generated independently by Seller or any of its Affiliates without reference to or use of any non-public and confidential information concerning the Business (including the Purchased Assets and Assumed Liabilities). The obligation of Seller and its Affiliates to hold any such Confidential Information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. The parties shall take all further actions and execute all further documents as reasonably necessary to comply with all Privacy Requirements in connection with performing under this Agreement and the Transaction Documents and consummating the transactions herein and therein.

Section 5.4. Access to Information.

(a) Prior to the Closing, Seller shall afford to Purchaser and its Representatives reasonable access in a manner that does not unreasonably interfere with the operation of the businesses of the Seller Entities, including the Business, upon reasonable written notice during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, to the properties, Books and Records and personnel of Seller or any of its Affiliates to the extent related to the Business; provided that Seller shall make available, or cause its Subsidiaries to make available, Transferred Business Employee personnel files only after the Closing Date and, with respect to any Transferred Business Employees, if and when Purchaser provides Seller with notice that the applicable Business Employees have provided Purchaser with a release permitting transfer of those files, only to the extent such release is required (provided that (x) Seller shall not be obligated to make, or cause to be made, available medical records, workers compensation records or the results of any drug testing and (y) Purchaser shall indemnify and hold Seller and its Affiliates harmless from any Covered Losses arising out of or relating to the transfer of such personnel files); provided, that none of Seller or any of its Affiliates shall be required to make out-of-pocket expenditures to provide any such access. Notwithstanding anything to the contrary set forth in this Agreement, (A) none of Seller or any of its Affiliates shall be required to provide access to Purchaser or any of its Representatives to any properties, Books and Records and personnel (1) if doing so would violate any Law, (2) if Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, (3) in the case of Seller and its Affiliates, to the extent any such Books and Records are related to the Sale Process, including bids, letters of intent, expressions of interest, proposals, projections, financial and other information relating thereto, (4) to the extent any such properties or Books and Records include, in the reasonable judgment of Seller, after consultation with its counsel, any trade secret, competitively sensitive information or other confidential or proprietary information, the disclosure of which would reasonably be expected to cause material harm to the disclosing Person, or (5) if, upon the advice of counsel, such access or disclosure would jeopardize any legal privilege (including attorney work product doctrine and attorney-client privilege) (the foregoing clauses (1) through (5), the “Access Limitations” XE "Access Limitations” \t “5.4(a)” ; it being understood that Seller shall use its reasonable best efforts to provide such access in a manner that would not violate the Access Limitations and Seller shall provide notice to Purchaser with the basis for any such withholding) and (B) Purchaser shall not perform or conduct any title or survey work or any testing or sampling of soil, sediment, surface water, groundwater, building material or other media at, on, under or within any of Transferred Leased Property or any other property or facility of the Seller Entities or any of their respective Affiliates.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted during normal business hours and otherwise in such a manner as not to unreasonably interfere with the operation of the businesses of the Seller Entities, including the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees, customers, distributors, suppliers or other material business relations of Seller or its Affiliates without the prior written consent of Seller about the Transaction, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, in no event shall Seller or any of its Affiliates be required to provide financial or operating data or other information that is unduly burdensome to prepare and has not previously been prepared by Seller or such Affiliate, or that is not otherwise prepared in the ordinary course of operating the Business, or provide any information as and to the extent it relates to the Retained Business, any Excluded Assets or any Retained Liabilities.

(c) Subject to the Access Limitations, from the Closing until the sixth (6th) anniversary of the Closing Date, Purchaser shall, and shall cause its Affiliates to, afford to Seller, its Affiliates and their respective Representatives reasonable access in a manner that does not unreasonably interfere with the operation of the Business, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Purchaser, to the properties, Books and Records and personnel of Purchaser and its Affiliates solely related to the Business; provided, that none of Purchaser or any of its Affiliates shall be required to make unreimbursed expenditures to provide any such access. Notwithstanding anything to the contrary set forth in this Agreement, (A) none of Purchaser or any of its Affiliates shall be required to provide access to Seller or any of its Representatives to any properties, Books and Records and personnel if doing so would violate the Access Limitations (it being understood that Purchaser shall use its reasonable best efforts to provide such access in a manner that would not violate the Access Limitations and Purchaser shall provide notice to Seller with the basis for any such withholding).

(d) Purchaser agrees to hold all the Books and Records included in the Purchased Assets existing on the Closing Date and to not destroy or dispose of any thereof in accordance with the bona fide document retention policies of the Business as of immediately prior to the date hereof. Notwithstanding anything to the contrary in this Section 5.4, to the extent there is any conflict between this Section 5.4 and Section 6.3, the terms of Section 6.3 shall control.

Section 5.5. Publicity. The initial press release with respect to the Transaction shall be a joint press release and has been agreed upon by Seller and Purchaser. Other than such joint press release, no party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules. Notwithstanding this Section 5.5, Purchaser may disclose the status of the Transaction and the terms of this Agreement in the ordinary course to its Affiliates and/or their respective members, limited partners, potential investors, employees, consultants, advisors, or representatives, in each case in accordance with their ordinary course marketing, fund-raising, and investor reporting activities; provided that such Persons are subject to confidentiality obligations not materially less restrictive than those set forth in this Agreement (or, in the case of potential investors, are subject to customary confidentiality obligations).

Section 5.6. Employee Matters.

(a) Continuation of Employment.

(i) Purchaser shall (or shall cause its applicable Affiliate or shall engage a professional employer organization or employer of record (each, an “EOR”) if applicable and permitted under applicable Law (including the Transfer Regulations) and subject to employee consent if needed for the use of such EOR), to) employ each Business Employee whose employment transfers by operation of Law or in full continuity of rights and obligations for employees in Israel (the “Automatic Transfer Employees”), in each case, effective as of, (A) with respect to each Deferred Jurisdiction, the date of the applicable Deferred Closing with respect to such Deferred Jurisdiction (the “Automatic Transfer Deferred Employment Commencement Date”) and (B) with respect to Quebec, the applicable GESA Transfer Date (as defined below), in all cases, on terms consistent with this Section 5.6 and applicable Law. With respect to Business Employees located in Quebec, Canada, Purchaser or its Affiliate shall provide (and Seller shall reasonably assist in so providing), no later than seven days prior to the GESA Transfer Date, such individual (and the relevant Union, if any) a welcome letter confirming continuation of employment effective on the GESA Transfer Date.

(ii) With respect to each Business Employee who is not an Automatic Transfer Employee (each, an “Offer Employee”), (A) Purchaser shall (or shall cause its applicable Affiliate to or shall engage an EOR, if applicable and permitted under applicable Law, to)

make a written offer of employment to such Business Employee no later than seven days prior to the Closing Date or, with respect to Business Employees in the Deferred Jurisdictions (and if and to the extent consistent with any applicable Transfer Regulations), the date of the applicable Deferred Closing, in all cases, on terms consistent with this Section 5.6. Such offers of employment described in the immediately preceding sentence shall be effective as of the later of the Closing, the date of the applicable Deferred Closing, and the GESA Transfer Date, in each case, as applicable (the “Offer Employee Transfer Date”) (subject to the employee’s acceptance of such offer), and such employment with Purchaser (or its applicable Affiliate or an EOR, as applicable) shall commence as of the later of the Closing Date, the date of the applicable Deferred Closing, and the GESA Transfer Date, in each case, as applicable; provided, however, that with respect to any Business Employee who is on an approved leave of absence as of the Offer Employee Transfer Date or, with respect to an Offer Employee located in Israel, whose termination of employment requires obtaining a permit according to Law as a result of such Offer Employee being in a protected class at the time of the Applicable Transfer Date, such offer will be effective as of such date, not to exceed twelve (12) months following the Offer Employee Transfer Date or such later date as may be required under applicable Law, when such Business Employee returns to active employment, and Seller or its Affiliate, as applicable, will continue to employ any such Business Employee listed on Section 1.1(a)(i) of the Seller Disclosure Schedule who is on an approved leave of absence as of the Offer Employee Transfer Date until the earlier of (i) the date that is twelve (12) months following the Offer Employee Transfer Date or such later date as may be required under applicable Law and (ii) the date when such Business Employee returns to active employment. Each (i) Automatic Transfer Employee whose employment continues with Purchaser (or an Affiliate thereof) by operation of Law and (B) each other Business Employee who accepts such offer of employment pursuant to this Section 5.6(a) and actually commences employment with Purchaser (or one of its Subsidiaries or an EOR, as applicable) shall be referred to herein as a “Transferred Business Employee”. To the extent necessary for any Transferred Business Employee to perform services in connection with such Transferred Business Employee’s employment with Purchaser or any of its Affiliates, Seller and its Affiliates shall, and does hereby automatically, release or cause to be released each Transferred Business Employee from any existing non-competition, customer non-solicitation and confidentiality obligation owed to Seller or any of its Affiliates, in each case, solely with respect to such Transferred Business Employee’s employment with Purchaser or any of its Affiliates. The Parties agree that for the purposes of giving effect to the transactions contemplated under this Section 5.6(a)(ii), Purchaser and Seller (or, their respective Subsidiaries) may agree for suitable adjustments or modifications to the relevant Foreign Acquisition Agreement to be executed in a Deferred Jurisdiction, to the extent required under any Deferred Jurisdiction and in compliance with applicable Law.

(iii) Seller shall (A) provide (or, as applicable, direct Seller’s applicable broker to provide) to Purchaser (or, as applicable, Purchaser’s broker) the information requested in Exhibit N of this Agreement in all material respects (such information, the “Specified HR Information”) within the applicable timeframes specified in Exhibit N (a “HR Request Deadline”), and (B) refresh the Specified HR Information in all material respects based on the frequency stated in Exhibit N, it being understood and agreed that failure by Seller to comply with the foregoing shall not constitute a breach for purposes of Section 7.2(b).

With respect to any Specified HR Information that is personally identifiable information, to the extent required to comply with applicable Law, Seller may delay providing Purchaser with such information until the time such information may be provided to Purchaser in accordance with applicable Law, and any such delay shall not constitute a breach or failure to comply with this Section 5.6(a)(iii). Purchaser shall have five (5) Business Days following the HR Request Deadline to notify Seller (in writing) if Purchaser determines that Seller did not satisfy the foregoing obligations (which such notice shall specify the Specified HR Information that Purchaser determines to be incomplete) and, in such case, Seller shall provide such incomplete Specified HR Information within seven (7) Business Days following such written notice, and if such information is provided within such timeframe, Seller shall be deemed to be in compliance with this Section 5.6(a)(iii).

(iv) Seller shall use reasonable best efforts to, other than with respect to Business Employees in Canada and the United States, (A) within timeframes to be mutually agreed promptly following the date hereof by the Parties, acting in good faith, provide (or, as applicable, direct Seller’s applicable broker to provide) to Purchaser (or, as applicable, Purchaser’s broker) similar Specified HR Information (as applicable, as reasonably interpreted) and subject to applicable Law, as reasonably interpreted, for the Business Employees located in (x) any jurisdiction that transfers at Closing or (y) a Deferred Jurisdiction, and (B) with respect to Business Employees located in the Deferred Jurisdictions, refresh such Specified HR Information in all material respects at least once within thirty (30) days prior to the Applicable Transfer Date, in each case, for Purchaser to establish systems for Workday and payroll and benefits administration and processing prior to the Applicable Transfer Date. Prior to the Closing, Seller shall update the Census on a periodic basis, beginning with thirty (30) days following the date hereof and not to exceed thirty (30) days between each updated Census thereafter subject to any limitations on what information can be provided under applicable Law. No less than ten (10) days prior to the Closing Date and then every thirty (30) days until the last Applicable Transfer Date, Seller will provide Purchaser with an updated, complete, and accurate version of the Census, including any and all previously-withheld Personal Data (including names and any other information reasonably requested by Purchaser in good faith) and the Census shall also indicate the vacation and other paid time off entitlements and accruals for each Business Employee included in the Census, subject to any limitations on what information can be provided under applicable Law. Purchaser and the Seller Entities shall work together in good faith to ensure the orderly and proper transfer and/or onboarding of Transferred Business Employees. In addition, Seller and the Seller Entities will provide Purchaser with reasonable access to Business Employees prior to the Closing, but following a date to be mutually agreed upon between Seller and Purchaser, for purposes of allowing Purchaser (and its Affiliates, third-party benefits providers, or an EOR, as applicable) to effectively manage the open enrollment and onboarding process for the Transferred Business Employees prior to Closing.]

(b) Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall (or shall cause an Affiliate of Purchaser or an EOR, as applicable, to) maintain, for a period of at least twelve (12) months following the Closing Date or, if shorter, the length of the Transferred Business Employee’s employment, (i) the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing, (ii)

annual or shorter-term target cash incentive compensation opportunities for such Transferred Business Employee that are no less favorable than those in effect immediately prior to the Closing, and (iii) broad-based employee benefits that are substantially similar in the aggregate to those in effect for such Transferred Business Employees immediately prior to the Closing (excluding any plans, programs, agreements or arrangements in respect of equity or equity-based benefits, long-term incentives, change-in-control benefits, retention benefits, nonqualified deferred compensation, defined benefit plans, post-retirement or retiree medical health and welfare benefits, and severance, except as otherwise required by applicable Law (the “Excluded Benefits XE "Excluded Benefits" \t "5.6(b)" ”)). Notwithstanding the foregoing, (A) the compensation, benefits and work location of Transferred Business Employees who are covered by a collective bargaining or other labor Contract shall be provided in accordance with the applicable Contract set forth on Section 3.15(h) of the Seller Disclosure Schedules, and (B) with respect to any Transferred Business Employees that are International Business Employees, the terms set forth in Section 5.6(k) shall apply as well. As of and after the Closing, Purchaser or one of its Subsidiaries (or an EOR, as applicable) shall provide to each Transferred Business Employee full credit for such Transferred Business Employee’s service with Seller or any of its Affiliates for all purposes (including eligibility, vesting, benefit accrual, and determination of the level of benefits) under all employee benefit plans, policies and arrangements of Purchaser or any of its Affiliates, to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided, that such service shall not be credited (x) for purposes of benefit accrual for any Excluded Benefits (other than severance) or (y) to the extent it would result in a duplication of benefits, in each case, except as otherwise may be required by applicable Law.

(c) Health Coverages. Purchaser shall (or shall cause its Affiliate or an EOR, as applicable, to) take commercially reasonable efforts to cause each Transferred Business Employee that is covered by a group health Benefit Plan and his or her eligible dependents as of immediately prior to the Closing to be covered on and after the Closing by a group health plan or plans maintained by Purchaser or any of its Affiliates that (i) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (ii) provide each Transferred Business Employee full credit under such group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan.

(d) Severance. In the event that a Business Employee does not continue or accept employment with Purchaser or its Affiliates (or an EOR, as applicable) in connection with the consummation of the transactions contemplated by this Agreement or in connection with the Applicable Transfer Date solely as a result of Purchaser’s or its Affiliate’s or an EOR’s (as applicable) breach of either this Section 5.6 or applicable Law, which results in any obligation, contingent or otherwise, of Seller or any of its Affiliates to pay any pay in lieu of notice, provide continued payment of compensation during an applicable notice period, severance, other statutory benefits (including such benefits required under applicable Laws), or benefits or compensation required to be provided under a Contract or collective bargaining agreement to any Business Employee or any additional Liability incurred by Seller and its Affiliates in solely connection therewith, Purchaser shall, and shall cause its Affiliates to, without limiting Section 5.6(k)(ii), reimburse Seller and its Affiliates for all such pay, severance and other benefits. With respect to each Transferred Business Employee whose employment is terminated by Purchaser or its Affiliates (or an EOR, as applicable) without “cause” (or a similar term) during the period commencing on the Closing Date and ending twelve (12) months after the Closing Date, Purchaser shall, subject to applicable Law, provide such Transferred Business Employee with the severance benefits no less favorable than the applicable severance agreement, plan or arrangement set forth on Section 5.6(d) of the Seller Disclosure Schedules, in each case, taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the Closing and with Purchaser and its Affiliates on and after the Closing (for the avoidance of doubt, there will not be any duplication of severance pay). For the avoidance of doubt, and solely for purposes of compliance with French Law, the foregoing severance protection shall apply in case employment is unilaterally terminated by the Purchaser or its Affiliates for non-personal reasons (i.e., for reasons unrelated to the employee’s conduct, performance, prolonged and/or repeated absences, or medical unfitness for work), and any such severance shall be determined and provided in accordance with, and subject to, applicable French Law. Notwithstanding the foregoing, in so far as transactions under the India Foreign Acquisition Agreement are concerned, in the event any Business Employee (i) voluntarily resigns from an India Seller, (ii) retires from employment of an India Seller either under relevant contracts of employment signed with the India Sellers or by operation of Law, or (iii) is terminated by an India Seller for any reason including for “cause” (or, a similar term), in each case, prior to the Deferred Closing howsoever defined or understood under the India Foreign Acquisition Agreement, and for any reason not attributable to the Purchaser’s or its Affiliate’s default of obligations under this Agreement or the India Foreign Acquisition Agreement, Seller or its Affiliates will not hold Purchaser or its Affiliates liable for, and Purchaser or its Affiliates will not be liable to reimburse Seller or its Affiliates for any costs or Liabilities arising out of or in connection with such Business Employee’s separation from the India Sellers under this section.

(e) Accrued Vacation, Sick Leave and Personal Time. Purchaser (or its Affiliate or an EOR, as applicable) will recognize and assume all Liabilities with respect to accrued but unused vacation time or earned leave under applicable Law for all Transferred Business Employees (including any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation time or earned leave that arise as a result of the transfer of employment contemplated by this Section 5.6).

(f) 401(k) Plan. As soon as administratively practicable following the Closing (and in no case later than thirty (30) days following the applicable Offer Employee Transfer Date), Purchaser shall (or shall cause its applicable Affiliate to) establish participation by the Transferred Business Employees in Purchaser’s or its applicable Affiliate’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the applicable Offer Employee Transfer Date, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the applicable Offer Employee Transfer Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by the applicable Transferred Business Employee.

(g) Flexible Spending Accounts. Seller and Purchaser shall take commercially reasonable efforts to cause, effective as of the applicable Offer Employee Transfer Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Business Employees who are participants in the Seller FSA Plan to be transferred to one or more comparable plans of Purchaser or Purchaser’s applicable Affiliate (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Business Employees to apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Business Employees to be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the applicable Offer Employee Transfer Date occurs that are submitted to the Purchaser FSA Plan from and after the applicable Offer Employee Transfer Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the applicable Offer Employee Transfer Date, if applicable), and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(h) Short Term Cash Incentives. With respect to Transferred Business Employees, Purchaser shall, or shall cause its applicable Affiliate or an EOR (as applicable) to, continue or otherwise honor any Benefit Plan set forth in Section 3.15(a) or Section 5.6(h) of the Seller Disclosure Schedules that is a bonus or commission plan or arrangement for the performance period in which Closing occurs and will pay such bonuses or commissions for the performance period in which the Closing occurs (the “Closing Year Bonuses XE "Closing Year Bonuses" \t "5.6(h)" ”) to Transferred Business Employees in the ordinary course of business and subject to the relevant terms of such plan or arrangement. Without limiting Section 5.6(b)(ii), the amount of the Closing Year Bonus to be paid by Purchaser (or its applicable Affiliate or an EOR, as applicable) shall be, with respect to each Transferred Business Employee, subject to the relevant terms of such plan or arrangement, no less than an amount equal to (A) (i) the target amount of such Closing Year Bonus (as in effect immediately prior to the Closing for such Transferred Business Employee and consistent with past practice), multiplied by (ii) a fraction, the numerator of which is the number of days during the performance period that Transferred Business Employee was employed by Seller or a Subsidiary thereof as of the Closing Date and the denominator of which will be the total number of days in such performance period, or (B) with respect to International Business Employees, the bonus amount required to be paid under applicable Law if greater.

(i) Reserved.

(j) Collective Bargaining Agreements. Purchaser agrees that, to the extent required by Law, as of and following the Closing Date, Purchaser shall recognize any Unions that are signatories to the collective bargaining or other labor Contracts set forth in Section 3.15(h) of the Seller Disclosure Schedules covering Transferred Business Employees as the Representatives of the Transferred Business Employees of the bargaining units described therein.

(k) Treatment of International Business Employees. The following terms and conditions shall, in addition to the applicable terms and conditions of this Section 5.6, apply to

International Business Employees who become Transferred Business Employees (“Transferred International Business Employees” XE "Transferred International Business Employees” \t “5.6(k)” ):

(i) In the case of Transferred International Business Employees, Purchaser and its Affiliates shall (or shall cause an EOR to), in addition to meeting the applicable requirements of this Section 5.6, comply with any additional obligations or standards arising (A) under applicable Laws, including with respect to maintaining (x) the same compensation and benefits (including fringe benefits, severance, and equity-based or long term incentives) and (y) no less favorable terms and conditions of employment and (B) under any Contracts governing the terms and conditions of their employment or severance of employment in connection with the Transaction or otherwise.

(ii) In the event that Purchaser or any of its Affiliates (or an EOR, as applicable), with respect to any Transferred International Business Employee, (A) breaches Section 5.6(k)(i), (B) does not provide a mirror benefit plan that is materially similar to the provisions that are in effect as of immediately prior to the Closing under each International Benefit Plan in which such Transferred International Business Employee was covered or eligible for coverage immediately prior to the Closing, save where it was not required by applicable Law to provide such mirror benefit plan, (C) amends or otherwise modifies at or after the Closing any such mirror benefit plan or other term or condition of employment applicable to such Transferred International Business Employee immediately prior to the Closing without providing alternative benefits or compensation to make such Transferred International Business whole, (D) does not provide the Transferred International Business Employee with no less favorable compensation in the aggregate than the compensation (including long term incentive opportunities) in effect for such Transferred International Business Employee as of immediately prior to the Closing or (E) does not provide the Transferred International Business Employee with replacement awards to cover the value of unvested Seller restricted stock units forfeited in connection with the Transaction or otherwise provide additional compensation to such Transferred Business Employee to make the Transferred Business Employee whole for such lost value, save, solely for purposes of this clause (E), where it was not required by applicable Law to provide such additional compensation or where such failure would not reasonably be expected to result in claims of any wrongful or constructive dismissal claims, and which, in the case of any of clauses (A)-(E), results in any obligation, contingent or otherwise, of Seller or its Affiliates to pay any severance, pay in lieu of notice, payments of compensation during an applicable notice period, other statutory benefits, or other benefits or compensation required to be provided under a Contract, a collective bargaining agreement or applicable Law to any Transferred International Business Employee or any additional Liability is incurred by Seller and its Affiliates in connection therewith (including, without limitation, as a result of any wrongful or constructive dismissal claims), Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates for all such Liabilities (including any severance, compensation, and other benefits).

(iii) Except as otherwise provided by applicable Law, (A) Seller or its applicable Affiliate shall retain all assets with respect to any International Benefit Plan that is a defined contribution plan or defined benefit plan, and Seller or its applicable Affiliate shall retain all Liabilities arising under an International Benefit Plan that is a fully funded defined contribution plan with respect to the International Business Employees and (B) with respect to any International Benefit Plan that is set forth in Section 2.6(f) of the Seller Disclosure Schedules and is an unfunded or partially unfunded defined benefit or defined contribution plan, Purchaser shall assume or shall cause to be assumed all Liabilities with respect to Transferred International Business Employees (and their respective eligible dependents and beneficiaries).

(iv) With respect to International Business Employees, to the extent it is determined by the Parties in good faith that a tripartite or similar agreement is required to mitigate statutorily required severance, gratuity or similar payments being triggered in connection with the Closing or the International Business Employee’s transfer of employment, the Parties agree to use commercially reasonable efforts to enter into such an agreement with each other (or its applicable Affiliate) and the affected International Business Employees.

(l) Immigration Compliance. Seller or its applicable Affiliate will use its commercially reasonable efforts to transfer the visa sponsorship for each applicable Business Employee to Purchaser (or one of its Affiliates as designated by Purchaser) as of the Closing or the Applicable Transfer Date (and Purchaser shall assist in so transferring) and Purchaser agrees that, from and after the Closing or the Applicable Transfer Date, it will, or will cause its applicable Affiliate to, (i) use its commercially reasonable efforts to continue to process and support green card, immigration matters or similar applications that are in process in respect of Business Employees as of the Closing Date and (ii) assume all obligations, Liabilities and undertakings arising from or under attestations made in, each certified and still effective Labor Condition Application filed by Seller, within the meaning of 20 C.F.R. Section 655.730(e), with respect to any Business Employee who becomes a Transferred Business Employee upon Closing or the Applicable Transfer Date and who was employed by Seller under an H1-B visa immediately prior to the Closing.

(m) WARN Compliance. At the Closing, Seller will provide to Purchaser a list of the name and site of employment of any former Business Employees in the U.S. who have experienced an employment loss (as defined under WARN) within 90 days prior to the Closing, along with the date of the employment loss. Seller shall bear any and all obligations and liability under WARN resulting from employment losses of any employee who does not become a Transferred Business Employee pursuant to this Section 5.6, except as provided in this Section 5.6(m). Purchaser shall be responsible for any and all obligations and liability under WARN resulting from any employment loss of a Business Employee in the U.S. that is incurred following the Closing (including any such obligations or liabilities with respect to pre-Closing employment losses relating to former Business Employees in the U.S. which retroactively become subject to WARN when aggregated pursuant to WARN with the termination of a Transferred Business Employee by Purchaser within 90 days after the Closing), except to the extent resulting from any error or omission in the list provided by Seller pursuant to the first sentence of this Section 5.6.

(n) Global Employee Services Agreement. Purchaser shall, or shall cause an Affiliate to, use its best efforts to establish systems for payroll and benefits administration and processing in respect of Transferred Business Employees prior to the Closing (including the formation and/or incorporation of new local entities and/or local branches or the engagement of an EOR). Notwithstanding anything herein to the contrary, in anticipation of Purchaser or its Affiliate not having established systems for payroll and benefits administration and processing in respect of Transferred Business Employees as of the Closing in some or all of the countries listed on Section 5.6(n) of the Seller Disclosure Schedules, prior to and effective as of the Closing, Purchaser (or its Affiliate) and Seller shall negotiate and enter into a customary global employee services agreement (the “Global Employee Services Agreement” or “GESA”) through which Seller (or one or more other Seller Entities designated by Seller) will, subject to and in compliance with applicable Law, continue to employ, and provide compensation and benefits to, all Business Employees located in the countries listed on Section 5.6(n) of the Seller Disclosure Schedules (the “Deferred Employees”) and, for so long as such Deferred Employee remains an employee of Seller and its Affiliates, supply such Deferred Employees’ services to Purchaser (or its Affiliate) for Purchaser’s (or its Affiliates’) use in carrying out the Business in the applicable country (the “Employee Services”) from and after the Closing until the earlier of the time that such payroll and benefits systems are established in such country and the expiration of the period listed next to each country on Section 5.6(n) of the Seller Disclosure Schedules (the “Services Period”). “GESA Transfer Date” shall mean, with respect to a Deferred Employee, the date upon which the Services Period for the jurisdiction in which such Deferred Employee is located terminates. Purchaser (or its Affiliate) will reimburse Seller (or one or more other Seller Entities designated by Seller) for the Deferred Employee Costs. The Global Employee Services Agreement shall also contain customary provisions, including those providing for (1) (A) indemnification of Seller by Purchaser for any third party claims or other liability, claims and damages (including legal fees and expenses) which in any way arise from the provision of the Employee Services under the Global Employee Services Agreement, with customary exceptions to such indemnification for (x) Seller’s breach of the Global Employee Services Agreement, violations of Law or willful misconduct, and/or gross negligence by Seller (or an Affiliate thereof) (each, a “Bad Action”), and (y) such limitations on liability as set forth in Section 9.7 hereof and (B) indemnification of Purchaser for any third party claims or other liability, claims and damages (including legal fees and expenses) which in any way arise from any Bad Action, (2) to the extent permitted by applicable Law, Seller and its Affiliates will retain the right to terminate any Deferred Employee for cause upon written notice to the Purchaser in advance, if practicable, and shall not have any obligation to replace any Deferred Employee who is terminated for cause or who resigns or to otherwise replace the services supplied by such Deferred Employee, and (3) the Purchaser and its Affiliates will retain the right to request that Seller or its Affiliates terminate the employment of any Deferred Employee due to performance issues or failure to comply with work rules.

(o) No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.

(p) Transfer Regulations.

(i) The parties consider the sale and purchase pursuant to this Agreement to constitute a relevant transfer for the purposes of the Transfer Regulations with respect to the Automatic Transfer Employees and, accordingly, that it will not operate so as to terminate the contracts of employment of any Automatic Transfer Employees. Parties therefore consider such contracts to transfer to the Purchaser or one of its Affiliates pursuant to the Transfer Regulations with effect from the Automatic Transfer Deferred Employment Commencement Date.

(ii) Seller and its Affiliates shall comply with any obligations under the Transfer Regulations in respect of the provision to Purchaser and its Affiliates of information in relation to the Automatic Transfer Employees. Where applicable under Transfer Regulations, the Purchaser and its Affiliates shall also comply with any obligations of prior information of the Business Employees.

(iii) Seller shall indemnify and hold harmless Purchaser and its Affiliates against any Liabilities in respect of any Automatic Transfer Employees arising out of or in connection with: (i) any material act or omission by Seller and its Affiliates occurring on or before the Automatic Transfer Deferred Employment Commencement Date, save where this was caused by any unlawful act or omission of Purchaser and its Affiliates; and (ii) any failure by Seller and its Affiliates to comply with its obligations to inform and consult under the Transfer Regulations, save where such failure is caused by Purchaser and its Affiliates’ failure to comply with their obligations in respect of information and consultation under the Transfer Regulations. Purchaser shall indemnify and hold harmless Seller and its Affiliates for any failure by Purchaser and its Affiliates to comply with its obligations to inform and consult under the Transfer Regulations, save where such failure is caused by Seller and its Affiliates’ failure (other than as required to comply with Section 5.6(n)) to comply with their obligations in respect of information and consultation under the Transfer Regulations.

(iv) Seller shall, unless due to a breach of this Section 5.6 by Purchaser or an Affiliate thereof, indemnify the Purchaser and its Affiliates against any Liabilities suffered or incurred by Purchaser and its Affiliates as a result of any claim or demand made or brought against Purchaser and its Affiliates by or on behalf of any member or former member of Seller’s or its Affiliates’ staff in any Transfer Regulations Jurisdiction (other than any Automatic Transfer Employee) on the grounds that his or her employment (or liabilities in connection with such employment (including as a result of its termination by Purchaser and its Affiliates or as a result of any claim that there has been a breach of the Transfer Regulations)) has, or was required to be, transferred from Seller or its Affiliates to Purchaser and its Affiliates under the applicable Transfer Regulations as a result of the transactions contemplated by this Agreement. In this scenario, Seller shall, unless due to a breach of this Section 5.6 by Purchaser or an Affiliate thereof, indemnify all and any amounts that the Purchaser and its Affiliates must pay as regards the employment of such employee until the moment of the termination of his or her employment with Seller or the applicable Affiliate thereof, including, but not limited to, salaries, benefits, Social Security and pension contributions, variable salary, procedural wages, and/or severance.

(q) Certain European Labor Matters.

(i) French Employee Information and Consultation.

(A) The parties acknowledge that, pursuant to applicable Law, the relevant employee representatives of Parametric Technology S.A. (the “French Entity XE "French Entity" \t "5.6(p)(i)(A)" ”) will have to be informed and consulted and render their opinion prior to any final decisions being taken by such French Entity (the “French Consultation Process XE "French Consultation Process" \t "5.6(p)(i)(A)" ”) with respect to the consummation of the Transaction, in each case with respect to the Business located in France (the “French Business XE "French Business" \t "5.6(p)(i)(A)" ”).

(B) Notwithstanding anything to the contrary contained in this Agreement, unless and until Seller has executed and delivered to Purchaser the French Acceptance Notice (as defined below) which shall not occur until the end of the French Consultation Process, i.e., until the works council (Comité social et économique) of the French Entity has rendered an opinion or until the French Entity reasonably concludes that, as a matter of Law in France, the applicable works council of applicable French Entity is deemed to have been consulted in accordance with Articles L2312-8 et seq. and L2312-15 of the French Labor Code, the provisions of this Agreement shall not be effective with respect to the French Business.

(C) On the terms and conditions set forth in the offer attached as Exhibit J hereto (the “French Offer Letter XE "French Offer Letter" \t "5.6(p)(i)(C)" ”), Purchaser has committed to acquire the French Business upon delivery by Seller of its signed acceptance to Purchaser’s irrevocable offer as set out in the French Offer Letter.

(D) It is understood that in entering into this Agreement, Seller is not in any regard bound to accept Purchaser’s irrevocable offer as set out in the French Offer Letter. Upon delivery to Purchaser of the executed French Acceptance Notice attached to the French Offer Letter (the “French Acceptance Notice XE "French Acceptance Notice" \t "5.6(p)(i)(D)" ”), this Agreement shall be effective with respect to the French Business, which for sake of clarity shall mean that the French Business and the Purchased Assets and Assumed Liabilities relating thereto shall be transferred to Purchaser as though they had always been so included.

(E) Seller shall provide to Purchaser, as promptly as practicable once available and prior to Closing (i) a copy of French Entity’s works council’s decision following the French Consultation Process and (ii) to the extent applicable, an original of the decision not to purchase the business as a going concern (fonds de commerce) from the Toulouse townhall or if not available, a statement from the French Entity warranting that said townhall, despite having been duly notified, has not exerted its pre-emptive right over the business as a going concern (fonds de commerce) in accordance with articles L. 214-1 and A. 214-1 of the French Commercial Code.

(ii) Dutch Employee Information Obligation.

(A) Parametric Technology Nederland B.V. (the “Dutch Entity XE "Dutch Entity" \t "5.6(p)(ii)(A)" ”) shall, in accordance with Article 7:611 and Article 7:665a of the Dutch Civil Code (“DCC XE "DCC" \t "5.6(p)(ii)(A)" ”) and only if and insofar applicable, inform its Business Employees who will transfer to Purchaser as a result of the Transaction in a timely manner of the contemplated transfer. The relevant employee(s) will be informed prior to any final decisions being taken by the Dutch Entity (the “Dutch Information Process XE "Dutch Information Process " \t "5.6(p)(ii)(A)" ”) with respect to the consummation of the Transaction, in each case with respect to the Business located in the Netherlands (the “Dutch Business XE "Dutch Business" \t "5.6(p)(ii)(A)" ”). Purchaser shall provide Seller with such cooperation and information as is reasonably required for Seller to comply with this obligation. Each party hereto shall be responsible for its own obligations under Article 7:665a DCC.

(B) Notwithstanding anything to the contrary contained in this Agreement, unless and until Seller has executed and delivered to Purchaser the Dutch Acceptance Notice (as defined below) (which shall not occur until the end of the Dutch Information Process according to Dutch law), the provisions of this Agreement shall not be effective with respect to the Dutch Business.

(C) On the terms and conditions set forth in the offer attached as Exhibit K hereto (the “Dutch Offer Letter”), Purchaser has committed to acquire the Dutch Business upon delivery by Seller of its signed acceptance to Purchaser’s irrevocable offer as set out in the Dutch Offer Letter.

(D) It is understood that in entering into this Agreement, Seller is not in any regard bound to accept Purchaser’s irrevocable offer as set out in the Dutch Offer Letter. Upon delivery to Purchaser of the executed Dutch Acceptance Notice attached to the Dutch Offer Letter (the “Dutch Acceptance Notice”), this Agreement shall be effective with respect to the Dutch Business, which for sake of clarity shall mean that the Dutch Business and the Purchased Assets and Assumed Liabilities relating thereto shall be, as applicable, subject to the Pre-Closing Reorganization or transferred to Purchaser as though they had always been so included.

(iii) Information and Consultation Process. Without prejudice to the foregoing, the Seller and Purchaser shall reasonably cooperate with each other in connection with the French Consultation Process and the Dutch Information Process and such other information and consultation process(es) as may be required in any other jurisdiction (including, without limitation, Switzerland and the People’s Republic of China) in connection with the consummation of the Transaction (together the “Information and Consultation Processes XE " Information and Consultation Processes " \t "5.6(p)(iii)" ”). Such reasonable cooperation shall include:

(A) Purchaser providing a response to a request for any information required as part of the Information and Consultation Processes as soon as reasonably practicable following receipt of a request in writing from Seller but no later than ten (10) Business Days of receipt of such request;

(B) Purchaser participating in meetings with any employee representatives in the course of the Information and Consultation Processes as may be reasonably requested by the Seller; and

(C) the parties agreeing not to take any action that would be reasonably likely to prejudice a favorable and expeditious outcome of any such Information and Consultation Processes.

Section 5.7. Financial Obligations.

(a) At or prior to the Closing, Purchaser shall at its sole expense (a) arrange for substitute guarantees or similar credit support to replace any outstanding guarantees or similar credit support entered into by or on behalf of Seller, a Seller Entity or their respective Affiliates in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities (“Credit Enhancements” XE "Credit Enhancements” \t “5.7(a)” ) set forth on Section 5.7 of the Seller Disclosure Schedules (the “Scheduled Credit Enhancements” XE "Scheduled Credit Enhancements” \t “5.7(a)” ) or (b) assume all obligations under each Scheduled Credit Enhancement, using commercially reasonable efforts to obtain from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with such Scheduled Credit Enhancements. Without limiting the Purchaser’s obligations pursuant to the immediately preceding sentence, Purchaser further agrees that, to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, in connection with any Credit Enhancements on or after the Closing (other than as a result of Seller’s or such Affiliate’s own fraud, willful misconduct or material breach of its obligations), Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all Liabilities in connection with any Credit Enhancements, including Seller’s and any of its Affiliates’ expenses in maintaining any Credit Enhancements, whether or not any such Credit Enhancement is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that such Credit Enhancement is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any Credit Enhancement (other than as a result of Seller’s or such Affiliate’s own fraud, willful misconduct or material breach of its obligations). Following the Closing, Seller shall (i) promptly inform Purchaser of any requests for payment under any Credit Enhancements and, to the extent reasonably practicable, consult with Purchaser prior to making any payment in respect of any Credit Enhancement (and, in any event, Seller shall promptly notify Purchaser of such payment). Seller shall not make payments in respect of any Credit Enhancement that are not due and payable thereunder without prior consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

(b) Without limiting Purchaser’s undertaking under the foregoing Section 5.7(a), to the extent that Seller or any of its Affiliates has performance obligations under any Credit Enhancements after the Closing, (i) Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts not to renew or extend the term of, increase its obligations under, or (without the consent of Seller) transfer to a third party, any such Credit Enhancements, and (ii) Purchaser shall, or shall cause its Affiliates to, (A) if requested by Seller, use commercially reasonable efforts to perform such obligations on behalf of Seller or any of its Affiliates, as applicable, and (B) use commercially reasonable efforts to otherwise take such action as requested by Seller or appropriate so as to put Seller or its applicable Affiliate in the same position as if Purchaser or its Affiliates had performed or was performing such obligations.

Section 5.8. Intellectual Property Matters.

(a) Effective as of the Closing, the Seller hereby grants, on behalf of itself and its Affiliates, to Purchaser and its Subsidiaries a worldwide, non-exclusive, non-transferable, fully paid-up, royalty-free license to use the Seller Marks as of the Closing Date for (i) three (3) months on the Internet and in social or mobile media, provided, that following such period Purchaser shall not be required to remove historical posts from social or mobile media, (ii) twelve (12) months within advertising and marketing videos and (iii) twelve (12) months (subject to a reasonable, mutually agreed extension of time upon good cause shown by Purchaser) for all other uses, (collectively, the “Purchaser License Term XE "Purchaser License Term" \t "5.8(a)" ”), in each case, solely (w) on materials, inventory or products (or components thereof) in existence and that bear the Seller Marks as of the Closing Date, (x) in a manner consistent with past practice of the Business, (y) in connection with high-quality goods and services and (z) in compliance with all applicable Laws and industry-standard practices. Purchaser shall, and shall cause its Subsidiaries to, cease any and all uses of any of the Seller Marks after the applicable Purchaser License Term, except (I) as required by applicable Law, (II) in a neutral, non-Trademark manner to describe the history of the Business, (III) on internal business and legal documents and materials that are not visible to the public, and (IV) in archival Internet, social and mobile media posts that are preserved in the ordinary course of business and are not altered or supplemented after the Closing Date.

(b) Notwithstanding Section 5.8(a), Purchaser and its Affiliates shall not be required to hide, edit, modify or remove the Seller Marks (i) from any Transferred Software that was provided to a customer or end user of the Business on a hosted, remote, software-as-a-service or similar basis by Seller or its Affiliates prior to the Closing Date until the next actual major release, upgrade or update of such Software or (ii) that are incorporated in any such Software installed prior to the Closing Date on-premise for which the customer or licensed user has elected not to update such Software with a new release. Notwithstanding the foregoing, Purchaser and its applicable Affiliates shall not be required to hide, edit, modify or remove any Seller Marks that are not visible by a customer or end user, licensed user or any third party at any time during the installation, operation or use of any Transferred Software. Purchaser and its Affiliates shall not, at any time after the Closing Date, represent or suggest to any third party that they have any current affiliation with Seller and its Affiliates, other than as expressly permitted by any other Transaction Document or other applicable agreement entered into by the parties.

(c) Effective as of the Closing, Purchaser hereby grants to Seller and its Subsidiaries a worldwide, non-exclusive, non-transferable, fully paid-up, royalty-free license to use the

Transferred Marks that are used in connection with the Retained Business as of the Closing Date for (i) 30 days on the Internet and in social or mobile media, (ii) 180 days within advertising and marketing videos and (iii) 90 days for all other uses (collectively, the “Seller License Term XE "Seller License Term" \t "5.8(c)" ”), in each case, solely (w) on materials, inventory or products in existence as of the Closing Date, (x) in a manner consistent with past practice of the Retained Business, (y) in connection with high-quality goods and services offered by the Business prior to the Closing Date and (z) in compliance with all applicable Laws and industry-standard practices. Seller shall, and shall cause its Subsidiaries to, cease any and all uses of any of the Transferred Marks after the applicable Seller License Term, except (I) as required by applicable Law, (II) in a neutral, non-Trademark manner to describe the history of the Business, (III) on internal business and legal documents and materials that are not visible to the public and (IV) in archival Internet, social and mobile media posts that are preserved in the ordinary course of business and are not altered or supplemented after the Closing Date.

(d) Effective as of the Closing Date:

(i) Seller, on behalf of itself and its Subsidiaries as of the Closing (the “Seller Covenant Parties XE "Seller Covenant Parties" \t "5.8(d)(i)" ”), hereby covenants to Purchaser that none of the Seller Covenant Parties shall bring any Proceeding against Purchaser anywhere in the world that alleges that Purchaser’s making, having made, using, offering to sell, or selling any Transferred Software, in the form that such products exist as of the Closing Date and any updated, modified, derivative, or improved versions thereof (the “Covered Products XE "Covered Products" \t "5.8(d)(i)" ”) (or using any Retained ThingWorx Components within the scope of the licenses in the IP License Agreement (the “Covered Component Use”)), Infringes any Patents that (x) are owned or controlled by the Seller Covenant Parties as of the Closing Date and (y) covered all versions of the Transferred Software or components thereof or the Retained ThingWorx Components, in each case, in existence prior to or as of the Closing Date.

(ii) The above covenant extends to Purchaser’s Affiliates and its and their respective vendors, service providers, distributors, retailers, customers and end-users with respect to the Covered Products and Covered Component Use, but not with respect to other products or services of such third parties.

(iii) The parties hereto intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, the above covenant in this Section 5.8(d) will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(iv) Purchaser, and any permitted successor or assign of Purchaser, may transfer the above covenant, in whole or in part, to (A) an Affiliate or successor via merger or via the sale of Purchaser or all of the equity of Purchaser, in each case, that sells the Covered Products (and acquires the Covered Component Use as the permitted assignee of the IP License Agreement) or (B) the acquirer of any of the Covered Product product lines (or the entities owning same), or of the Business, or all or substantially all of the assets related thereto; provided that, after any such succession or acquisition, the above covenants shall apply only to the Covered Products (including the Covered Component Use), and not to any other products or businesses of any such successor or acquirer. All other transfers of this covenant require the prior written consent of Seller in its sole discretion, and are void ab initio without same. For the avoidance of doubt, any Affiliate or permitted successor or acquiror to whom the covenant is transferred pursuant to this Section 5.8(d)(iv) shall have the same right to transfer the covenant as Purchaser, subject to the terms and conditions set forth in this Section 5.8(d).

(e) Seller agrees that, at any time on or after the Closing and upon the reasonable request of Purchaser, Seller shall (and shall cause all of its applicable Affiliates to) execute, acknowledge, and deliver all such further documents, instruments, and assignments, as may be reasonably necessary to effectuate, evidence, or perfect the transfer, assignment, and conveyance of the Transferred IP to Purchaser or its applicable designated Affiliate in any jurisdiction (including the execution of any documents required to record (such recordation to be at Purchaser’s cost) the transfer of ownership of such Intellectual Property with the United States Patent and Trademark Office, United States Copyright Office or an equivalent foreign Governmental Entity).

Section 5.9. Insurance.

(a) Purchaser acknowledges that, from and after the Closing Date, the Business, the Purchased Assets and the Assumed Liabilities shall cease to be insured by Seller’s or its Affiliates’ insurance policies or any of their self-insured programs, and neither Purchaser nor its Affiliates or the Business shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Assets and the Assumed Liabilities, or any Liability arising therefrom. Purchaser shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Business, Purchased Assets and Assumed Liabilities effective from and after the Closing.

(b) Notwithstanding Section 5.9(a), with respect to acts, omissions, events or circumstances relating to the Business, the Purchased Assets or the Assumed Liabilities that occurred or existed prior to the Closing that are covered by third-party occurrence-based insurance policies of Seller or any of its Affiliates, Purchaser may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that Purchaser: (i) shall notify Seller in writing of all such covered claims reasonably promptly upon becoming aware of the circumstances or claim; and (ii) shall exclusively bear, and neither Seller nor any of its Affiliates shall have any obligation to repay or reimburse the Purchaser for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims.

(c) On and from the Closing, Purchaser shall cooperate with Seller and its Affiliates and share such information as is reasonably necessary in the view of Seller and its Affiliates in order to permit Seller and its Affiliates to manage and conduct their insurance and claims matters as such Persons deem appropriate.

(d) For the avoidance of doubt, from and after the Closing, none of Purchaser or its Affiliates shall have any right to make claims or seek coverage under any claims-made insurance policies of Seller or any of its Affiliates (other than any claims-made insurance policies that constitute Purchased Assets), and, to the extent Purchaser or any of its Affiliates, or any of their respective employees or third parties, make claims under such claims-made policies after the Closing, Purchaser agrees to indemnify Seller and its Affiliates for the full amount of all fees, costs and expenses incurred by Seller or any such Affiliate as a result of such claims. Seller shall use commercially reasonable efforts to inform Seller’s insurers prior to the Closing of any facts or information known by Seller prior to Closing that are reasonably likely to give rise to a claim under this Section 5.9 and to promptly provide to Purchaser evidence of any claims payments with respect thereto.

Section 5.10. Litigation Support.

(a) In the event that and for so long as Seller or any of its Affiliates or Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action or claim by a third party or otherwise for legal compliance in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Retained Liabilities or the Retained Business, to the extent permitted by Law and contractual obligations, Purchaser and Seller shall, and shall cause their respective Affiliates (and its and their officers and employees) to, reasonably cooperate with Seller and Purchaser, respectively, and its counsel (at such requesting party’s cost) in such prosecution, contest or defenses, including by using reasonable best efforts to make available, upon reasonable written notice during normal business hours, its current and former personnel, and provide such testimony and access to its Books and Records as shall be reasonably necessary and requested by such requesting party in connection with such prosecution, contest or defense; provided that (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the cooperating party and (ii) the cooperating party shall not be obligated to provide access to, or disclose, information where such cooperating party determines, upon advice of counsel, that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law (it being understood that such cooperating party shall use its reasonable best efforts to provide such access or to make such disclosure in a manner that would not jeopardize such attorney-client privilege or contravene any such Law); provided, further, that Purchaser and Seller acknowledge and agree that this Section 5.10 shall not apply with respect to any Proceeding or other Action with respect to which Purchaser or its Affiliates are adverse to Seller or its Affiliates.

(b) From and after the Closing Date, each party shall promptly notify the other party of any third-party Proceeding with respect to the Business (i) that, with respect to Purchaser, would reasonably be expected to adversely affect any Retained Business or may affect, in whole or in part, any Retained Liability and (ii) that, with respect to the Seller Entities, would reasonably be expected to adversely affect the Purchased Assets or may affect, in whole or in part, any Assumed Liability. With respect to any such Proceeding (a “Specified Claim” XE "Specified Claim” \t “5.10(b)” ), the other party shall have the right, but not the obligation, at its option, (i) to participate in the defense, compromise or settlement of such Specified Claim and, at its own expense, to employ counsel of its own choosing for such purpose or (ii) to conduct and control all aspects of, at its expense and through counsel of its choosing, the defense, compromise and settlement of such Specified Claim. Seller and Purchaser shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to make available to each other, upon written request during normal business hours, its current and former officers, directors, employees, contractors, personnel and agents for fact finding, consultation and interviews and as witnesses to the extent that any such person may reasonably be required in connection with any such Proceeding in which the requesting party may from time to time be involved arising from, or relating to, the conduct of the Business or the Retained Business or with respect to any Assumed Liability or Retained Liability. Seller and Purchaser agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.10(b).

Section 5.11. Payments.

(a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks to the extent due to or in respect of the Business that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business to the extent that they are in respect of a Purchased Asset or Assumed Liability hereunder.

(b) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates after the Closing Date to the extent that they are not due to the Business or are in respect of the Retained Business, an Excluded Asset or a Retained Liability hereunder. For the avoidance of doubt, with respect to any Shared Contract of which portions are retained by (or assigned or novated to) Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, following the Closing, neither party shall, or permit its Affiliates to, waive any rights of the other party or its Affiliates (including any right to receive payment) under such Contracts, and each party shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the other (or its designated Affiliates) any monies or checks that have been sent to such party pursuant to such Shared Contracts after the Closing Date with respect to the portion thereof that is retained by the other party.

Section 5.12. Reserved.

Section 5.13. Non-Solicitation of Employees; Non-Competition.

(a) For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, as to any Business Employee who holds a job title of principal or above or who is employed in one of the functional groups listed in Section 5.13(a) of the Seller Disclosure Schedules (a “Purchaser Covered Person XE "Purchaser Covered Person" \t "5.13(a)" ”), Seller agrees that none of Seller or any of its Subsidiaries will solicit for employment or engagement, engage or hire any Purchaser Covered Person; provided that Seller and its Subsidiaries shall not be precluded from soliciting, hiring or taking any other action with respect to any such individual whose employment with the Business ceased at least three (3) months prior to the commencement of employment discussions between Seller (or any of its Subsidiaries) and such individual; and provided, further, that Seller and its Affiliates shall not be restricted from engaging in general solicitations or advertising not targeted at any such Purchaser Covered Persons. The parties hereto agree that if a Purchaser Covered Person requests that Purchaser waive the non-solicitation restrictions set forth in this Section 5.13(a) with respect to that Purchaser Covered Person, Purchaser shall consider such request in good faith.

(b) For a period of three (3) years from the Closing Date, without the prior written consent of Seller, as to any employee of Seller and its Subsidiaries that is not a Business Employee and who holds a job title of principal or above or who is employed in one of the functional groups listed in Section 5.13(a) of the Seller Disclosure Schedules (a “Seller Covered Person XE "Seller Covered Person" \t "5.13(b)" ”), Purchaser agrees that none of Purchaser or any of its Subsidiaries will solicit for employment or engagement, engage or hire any Seller Covered Person; provided that (i) neither Purchaser nor its Subsidiaries shall be precluded from soliciting, hiring or taking any other action with respect to any such individual whose employment with Seller or its Affiliates ceased at least three (3) months prior to the commencement of employment discussions between Purchaser (or any of its Subsidiaries) and such individual; (ii) Purchaser and its Affiliates shall not be restricted from engaging in general solicitations or advertising not targeted at any such Seller Covered Person; and (iii) in the event of any breach of this Section 5.13(b) by Purchaser with respect to any Seller Covered Person who holds a job title below the level of principal, prior to enforcing any of its rights under this Section 5.13(b), Seller must first provide Purchaser with written notice of such breach within thirty (30) days following the date when Seller first becomes aware of such breach and a period of ten (10) Business Days following Purchaser’s receipt of such notice to cure the breach. The parties hereto agree that if a Seller Covered Person requests that Seller waive the non-solicitation restrictions set forth in this Section 5.13(b) with respect to that Seller Covered Person, Seller shall consider such request in good faith.

(c) For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, Seller agrees not to, and to cause its Subsidiaries not to, design, produce, market or sell (i) Internet of Things applications (x) to be made available, offered or sold, directly or indirectly, to any Person (other than Seller and its Affiliates) for a fee and (y) that are designed to facilitate connectivity to physical equipment for the primary purpose of obtaining telemetry or similar data directly from such physical equipment or (ii) any other applications, products, services or solutions where the core functionality or core intended use is similar to the core functionality or core intended use of Axeda, Kepware or ThingWorx, in each case, specifically for the purpose of connectivity with physical equipment (and excluding any applications, products, services or solutions for the primary purpose of maintenance planning or strategy, asset performance management, resource planning or similar applications, products, services or solutions (collectively, “Excluded Applications”)) (a “Competing Business”); provided, that nothing herein shall preclude Seller from:

(i) owning five percent (5%) or less in the aggregate of any class of the outstanding securities or five percent (5%) or less in the aggregate in value of any class or series of voting debt of any Person, in each case in which neither Seller nor any of its Affiliates has the right to direct the management of such Person, or control such Person;

(ii) acquiring and, after such acquisition, owning an interest in and operating the business of any Person (or its successor) that is engaged in a Competing Business if such Competing Business generated less than the greater of (A) ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person prior to such acquisition and (B) $20 million in gross annual revenue from such Competing Business;

(iii) acquiring and, after such acquisition, owning an interest in and operating the business of any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated (1) ten percent (10%) or more, but less than fifty (50%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person prior to such acquisition (the “Revenue Measurement Period”) and (2) $20 million or more in gross annual revenue during the Revenue Measurement Period from such Competing Business, (B) subject to Section 5.13(c)(iii) of the Seller Disclosure Schedules, Seller uses its reasonable best efforts to enter, within six (6) months after the consummation of such acquisition, into a definitive agreement for the divestiture of a sufficient portion of a Competing Business of such Person to be in compliance with the restrictions set forth in this Section 5.13(c) and (C) Seller completes such disposition within nine (9) months of the date of such definitive agreement (the “Divestiture Period”); provided, that, if such divestiture has not been consummated due to (x) any applicable waiting period (including extension thereof) applicable to such divestiture under the HSR Act or under any other applicable Law not having expired or been terminated, or (y) the failure to procure or obtain any required governmental, regulatory or third-party Approvals applicable to such divestiture, then the Divestiture Period will automatically be extended so that it expires at the earlier of (x) one (1) week following the later of the expiration or termination of such waiting period and the procurement or obtainment of all such Approvals and (y) the eighteen (18) month anniversary of such definitive agreement;

(iv) exercising its rights or complying with its obligations under this Agreement or any of the Transaction Documents (including performing its obligations under any Shared Contracts or Restricted Assets, and performing any Competing Business for the benefit of Purchaser or its Affiliates as required or contemplated hereby or thereby);

(v) owning and operating the Retained Business, engaging in the Retained Business, and providing or engaging in applications, products, services, solutions, activities or systems (A) of a nature provided by Seller (or any of its Affiliates) apart from the Business as of the date of this Agreement and (B) of a nature provided by Seller (or any of its Affiliates) apart from the Business as of the Closing Date including reasonable extensions thereof in the case of this clause (B) that would not constitute Competing Businesses;

(vi) commercializing the applications, products, services or solutions of Seller and its Subsidiaries contemplated by or expressly permitted by the OEM Agreement pursuant to, and in accordance with, the terms therein;

(vii) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in any Competing Business, if (A) such joint venture, partnership or other strategic business relationship does not primarily engage in a Competing Business, (B) Seller would not otherwise have primary oversight over any Competing Business and (C) solely with respect to any joint venture, such joint venture does not generate more than (x) ten percent (10%) of its consolidated annual revenues from a Competing Business or (y) $20 million in gross annual revenue from a Competing Business;

(viii) entering into commercial agreements with any Person engaged in any Competing Business related solely to the purposes described in clause (ix) below; or

(ix) (A) utilizing, integrating, incorporating, processing, synchronizing, employing or manipulating any data or other outputs or applications, products, services or solutions of, or obtained from, any Competing Business with or into any applications, products, services or solutions of, or any data obtained from, Seller or its Affiliates, including any Excluded Applications or (B) utilizing, integrating, incorporating, processing, synchronizing, employing or manipulating any data or other outputs or applications, products, services or solutions of, or obtained from, Seller or its Affiliates, including any Excluded Applications, with or into any applications, products, services or solutions of, or any data obtained from, any Competing Business, in each case of clause (A) and (B) as long as none of the resulting applications, products or solutions sold by Seller or its Affiliates constitute a Competing Business.

The parties understand and acknowledge that immaterial, occasional, non-recurring, de minimis or inadvertent violations of this Section 5.13(c) (which, if capable of cure, are cured) by Seller or any of its Affiliates shall not be deemed a breach of this Section 5.13(c).

(d) Notwithstanding anything to the contrary set forth in this Section 5.13, this Section 5.13 shall not apply to or restrict (i) any acquiror (other than an Affiliate of Seller) of, or controlling group following a change of control of, (A) Seller, (B) any of Seller’s Affiliates, (C) any business of Seller or any of its Affiliates (in whole or in part) or (D) any of their respective assets; provided, that, for the avoidance of doubt, this Section 5.13 shall continue to bind Seller and its Subsidiaries following the events contemplated by this clause (i), or (ii) any Person that is not directly or indirectly controlled by Seller.

Section 5.14. Misallocated Assets. If, following the Closing, any right, property or asset not included in the Purchased Assets is found to have been transferred to Purchaser or any of its Affiliates in error, either directly or indirectly, Purchaser shall promptly transfer, or shall cause its Affiliates to transfer, at no additional cost, such right, property or asset (and any related Liability) to Seller or any of its Affiliates as indicated by Seller (and the provisions of Section 2.11(c) shall apply mutatis mutandis to such transfer). If, following the Closing, any right, property or asset included in the Purchased Assets and that should have been transferred at the Closing is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly, Seller shall promptly transfer, or shall cause its Affiliates to transfer, at no additional cost, such right, property or asset (and any related Liability) to Purchaser or an Affiliate as indicated by Purchaser (and the provisions of Section 2.11(c) shall apply mutatis mutandis to such transfer).

Section 5.15. Pre-Closing Amendment. At or prior to the Closing, Seller shall take the actions set forth on Section 5.15 of the Seller Disclosure Schedules.

Section 5.16. Financing Assistance.

(a) Prior to the Closing Date, Seller agrees to use reasonable best efforts to cause the Seller Entities and to direct their respective officers, directors and employees to use their reasonable best efforts to provide, and shall use its reasonable best efforts to cause the Seller Entities to direct their respective Representatives to provide, in each case at Purchaser’s sole expense, such reasonable cooperation as may be reasonably requested by Purchaser and that is necessary or customary for financings of the type contemplated in connection with the arrangement of Debt Financing, including using reasonable best efforts to:

(i) furnish to Purchaser pertinent and customary information regarding the Business as may be reasonably requested by Purchaser to the extent that such information is required in connection with obtaining Debt Financing; provided that (A) Seller and the Seller Entities shall only be obligated to deliver such information to the extent such information may be obtained from the books and records of Seller and the Business without undue effort or expense and without any delay in the timing of the consummation of the transactions contemplated by this Agreement and (B) Seller and the Seller Entities shall not be obligated to furnish any of the Excluded Information;

(ii) upon reasonable prior notice, cause members of management of the Business to participate in a reasonable number of virtual lender meetings and other presentations and due diligence sessions with prospective lenders, and sessions with ratings agencies, in each case in connection with obtaining Debt Financing and only to the extent customarily needed for financings of such type at reasonable times and, if applicable, locations to be mutually agreed;

(iii) cause members of management of the Business to reasonably assist Purchaser and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations and (B) materials for rating agency presentations, in each case, including identifying any portion of any such information that constitutes material, non-public information; provided that any such bank information memoranda, lender presentations or similar documents that includes disclosure and financial statements with respect to the Business shall only reflect Purchaser as the obligor(s) and no such bank information memoranda, lender presentations, materials or similar documents shall be issued by Seller or its Affiliates;

(iv) provide Purchaser with all documentation and other information with respect to the Business as shall have been reasonably requested in writing by Purchaser at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;

(v) reasonably assist with the pledging of collateral (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with the

Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Seller or any Seller Entity or any of their respective officers or employees);

(vi) assist with the preparation of any definitive financing documents as may be reasonably requested by Purchaser by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Business; and

(vii) provide documents (including lien releases and instruments of termination or discharge) as reasonably requested by Purchaser relating to the release of Liens with respect to the Purchased Assets; provided, that nothing in this Section 5.16(a)(vii) requires the Seller to deliver any releases or instruments of termination or discharge that would be effective prior to the Closing.

Notwithstanding anything to the contrary herein, nothing will require Seller or the Seller Entities to provide (or be deemed to require Seller or the Seller Entities to prepare) any (1) (A) historical financial statements or any other financial information, other than the Business Financial Information, or (B) pro forma financial statements, projections or any other prospective information, (2) description of all or any portion of the Debt Financing, including any “description of notes” or “description of other indebtedness”, and other information customarily provided by financing sources or their counsel, (3) risk factors relating to all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure, (4) “segment” financial information and separate subsidiary financial statements, (5) other information required by Rules 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act or Item 302 of Regulation S-K under the Securities Act, (6) information regarding officers or directors prior to consummation of the Transactions, any executive compensation and related party disclosure, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act, (7) information regarding affiliate transactions that may exist following consummation of the Transactions, (8) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro form adjustments, (9) information necessary for the preparation of any projected or forward-looking financial statements or other information that is not derivable without undue efforts or expense by the Seller from the books and records of Seller and the Business or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act (collectively, “Excluded Information” XE "Excluded Information” \t “5.16(a)” ).

(b) Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of Seller or its Affiliates, including the Business, or require any of them to provide any information that the Seller or its Affiliates do not otherwise already prepare in the ordinary course of its or their business that would be burdensome to prepare or (B) reasonably be expected to cause significant competitive harm to Seller or its Affiliates, including the Business, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 5.16 shall require cooperation to the extent that it would (A) subject any of Seller’s or its Affiliates’ respective directors, managers, officers or employees to any actual or potential personal Liability, (B) reasonably be expected to conflict with, or violate, the Seller’s or its Affiliates’ organization documents or any applicable Law or Judgment, or result in the contravention of, or violation or breach of, or default under, any Contract to which Seller or any of its Affiliates is a party, (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) none of Seller or any of its Affiliates shall be required to (A) pay any commitment or other similar fee or incur or assume any Liability or other obligation in connection with the Debt Financings or be required to take any action that would subject it to actual or potential Liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Financing or any information utilized in connection therewith (other than costs, expenses or payments promptly reimbursed by Purchaser hereunder), (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any applicable Law or Contract or is otherwise subject to the Access Limitations, or (D) waive or amend any terms of this Agreement or any other Contract to which Seller or any of its Affiliates is party and (iv) none of Seller or any of its Affiliates or their respective directors, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive document relating to the Debt Financing, with respect to the Debt Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, including any definitive document relating to the Debt Financing. To the extent that this Section 5.16 requires the Seller’s or the Seller Entities’ cooperation with respect to any of obligations relating to the Debt Financing, the Seller and the Seller Entities shall be deemed to have complied with this Section 5.16 for purposes of Article VIII of this Agreement if the Seller and the Seller Entities have provided Purchaser with the assistance required under this Section 5.16 with respect to the Debt Financing. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to Seller’s obligations under this Section 5.16, shall be deemed satisfied unless (i) the Debt Financing has not been obtained primarily as a result of Seller’s Willful Breach of Seller’s obligations under this Section 5.16, (ii) Purchaser has provided written notice to Seller of the alleged Willful Breach which notice shall specifically identify in good faith the alleged Willful Breach and reasonable steps to cure the alleged Willful Breach (which steps shall not expand or modify the obligations otherwise set forth in this Section 5.16) and (iii) Seller has not taken such steps or otherwise cured such breach within a reasonable time period after the initial written notice thereof. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.16 represent the sole obligation of Seller, the Seller Entities and their respective Representatives with respect to cooperation in connection with the Debt Financing. The Seller hereby consents to the use of the Business’ logos, brands and trademarks in connection with the Debt Financing so long as Seller has a reasonable opportunity to preview such use of logos, brands and trademarks and such logos, brands and trademarks (1) are used solely in a manner that is not intended to or likely to harm or disparage Seller, the Seller Entities or the Business and (2) are used solely in connection with a description of the Business or the Transaction (including in connection with any marketing materials related to the Debt Financing).

(c) The Seller and the Seller Entities shall have no Liability whatsoever to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 5.16. Purchaser shall indemnify, defend and hold harmless each of Seller, its Affiliates, and their respective Representatives from and against any and all Covered Losses suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 5.16 and the provision of any information utilized in connection therewith, except for Covered Losses suffered or incurred arising out of or resulting from (i) information provided by Seller, its Affiliates, or their respective Representatives or (ii) gross negligence, bad faith or willful misconduct by Seller, its Affiliates, or their respective Representatives. Purchaser shall, promptly upon written request of Seller, reimburse Seller and its Affiliates for all out-of-pocket fees, costs and expenses (including (i) reasonable and documented outside attorneys’ fees and (ii) fees and expenses of the Seller’s and its Affiliates’ accounting firms engaged to assist in connection with the Debt Financing, including participating in any meetings), in each case, to the extent incurred by Seller or its Affiliates (including those of their respective Representatives) in connection with the cooperation required by this Section 5.16. This Section 5.16 is intended to be for the benefit of, and shall be enforceable by, each of the Seller, its Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives and their respective heirs and legal representatives.

(d) None of the representations, warranties or covenants of Seller or its Affiliates set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Seller, its Affiliates or any of their respective Representatives at the request of Purchaser pursuant to this Section 5.16. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.16 represent the sole obligation of Seller, its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

Section 5.17. Representations and Warranties Insurance. Purchaser may procure a customary buy-side representations and warranties insurance policy relating to this Agreement (the “R&W Insurance Policy” XE "R&W Insurance Policy” \t “5.17” ) prior to the Closing, and if Purchaser procures a R&W Insurance Policy, Purchaser shall be solely responsible for the procurement of, and shall pay all costs and expenses in connection with the procurement of the R&W Insurance Policy. Purchaser shall cause any R&W Insurance Policy at all times to provide that the insurers thereunder may not, and Purchaser and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any way that would allow the insurer thereunder or any other Person to, subrogate or otherwise make or bring any Proceeding against Seller or any of its Affiliates or any past, present or future director, manager, officer, employee or advisor of any of the foregoing (collectively, the “Seller Parties” XE "Seller Parties” \t “5.17” ) based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the event of Fraud by Seller. Each of the Seller Parties is an express third-party beneficiary of this Section 5.17. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall it have the effect of, limiting or diminishing the Purchaser’s or any other Person’s right to seek or obtain recovery under an R&W Insurance Policy.

Section 5.18. Release.

(a) Effective as of the Closing, except for any rights or obligations of Seller or its Affiliates under, or contemplated by, this Agreement or any other Transaction Document or any agreement entered into pursuant thereto or in connection with the transactions contemplated hereby, Seller, on behalf of itself and each of its controlled Affiliates and each of its and their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, officers, directors, employees, managers, advisors or other Representatives or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Seller Parties” XE "Releasing Seller Parties” \t “5.18(a)” ), hereby irrevocably and unconditionally releases and forever discharges Purchaser and its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Purchaser Parties” XE "Released Purchaser Parties” \t “5.18(a)” ) of and from any and all actions, causes of action, suits, Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity (whether based upon contract, tort or otherwise), that the Releasing Seller Parties may have against each of the Released Purchaser Parties, now or in the future, in each case in respect of (i) any cause, matter or thing relating to the Business, the Purchased Assets or the Assumed Liabilities or (ii) any actions taken or failed to be taken by any of the Released Purchaser Parties in any capacity related to the Business, the Purchased Assets or the Assumed Liabilities, in each case of the foregoing clauses (i) and (ii), occurring or arising at or prior to the Closing (it being understood and agreed that none of the past, present or future advisors or other Representatives of Seller or any of its Affiliates or any heir, executor, administrator, successor or assign of any of the foregoing are Releasing Seller Parties for purposes hereof) (each, a “Seller Released Claim” XE "Seller Released Claim” \t “5.18(a)” ). Seller, on behalf of itself and each Releasing Seller Party, covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Seller Released Claim and waives any rights under California Civil Code Section 1542 or any similar provision of Law, which said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”.

(b) Effective as of the Closing, except for any rights or obligations of Purchaser or its Affiliates under, or contemplated by, this Agreement or any other Transaction Document or any agreement entered into pursuant thereto or in connection with the transactions contemplated hereby, Purchaser, on behalf of itself, each of its controlled Affiliates and each of its and their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, officers, directors, employees, managers, advisors or other Representatives or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Purchaser Parties” XE "Releasing Purchaser Parties” \t “5.18(b)” ), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Seller Parties” XE "Released Seller Parties” \t “5.18(b)” ) of and from any and all actions, causes of action, suits, Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity (whether based upon contract, tort or otherwise), that the Releasing Purchaser Parties may have against each of the Released Seller Parties, now or in the future, in each case in respect of (i) any cause, matter or thing relating to the Business, the Purchased Assets or the Assumed Liabilities or (ii) any actions taken or failed to be taken by any of the Released Seller Parties in any capacity related to the Business, the Purchased Assets or the Assumed Liabilities, in each case of the foregoing clauses (i) and (ii), occurring or arising at or prior to the Closing (it being understood and agreed that none of the past, present or future advisors or other Representatives of Purchaser or any of its Affiliates or any heir, executor, administrator, successor or assign of any of the foregoing are Releasing Purchaser Parties for purposes hereof) (the “Purchaser Released Claims” XE "Purchaser Released Purchaser Claim” \t “5.18(b)” ). Purchaser, on behalf of itself and each Releasing Purchaser Party, covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Purchaser Released Claim and waives any rights under California Civil Code Section 1542 or any similar provision of Law, which said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”.

(c) Notwithstanding anything to the contrary in this Section 5.18, in no event shall the foregoing releases in this Section 5.18 include (i) any claims or rights as a holder of any indebtedness of any Released Seller Party or Released Purchaser Party, (ii) for reimbursement, indemnification or contribution of a Releasing Seller Party or Releasing Purchaser Party in its individual capacity as an officer, director, manager, employee, advisor or Representative of a Released Seller Party or Released Purchaser Party, whenever arising, under the organizational documents of such Person, any insurance policy maintained by or on behalf of such Person, or under applicable Law, (iii) any claims or rights of any kind owed to any Releasing Seller Party or Releasing Purchaser Party in its individual capacity as an officer, director or employee of a Released Seller Party or Released Purchaser Party (including any obligations with respect to any compensation, benefits or similar amounts or payments owing to such Person), (iv) any Liability or Contract expressly contemplated by this Agreement or any other Transaction Document to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof (including any claims for Fraud), or (v) any commercial or trade agreements or arrangements in effect between Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, unrelated to this Agreement and the Transaction.

Section 5.19. Exclusivity. Prior to Closing, neither Seller nor any of its Affiliates shall, or instruct any of their Representatives to, (a) solicit, initiate, knowingly encourage any inquiry, proposal or offer with respect to a Competing Transaction or (b) participate in any discussions or negotiations with any third party regarding, or knowingly furnish to any third party any non-public information in connection with, any Competing Transaction. Seller shall, and shall direct its Representatives to, promptly cease any ongoing discussions with any Person (other than Purchaser and its Representatives) regarding any Competing Transaction.

Section 5.20. Referral Agreement. From the date hereof until the Closing, the parties hereto shall cooperate in good faith to negotiate a referral agreement in a form to be mutually agreed upon by the parties (the “Referral Agreement”), to be entered into as of the Closing; provided, that, if the parties hereto are unable to negotiate and enter into the Referral Agreement as of the Closing, the parties shall continue to cooperate in good faith to negotiate a Referral Agreement for up to three (3) months following the Closing.

Section 5.21. Transition Services Agreement Schedules; Supplemental Transition Services Agreement (s). From the date hereof until the Closing, Purchaser and Seller shall cooperate in good faith to finalize the schedules to the Transition Services Agreement (including identification of, and agreement on, dependent Services (as defined therein) and each applicable Supplemental Transition Services Agreement in any relevant jurisdiction to be entered into in connection with the Transition Services Agreement, in each case, on the basis of the drafts thereof attached to the form of the Transition Services Agreement as of the date hereof (the “Drafts”), taking into account in good faith the state of the negotiations thereof as reflected in such Drafts. The Parties agree that the pricing methodology for the schedules to the Transition Services Agreement shall be based on the Cost Methodology (as defined in the Transition Services Agreement), provided that the pricing methodology for services with respect to which service fees are reflected in the Drafts shall be as set forth in the Drafts. Unless otherwise mutually agreed, any additional services to be reflected in the schedules to the Transition Services Agreement shall be limited to services necessary to operate the Business in substantially the manner in which the Business was operated during the Reference Period (as defined in the Transition Services Agreement) in all material respects, and that were provided by Seller or its Affiliates to the Business during the twelve (12)-month period immediately preceding the Closing.

Section 5.22. Early Renewal Contracts. With respect to any Early Renewal Contract that has ARR with respect to the Business in excess of $100,000, Seller shall use reasonable best efforts to notify Purchaser, to the extent reasonably practical (and if not practical, promptly thereafter), of the renewal thereof prior to effecting such Early Renewal. From time to time upon the written request of the Purchaser, but in no event more than once per month, Seller shall provide Purchaser with a summary, with reasonable supporting details, in all material respects of the net impact on the ARR of the Business resulting from Early Renewal Contracts during the most recent practical period.

Article VI
CERTAIN TAX MATTERS

Section 6.1. Straddle Periods. In the case of any Straddle Period, (a) Property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) allocable to the Pre‑Closing Tax Period shall be computed as if such taxable period ended on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period.

Section 6.2. Tax Contests.

(a) If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Agreement, except to the extent that the other party is materially and actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Tax Claims.

(i) In the case of a Tax Claim of or with respect to any of the Purchased Assets, the Assumed Liabilities or the Business relating solely to Excluded Business Taxes, Seller shall have the exclusive right to control such Tax Claim; provided that (A) Seller shall provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Claim, (B) Seller shall consult with the Purchaser before taking any significant action in connection with such Tax Claim, (C) Seller shall consult with Purchaser and offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (D) Seller shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim and (E) Seller shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Seller may elect in writing not to control any Tax Claim that Seller otherwise has the right to control pursuant to Section 6.2(b)(i). In such a case, and with respect to any other Tax Claim (other than a Tax Claim described in Section 6.2(c)), Purchaser shall control such Tax Claim and Seller shall have the rights afforded to Purchaser in Section 6.2(b)(i).

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding (including any Tax Claim) (x) in respect of any Income Tax Return of Seller or any of its Affiliates that relate solely to a Tax period ending on or prior to the Closing Date or (y) with respect to any Tax Return of a consolidated, combined, affiliated or unitary group that includes Seller or any of its Affiliates; provided, Seller shall control any Tax Claim relating to any non-U.S. Income Tax Return of Seller or any of its Affiliates that is not a Tax Return described in clause (y) but Purchaser shall have the rights described in clauses (A) and (E) of Section 6.2(b)(i) with respect to any such Tax Claim.

Section 6.3. Cooperation and Exchange of Information.

(a) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VI or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information (including, for the avoidance of doubt, any audited or unaudited financial statements necessary to, or relevant, in preparing such Tax Returns), which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. The party requesting cooperation shall reimburse the other party for any reasonable out-of-pocket expenses incurred by such other party in connection with such cooperation.

(b) Purchaser shall use commercially reasonable efforts to retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Business, Purchased Assets or Assumed Liabilities for the respective Tax periods ending on or prior to the Closing Date until the later of (x) sixty (60) days following the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) six (6) years following the due date (without extension) for such Tax Returns. Thereafter, Purchaser may dispose of them after offering Seller reasonable notice and opportunity to take possession of such Tax Returns and other documents at Seller’s own expense.

Section 6.4. Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a)(1) of the Code or any similar provision of U.S. state or local or non-U.S. Law), Seller, Purchaser and their respective Affiliates shall treat any and all payments under Section 2.9 and Section 2.14, and any and all payments for indemnification under Article IX as purchase price adjustments for U.S. federal income and applicable state, provincial, local, and non-U.S. tax purposes; provided, however, that any amount that is required for Tax purposes to be treated as imputed interest under Section 483 or any other applicable provision of the Code or any similar provision of U.S. state or local or non-U.S. Law shall be treated accordingly for applicable Tax purposes.

Section 6.5. Tax Actions. From and after the Closing, except as required by applicable Law, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not cause or permit any of its Affiliates to, (i) make, change or revoke any Tax election with respect to the Business, Purchased Assets or Assumed Liabilities with respect to the Pre-Closing Tax Periods, (ii) amend or cause to be amended any Tax Return of or with respect to the Business, Purchased Assets or Assumed Liabilities for any Pre-Closing Tax Period, (iii) take any action on the Closing Date after the Closing that is outside the ordinary course of business with respect to the Business, Purchased Assets or Assumed Liabilities and not otherwise contemplated by this Agreement, or (iv) initiate discussions or examinations with Taxing Authorities regarding Taxes of the Business, Purchased

Assets or Assumed Liabilities, or make any voluntary disclosures with respect thereto with respect to Pre-Closing Tax Periods.

Section 6.6. Transfer Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer (including real estate transfer), documentary, stamp, value added, goods and services or similar Taxes (including in each case such Taxes collected via withholding) and related fees imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes” XE "Transfer Taxes” \t “6.6” ) shall be borne and paid one-half by Purchaser and one-half by Seller; provided, however, that any Transfer Taxes arising from or attributable to transactions effected through India Foreign Acquisition Agreement shall be allocated in accordance with the terms of India Foreign Acquisition Agreement, to the extent such agreement provides otherwise. The party responsible under applicable Law for filing any Tax Return with respect to Transfer Taxes shall prepare and timely file such Tax Return and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b) The parties hereto agree that the Transaction is intended to constitute, to the extent permitted by applicable Law, the transfer of a “trade or business” or a “going concern” for applicable non-U.S. Tax purposes, and the parties shall not take any contrary tax position on any tax return or any tax audit in any non-U.S. jurisdiction except as required by a contrary final determination by an applicable taxing authority in such jurisdiction. The parties hereto shall use reasonable efforts to ensure that, to the extent permitted by Law, (x) the Transaction is not treated for the purposes of any Transfer Tax Law in any non-U.S. jurisdiction as a sale, purchase, or supply of (i) goods, (ii) assets or (iii) services, in each case for applicable Transfer Tax purposes, and (y) no Transfer Tax be chargeable in respect of the Transaction.

Article VII
CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. Approvals or termination or expiration of any applicable waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act and under the Antitrust Laws and FDI Laws of the jurisdictions listed on Section 7.1(a) of the Seller Disclosure Schedules prior to the Closing shall have been obtained or shall have occurred.

(b) No Injunctions or Restraints. No applicable Law shall be in effect, and no injunction or other Judgment issued by any court of competent jurisdiction shall have been entered and remain in effect, in each case, which prevents the consummation of the Transaction.

Section 7.2. Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of Seller’s Fundamental Representations shall be true and correct in all material respects (except in the case of Section 3.1, without giving effect to any “material” or “Business Material Adverse Effect” qualifier or other similar qualifier therein) on and as of the date of this Agreement and the Closing Date as if made on such date (other than any such representative or warranty that expressly relates to a specified date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of Seller set forth in Section 3.6(b) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on such date and (iii) all other representations and warranties of Seller contained in Article III of this Agreement (without giving effect to any “material” or “Business Material Adverse Effect” qualifier or other similar qualifier therein) shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of such date (other than any such representation or warranty that expressly relates to a specified date, which representation and warranty shall be so true and correct on the date so specified) except, with respect to clause (iii), where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) No MAE. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.

(d) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3. Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of Purchaser’s Fundamental Representations shall be true and correct in all material respects (without giving effect to any “material” or “Purchaser Material Adverse Effect” qualifier or other similar qualifier therein) on and as of the date of this Agreement and the Closing Date as if made on such date (other than any such representation and warranty that expressly relates to a specified date, which representation and warranty shall be true and correct on the date so specified), and (ii) all of the other representations and warranties of Purchaser contained in Article IV of this Agreement (without giving effect to any “material” or “Purchaser Material Adverse Effect” qualifier or other similar qualifier therein) shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of such date (other than any such representation and warranty that expressly relates to a specified date, which representation and warranty shall be true and correct on the date so specified) except, with respect to clause (ii), where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION; EFFECT OF TERMINATION

Section 8.1. Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if any of Purchaser’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and is not curable by the Outside Date or, if curable, has not been cured in a manner sufficient to allow the satisfaction of such condition by the earlier of (i) the date that is thirty (30) Business Days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by Purchaser, if any of Seller’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and is not curable in a manner sufficient to allow the satisfaction of such condition by the Outside Date or, if curable, has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided, that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b); and provided, further, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller is pursuing specific performance of, or other equitable remedies with respect to, Purchaser’s obligations hereunder;

(d) by Seller or by Purchaser, if the Closing shall not have occurred on or prior to 5:00 p.m. (Eastern Time) on August 5, 2026 (such date, as may be so extended pursuant to this Agreement, the “Outside Date” XE "Outside Date” \t “8.1(d)” ); provided, however, that if any of the conditions set forth in Section 7.1(a) or, solely as it relates to any Antitrust Law or FDI Law, Section 7.1(b) has not been satisfied or waived on or prior to such date but all other conditions to the Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date) or waived, the Outside Date shall automatically and without the need for any further action by any Person become 5:00 p.m. (Eastern Time) on November 5, 2026; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date; and provided, further, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Seller is pursuing specific performance of, or other equitable remedies with respect to, Purchaser’s obligations hereunder.

(e) by Seller or by Purchaser, if (i) an Approval under the HSR Act or another Approval required under Section 7.1(a) shall have been denied and such denial shall have become final and nonappealable or (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; or

(f) by Seller, if (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by the delivery of certificates or other documents at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date), (ii) Purchaser shall have failed to complete the Closing within five (5) Business Days following the date the Closing should have been consummated pursuant to Section 2.3 hereof, and (iii) Seller stood ready, willing and able to consummate the Transaction and the other transactions contemplated hereby on that date and Seller had given Purchaser written notice on or prior to such date, irrevocably confirming that fact; provided that during such five (5) Business Day period immediately following the date the Closing should have been consummated pursuant to Section 2.3, neither party shall be entitled to terminate this Agreement pursuant to Section 8.1(d).

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated and the Transaction is abandoned pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect, except, subject in all respects to this Section 8.2, for the provisions of Section 5.3, Section 5.5, Section 5.16 relating to Purchaser’s reimbursement and indemnification obligations, this Article VIII and Article X (and any other section or article of this Agreement referenced in such provisions which are required to survive in order to give appropriate effect to such provisions), and there will be no Liability on the part of Seller or Purchaser to the other party. Subject in all respects to this Section 8.2, nothing in this Section 8.2 shall be deemed to release any party from any Liability for Fraud or Willful Breach, in each case, prior to such valid termination, by such party of the terms and provisions of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to and in accordance with Section 8.1, the sole and exclusive remedies of each party with respect to this Agreement and the transactions contemplated hereby shall be (i) the right to specific performance as and to the extent permitted by Section 10.6, (including with respect to specifically enforcing such party’s rights under this Section 8.2) and (ii) the right to seek monetary damages from the other party in the event of such other party’s breach of any of its obligations under this Agreement or with respect to Fraud or Willful Breach of such other party, in each case, prior to such termination of this Agreement, by such party of the terms and provisions of this Agreement; provided, that in no event shall any party be subject to monetary damages for breaches of this Agreement in an amount in excess of $120 million (the “Damage Cap XE "Damage Cap" \t "8.2(b)" ”) (which amount is not intended to be a penalty or liquidated damages). Upon payment in full of monetary damages equal to the Damage Cap, the paying party, its Affiliates and their respective officers, directors, employees partners, equity holders, managers and Representatives shall not have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents or the Transaction; provided, that, while Seller may seek both an award of specific performance in accordance with Section 10.6 and payment of monetary damages, in no event will Seller be entitled to (A) payment of monetary damages prior to the earlier of the Closing or the termination of this Agreement or in excess of the amount of the Damage Cap or (B) receive both (x) payment of any monetary damages for Purchaser’s failure to consummate the Closing and (y) a grant of specific performance to consummate the Closing pursuant to Section 10.6 or any other equitable remedy against Purchaser of any of its Affiliates that results in the Closing. For the avoidance of doubt, nothing in this Section 8.2 shall limit Seller’s right to seek specific performance or other equitable relief prior to a valid termination of this Agreement as permitted by Section 10.6. The termination of this Agreement shall not affect the rights, obligations or agreements of any party pursuant to the Confidentiality Agreement.

Section 8.3. Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

Article IX
INDEMNIFICATION

Section 9.1. Survival. None of the representations and warranties, covenants and agreements in this Agreement shall survive the Closing, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, which shall survive indefinitely or until the latest date permitted by applicable Law, and (ii) this Article IX and Article X (and any corresponding definitions set forth in Article I). This Section 9.1 shall not limit any covenant or agreement of the parties hereto contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the parties hereto contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing. Notwithstanding the foregoing, subject to Section 10.15, nothing in this Agreement shall limit (a) any party’s rights, remedies or ability to recover any amounts in the case of Fraud or (b) limit or restrict the Purchaser’s recovery against the R&W Insurance Policy, which claims shall not be subject to the survival limitations set forth in this Section 9.1.

Section 9.2. Indemnification by Seller.

(a) Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and its and their respective officers, directors, employees, agents, equityholders, successors and assigns (collectively, the “Purchaser Indemnified Parties” XE "Purchaser Indemnified Parties” \t “9.2(a)” ), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any covenant or agreement of Seller contained in this Agreement to be performed by Seller following the Closing and (ii) any Retained Liabilities.

(b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for any Covered Losses pursuant to Section 9.2(a) to the extent that such Covered Losses are reflected in the Closing Purchase Price.

Section 9.3. Indemnification by Purchaser. Subject to the provisions of this Article IX), effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and its and their respective officers, directors, employees, agents, equityholders, successors and assigns (collectively, the “Seller Indemnified Parties” XE "Seller Indemnified Parties” \t “9.3” ), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (a) any breach of any covenant or agreement of Purchaser contained in this Agreement to be performed by Purchaser following the Closing and (b) any Assumed Liability.

Section 9.4. Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party” XE "Indemnified Party” \t “9.4(a)” ) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party” XE "Indemnifying Party” \t “9.4(a)” ) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim” XE "Third Party Claim” \t “9.4(a)” ), describing in reasonable detail (i) the facts and circumstances with respect to the subject matter of such claim or demand and (ii) the Indemnified Party’s good faith expectation of the basis for indemnification (taking into account the information then available to the Indemnified Party); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced by such failure (as determined by a court of competent jurisdiction), it being agreed that notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such covenant or agreement. Notwithstanding anything to the contrary herein, to the extent a Third Party Claim relates to Taxes, such Third Party Claim shall be governed by Section 6.2(b) and not this Section 9.4.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to, Section 9.2(a) or Section 9.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, if (i) the Third Party Claim relates to or arises in connection with any criminal Action or (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing Books and Records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any Judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or Judgment does not involve any injunctive or other equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or any of its Affiliates and expressly unconditionally releases the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim. No Indemnified Party will consent to the entry of any Judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.

Section 9.5. Exclusive Remedy and Release. Purchaser and Seller acknowledge and agree that, except for claims for Fraud or as expressly set forth in the other Transaction Documents, following the Closing, (x) the indemnification provisions of Section 9.3 and specific performance of this Agreement pursuant to Section 10.6 shall be the sole and exclusive remedies of Seller and (y) the indemnification provisions of Section 9.2 and specific performance of this Agreement pursuant to Section 10.6 shall be the sole and exclusive remedies of Purchaser with respect to matters specifically set forth therein and the R&W Insurance Policy shall be the sole and exclusive remedies of Purchaser with respect to all other matters (including the breach of any representation or warranty contained herein), in each case of the foregoing clauses (x) and (y), for any Covered Losses and any other losses and Liabilities (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law, or otherwise) that such party hereto may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any party hereto, or any failure by any party hereto to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement. Without limiting the generality of the foregoing and in furtherance thereof, from and after the Closing, the parties hereto hereby irrevocably waive (i) any right of rescission of this Agreement, and (ii) other than as provided in the foregoing, any claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement.

Section 9.6. Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered or are recoverable by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are actually recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third party insurers and any other third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party upon written request of the Indemnifying Party.

Section 9.7. Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article IX) or in any other Transaction Document, (i) neither party shall be liable to the other party or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include any amounts, in each case, for (a) any consequential, special, incidental or indirect damages (including lost profits, diminution of value, or damages calculated on multiple of earnings or other metrics approaches), in each case except to the extent reasonably foreseeable or payable to a third party or (b) any punitive damages except to the extent payable to a third party and (ii) in no event shall Seller’s maximum aggregate indemnifiable liability pursuant to Section 9.2(a) and in connection with any breach of any covenant or agreement of Seller contained in any other Transaction Document exceed an amount equal to the Final Purchase Price.

Section 9.8. Mitigation. Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.

Article X
GENERAL PROVISIONS

Section 10.1. Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party hereto shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.2. Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned in whole or in part (including by operation of law in connection with a merger or consolidation or conversion) by Purchaser or Seller without the prior written consent of Seller (in the case of Purchaser) or Purchaser (in the case of Seller), which may be withheld in the absolute discretion of the party with such consent right, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that (i) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Purchaser without the consent of Seller, but must remain liable hereunder, (ii) following the Closing, Seller may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Seller without the consent of Purchaser, but must remain liable hereunder, (iii) Seller may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that acquires all or substantially all of Seller’s assets related to this Agreement, whether by merger, stock purchase, asset purchase or otherwise without the consent of Purchaser (including any entity that acquires all or substantially all of the assets of Seller or any division or business segment of Seller), but, in each case Seller must remain liable hereunder and the applicable assignee must agree in writing to bound by the terms of this Agreement and the Transaction Documents applicable to Seller and any remaining obligations of Seller under this Agreement and the Transaction Documents will be fully assumed by such Person (including by operation of Law, if applicable), (iv) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that acquires all or substantially all of Purchaser’s assets related to this Agreement, whether by merger, stock purchase, asset purchase or otherwise without the consent of Seller (including any entity that acquires all or substantially all of the assets of Purchaser), but, in each case Purchaser must remain liable hereunder and the applicable assignee must agree in writing to bound by the terms of this Agreement and the Transaction Documents applicable to Purchaser and any remaining obligations of Purchaser under this Agreement and the Transaction Documents will be fully assumed by such Person (including by operation of Law, if applicable), (v) Seller may assign its rights and interests (but not its obligations) under this Agreement to any debt financing sources (or the agents for such debt financing sources) as collateral security without the consent of Purchaser but, in each case, must remain liable hereunder and (vi) Purchaser and its Affiliates may assign their rights and interests (but not their obligations) under this Agreement to any of the Debt Financing Sources (or the agents for the Debt Financing Sources) as collateral security without the consent of Seller, but, in each case, must remain liable hereunder. Notwithstanding the foregoing, Purchaser may not assign any of its rights, interests and obligations under this Agreement without the written consent of Seller to the extent any incremental withholding or other Tax is reasonably expected to be incurred by Seller or any of its Affiliates as a result of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, executors, administrators and permitted assigns.

Section 10.3. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 10.4. No Third-Party Beneficiaries. Subject to Section 10.13, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that (a) the Seller Parties are intended third-party beneficiaries of, and may enforce, Section 5.17, (b) the Released Purchaser Parties and the Released Seller Parties are third-party beneficiaries of, and may enforce, Section 5.18, to the extent applicable to such Released Purchaser Parties or Released Seller Parties, (c) the Related Parties of Seller or Purchaser, as applicable, are intended third-party beneficiaries of, and may enforce, Section 10.15, to the extent applicable to such Related Parties and (d) following the Closing, the Indemnified Parties are intended third-party beneficiaries of, and may enforce, the provisions of Article IX to the extent applicable to such Indemnified Parties.

Section 10.5. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested and without receipt by the sender of an automated notice of non-delivery), and shall be directed to the address set forth below (or at such other address or email address as such party shall designate by like notice):

(i) if to Purchaser,

c/o TPG Global, LLC

301 Commerce Street

Suite 3300

Fort Worth, TX 76102
Attention: Office of General Counsel

Deirdre Harding

Matthew Cowcher
Email: officeofgeneralcounsel@tpg.com

dharding@tpg.com

mcowcher@tpg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Ctr

San Francisco, CA 94111
Attention: Jason Freedman

Minh-Chau Le

Reed Harasimowicz
Email: jason.freedman@ropesgray.com

minh-chau.le@ropesgray.com

reed.harasimowicz@ropesgray.com

(ii) if to Seller,

PTC Inc.

Attention: General Counsel

121 Seaport Blvd

Boston MA 02210

Email: generalcounsel@ptc.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Eric M. Swedenburg
Jakob Rendtorff

William N. Lay
Email: eswedenburg@stblaw.com
jrendtorff@stblaw.com

william.lay@stblaw.com

with a further copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: John R. Pitfield

Email: jpitfield@choate.com

Section 10.6. Specific Performance.

(a) Subject to Section 8.2, the parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Transaction) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security. The parties hereto acknowledge and agree that, prior to the Closing, the Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or to enforce specifically the terms and provisions of this Agreement to prevent breaches of, or enforce compliance with, this Agreement.

(b) Notwithstanding Section 10.6(a), Seller will be entitled to specific performance of Purchaser’s obligation to cause the Equity Financing to be funded and to consummate the Closing if and only if (i) all conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions assuming a Closing were to occur at the time such obligation is sought to be enforced), (ii) Purchaser has failed to consummate the Closing by the fifth (5th) Business Day following the date on which the Closing is required to have occurred pursuant to Section 2.3 and (iii) Seller has confirmed in an irrevocable written notice to Purchaser that if specific performance is granted and the Equity Financing is funded, then Seller will take such actions within its control as are required of it to cause the Closing to occur.

(c) The parties further agree that (i) by seeking the remedies provided for in this Section 10.6, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 10.6 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.6 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 10.6 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Action pursuant to this Section 10.6 or anything set forth in this Section 10.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement or the Equity Commitment Letter that may be available then or thereafter. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief in accordance with this Section 10.6 on the basis that the other party has an adequate remedy at Law or that any award of specific performance is unenforceable, invalid, contrary to Law, inequitable or not appropriate for any reason. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Notwithstanding anything to the contrary set forth herein, prior to earlier of the Closing or the valid termination of this Agreement pursuant the terms of Article VIII, specific performance and injunctive relief under this Section 10.6 shall be the parties’ sole remedy for any breach or alleged breach of this Agreement.

Section 10.7. Governing Law and Jurisdiction. Subject to Section 10.13, this Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware’s principles of conflicts of law. In addition, each of the parties hereto (a) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that (x) any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named court or (iii) should be stayed by reason of the pendency of some other Proceeding in any court other than the above-named court, or (y) this Agreement or the subject matter hereof may not be enforced in or by the above-named court. Each party hereto agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.

Section 10.8. Waiver of Jury Trial. SUBJECT TO SECTION 10.13, EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH (INCLUDING IN CONNECTION WITH THE DEBT FINANCING) OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS (INCLUDING IN CONNECTION WITH THE DEBT FINANCING). NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 10.8. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10. Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each party hereto and delivered (by e-mail or otherwise) to the other party. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.11. Expenses. Except as otherwise provided herein, whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, including, with respect to the Seller Entities, the Transaction Expenses.

Section 10.12. Interpretation; Absence of Presumption. It is understood and agreed that the specification of any Dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either party hereto or any of its Affiliates, in any Proceeding or Action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. Notwithstanding any materiality, “Business Material Adverse Effect XE "Business Material Adverse Effect" \t "10.12" ” or “Purchaser Material Adverse Effect XE "Purchaser Material Adverse Effect" \t "10.12" ” qualifications in any of the representations and warranties of Seller or Purchaser in this Agreement, for administrative ease, certain items, information or other matters may be included in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules that are not necessarily limited to items, information or matters required to be disclosed by this Agreement to be reflected in the Seller Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, considered by Seller to be material to the Business or the financial condition or results of operations of the Business or considered by Seller or Purchaser to reasonably be expected to have a Business Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Nothing contained in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement. The fact that any item, information or other matter has been included, referred to or disclosed in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules (a) shall not be construed to establish, in whole or in part, any standard of the extent disclosure is required (including any standard of materiality), for purposes of such schedules; (b) does not represent a determination by Seller or Purchaser, as applicable, that such item did not arise in the ordinary course of business; and (c) shall not constitute an admission or indication by Seller or Purchaser, as applicable, that such disclosure is required to be made pursuant to any of the representations and warranties contained in this Agreement. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to

“Dollars XE "Dollars" \t "10.12" ” or “$” shall mean U.S. dollars, and whenever conversion of values to or from any currency other than U.S. Dollars for a particular date or period shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of 10:00 a.m. New York time on the last Business Day of the calendar month prior to the applicable date or dates; (v) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” means “and/or”; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (x) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties hereto or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents and prior drafts of this Agreement or any Transaction Document or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any Transaction Document shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (xiv) when reference is made to information that has been “made available,” “provided” or “delivered” to Purchaser or its Representatives, such reference shall only include any information maintained in the “Project Titan VDR” electronic data room hosted by Intralinks and accessible to Purchaser for a period beginning at least forty-eight (48) hours prior to the date hereof through the date hereof.

Section 10.13. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and its Subsidiaries, hereby: (a) agrees that any Action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon Seller or its Subsidiaries in any such Action shall be effective if notice is given in accordance with Section 10.5, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights to trial by jury in any Action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Debt Financing Sources Related Parties will have any liability to the Seller or any of its Subsidiaries (in each case, other than Purchaser and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Purchaser against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (g) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.13 and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section in a manner materially adverse to the Debt Financing Sources) shall not be amended in any way material and adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

Section 10.14. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. Purchaser waives and will not assert, and agrees to cause its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person” XE "Designated Person” \t “10.14” ) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including in connection with a dispute with Purchaser or its Affiliates (including in respect of any claim for indemnification by Purchaser), by Simpson Thacher & Bartlett or Choate, Hall & Stewart LLP (collectively, “Seller Counsel” XE "Seller Counsel” \t “10.14” and such representation the “Current Representation” XE "Current Representation” \t “10.14” ). Purchaser will not assert, and agrees to cause its Subsidiaries not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication during the Current Representation between Seller Counsel, on the one hand, and any Designated Person, on the other hand solely regarding this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not Purchaser or its Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Purchaser or its Affiliates shall have the right to use any such communications or to access the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates, or to internal counsel relating to such engagement. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any entities related to the Business or any of their respective Affiliates, on the one hand, and a third party after the Closing, on the other hand, Purchaser may assert, or cause any entities related to the Business to assert, the attorney-client privilege to prevent disclosure of confidential communications by Seller Counsel to such third party.

Section 10.15. Non-Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement and any other Transaction Document may only be enforced against, and any Action for breach of this Agreement or any other Transaction Document may only be made against, the entities that are expressly identified herein as parties to this Agreement or such other Transaction Document and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, Representatives, shareholders, members, managers, partners, successors and assigns of any party hereto or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, Representative, shareholder, member, manager, partners, successor and assign of any of the foregoing (collectively, “Related Parties” XE "Related Parties” \t “10.15” ) that is not a party hereto or thereto shall have any Liability for any Liabilities of the parties hereto or thereto for any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, such Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith, and none of the parties hereto or thereto shall have any rights of recovery in respect hereof against any Related Party that is not a party hereto or thereto and no personal Liability shall attach to any Related Party that is not a party hereto or thereto through any party hereto, thereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through an Action (whether in tort, contract or otherwise) by or on behalf of a party hereto against any Related Party that is not a party hereto or thereto, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law or otherwise. Notwithstanding anything to the contrary in this Section 10.15, nothing in this Section 10.15 shall be deemed to limit an Action for Fraud or any Liabilities of, or claims against, any party to any Transaction Document or serve as a waiver of any right on the part of any party to such Transaction Document to initiate any Action permitted pursuant to, and in accordance with, the specific terms of such Transaction Document.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

PTC Inc.

By: /s/ Kristian Talvitie
Name: Kristian Talvitie
Title: Executive Vice President and Chief Financial Officer

PARROT US BUYER, L.P.

By: Parrot Borrower, L.P.

its general partner

By: Parrot Intermediate, L.P.

its general partner

By: TPG X Goose Holdings Aggregator, L.P.

its general partner

By: TPG Partners X SPV GP, LLC

its general partner

By: /s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer